Exhibit 10.7

Execution Version

SECOND LIEN CREDIT AGREEMENT

Dated as of October 22, 2018

among

GLOBE INTERMEDIATE CORP.,

as Holdings,

GOBP HOLDINGS, INC.,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto, and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

DEUTSCHE BANK SECURITIES INC. and

JEFFERIES FINANCE LLC

as Joint Lead Arrangers and Joint Bookrunners

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-ii-

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-v-

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SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(c)	Mortgaged Property
Schedule 8.12	Subsidiaries
Schedule 8.15	Owned Real Property
Schedule 9.17	Post-Closing Obligations
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.4	Dispositions
Schedule 10.5	Investments
Schedule 10.8	Negative Pledge Clauses
Schedule 10.11	Transactions with Affiliates
Schedule 13.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Promissory Note (Initial Term Loans)
Exhibit G-1	Form of Equal Priority Intercreditor Agreement
Exhibit G-2	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Affiliated Lender Assignment and Acceptance
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of United States Tax Compliance Certificate
Exhibit L	Form of Intercompany Subordinated Note
Exhibit M	Form of Perfection Certificate
Exhibit N	Form of Notice of Voluntary Prepayment

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SECOND LIEN CREDIT AGREEMENT, dated as of October 22, 2018, among GLOBE INTERMEDIATE CORP., a Delaware Corporation (“Holdings”; as hereinafter further defined), GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”; as hereinafter further defined), the Lenders (as hereinafter defined) from time to time party hereto, and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrower, Holdings, the financial institutions signatory thereto as lenders (the “Existing Lenders”), Morgan Stanley Senior Funding, Inc., as the administrative agent and collateral agent, are party to a Second Lien Credit Agreement, dated as of October 21, 2014 (as amended prior to the date hereof, the “Existing Credit Agreement”; as hereinafter further defined);

WHEREAS, in connection with the foregoing, the Borrower has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Section 6 below, the Lenders extend credit to the Borrower in the form of $150,000,000 in aggregate principal amount of Initial Term Loans to be borrowed on the Closing Date (the “Initial Term Loan Facility”);

WHEREAS, contemporaneously with the borrowing under the Initial Term Loan Facility, the Borrower will (i) borrow $725,000,000 in aggregate principal amount of first lien term loans (the “First Lien Initial Term Loans”) and (ii) receive commitments under a first lien revolving credit facility in an initial aggregate principal amount of $100,000,000 (the “Revolving Credit Facility” and, together with the First Lien Initial Term Loans and any other term loan or revolving credit facility effective under the First Lien Credit Agreement, the “First Lien Facilities”) pursuant to the First Lien Credit Agreement (as defined below);

WHEREAS, the proceeds of the Initial Term Loans, together with the proceeds of the First Lien Initial Term Loans and borrowings under the Revolving Credit Facility, and a portion of the Borrower’s and its Subsidiaries’ cash on hand, will be used to pay the 2018 Dividend, the Existing Debt Refinancing and the Transaction Expenses;

WHEREAS, the Lenders have indicated their willingness to extend such credit on the terms and subject to the conditions set forth below;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a second priority lien (such priority subject to Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the Credit Documents), including a pledge of all of the Capital Stock of each of its Subsidiaries (other than any Excluded Capital Stock); and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, each Guarantor has agreed to guarantee all of its Obligations and to secure its guarantees by granting to the Collateral Agent, for the benefit of the Secured Parties, a second priority lien (such priority subject to Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the Credit Documents), including a pledge of all of the Capital Stock of each of their respective Subsidiaries (other than any Excluded Capital Stock).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.    Definitions.

1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“2018 Dividend” shall mean the declaration and payment of a Restricted Payment in the form of a dividend to Holdings, Holdings’ declaration and payment of a dividend or other distribution to its Parent Entity and its Parent Entity’s declaration and payment of a dividend or other distribution to the holders of its Capital Stock (including related payments to the holders of equity options and similar rights) in each case in an aggregate amount not to exceed $156,000,000.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect for such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Eurodollar Rate for a one month Interest Period determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, if the ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If the Administrative Agent shall have determined (which determination should be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event.

“Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, equivalent authorities for IFRS, or, if applicable, the SEC.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“acquired Person” shall have the meaning provided in Section 10.1(k)(i)(D).

“Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger, amalgamation, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (b) Capital Stock of any other Person such that such other Person becomes a Restricted Subsidiary and (c) additional Capital Stock of any Restricted Subsidiary not then held by the Borrower or any Restricted Subsidiary.

“Acquisition Consideration” shall mean, in connection with any Acquisition, the aggregate amount (as valued at the Fair Market Value of such Acquisition at the time such Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such Acquisition, whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Acquisition) to be established in respect thereof by Holdings, the Borrower or its Restricted Subsidiaries.

“Additional ECF Reduction Amounts” shall mean the sum, without duplication, of:

(i)    without duplication of amounts deducted pursuant to clause (v) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash or accrued during such period, except to the extent that such Capital Expenditures or acquisitions of Intellectual Property were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(ii)    cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iii)    without duplication of amounts deducted pursuant to clause (v) below in prior fiscal years, the amount of Investments made in cash (other than Investments made pursuant to Sections 10.5(b), (f), (g), (h), (i), (j), (l), (n) and (s)) during such period, except to the extent that such Investments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iv)    without duplication of amounts deducted pursuant to clause (b)(vii) of the definition of the term “Excess Cash Flow”, the amount of Restricted Payments (other than

Restricted Investments) paid in cash during such period, except to the extent that such Restricted Payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business; and

(v)    without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (B) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”) in the case of each of clauses (A) and (B), relating to Acquisitions (or other similar Investments), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business); provided that, to the extent that the aggregate amount of cash actually utilized to finance such Acquisitions (or other similar Investments), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of the mandatory prepayment required for such following period of four consecutive fiscal quarters under Section 5.2(a)(ii), at the end of such period of four consecutive fiscal quarters.

“Additional Lender” shall have the meaning provided in Section 2.14(d).

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc. or any successor to Morgan Stanley Senior Funding, Inc. appointed in accordance with the provisions of Section 12.11, together with any Persons that are appointed as sub-agents in accordance with Section 12.4, in each case, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office and, as appropriate, the account of the Administrative Agent set forth on Schedule 13.2 or such other office or account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by agreement or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. For purposes of this Agreement and the other Credit Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliated Lender” shall mean a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Affiliated Lender Assignment and Acceptance” shall have the meaning provided in Section 13.6(g)(C).

“Agents” shall mean each of the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Second Lien Credit Agreement.

“AHYDO Catch Up Payment” shall mean any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, in each case to avoid the application of Section 163(e)(5) of the Code thereto.

“Alternative Currency” shall mean, subject to Section 1.8, any freely transferable currency reasonably acceptable to the Administrative Agent.

“Applicable Laws” shall mean, as to any Person, any international, foreign, provincial, territorial, federal, state, municipal, and local law (including common law and Environmental Laws), statute, regulation, by-law, ordinance, treaty, rule, order, code, regulation, decree, guideline, judgment, consent decree, writ, injunction, settlement agreement, governmental requirement and administrative or judicial precedents enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean, with respect to the Initial Term Loans, (x) 7.25% for Eurodollar Loans per annum and (y) 6.25% for ABR Loans per annum.

“Approved Foreign Bank” shall have the meaning provided in the definition of the term “Cash Equivalents”.

“Approved Fund” shall have the meaning provided in Section 13.6(b).

“Asset Sale Prepayment Event” shall mean any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any Disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary); provided that the term “Asset Sale Prepayment Event” shall include only Dispositions (or a series of related Dispositions) made pursuant to clauses (c), (d)(ii), (g), (j), (q), (r) and (t) of Section 10.4.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.6) substantially in the form of Exhibit H or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any Manager, any Vice President, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member, managing director, general partner or authorized signatory thereof, any other senior officer of Holdings, the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by Holdings, the Borrower or any other Credit Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Credit Party, and, solely for purposes of notices given pursuant to Sections 2, 3, 4 or 5, any other officers of the applicable Credit Party so designated by any of the foregoing Persons in a notice to the Administrative Agent or any other officer of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings, the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”), subject to the last sentence of this definition, an amount (which shall not be less than zero) equal at such time to (a) the sum of, without duplication:

(i)    the amount (which amount shall not be less than zero) equal to 100.0% of Cumulative Consolidated EBITDA less the product of 1.50 times the Borrower and its Restricted Subsidiaries’ consolidated Fixed Charges for such corresponding period;

(ii)    to the extent not already included in the calculation of Cumulative Consolidated EBITDA, the aggregate amount of all Returns (to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary from any Investment to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (other than the portion of any such dividends and other distributions that is used by the Borrower or any Restricted Subsidiary to pay taxes related to such amounts);

(iii)    to the extent not already included in the calculation of Cumulative Consolidated EBITDA, the aggregate amount of all repayments made in cash or Cash Equivalents of principal received by the Borrower or any Restricted Subsidiary from any Investment to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary and that constituted Investments;

(iv)    to the extent not already included in the calculation of Cumulative Consolidated EBITDA or in the calculation of Available Equity Amount pursuant to clauses (iv) and (v) of the definition thereof or applied to prepay the Term Loans in accordance with Section 5.2(a)(i), the First Lien Term Loans in accordance with Section 5.2(a)(i) of the First Lien Credit Agreement (or any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) or to prepay, repurchase, redeem, defease, acquire, or make any other similar payment on any Permitted Additional Debt or on any Credit Agreement Refinancing Indebtedness, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Investment to any Person other than to the Borrower or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; and

(v)    the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to Section 9.14(d) or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries pursuant to Section 10.3 or the amount of assets of an Unrestricted Subsidiary Disposed of to the Borrower or a Restricted Subsidiary, in each case following the Closing Date and at or prior to the Available Amount Reference Time, in each case, such amount not to exceed the lesser of (x) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving pro forma effect to such re-designation or merger, amalgamation or consolidation or the Fair Market Value of the assets so Disposed of and (y) the amount originally invested from the Available Amount by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary (provided that, in the case of original investments made in cash, the Fair Market Value shall be such cash value);

minus (b) the sum, without duplication and without taking into account the proposed portion of the Available Amount calculated above to be used at the applicable Available Amount Reference Time, of:

(i)    the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 10.5 after the Closing Date and prior to the Available Amount Reference Time;

(ii)    the aggregate amount of any Restricted Payments made by the Borrower using the Available Amount pursuant to Section 10.6(f) after the Closing Date and prior to the Available Amount Reference Time; and

(iii)    the aggregate amount expended on prepayments, repurchases, redemptions, acquisitions, defeasances and other similar payments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 10.7(a) after the Closing Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” shall have the meaning provided in the definition of the term “Available Amount.”

“Available Equity Amount” shall mean, at any time (the “Available Equity Amount Reference Time”), an amount (which shall not be less than zero) equal at such time to (a) the sum of, without duplication:

(i) the aggregate amount of cash and the Fair Market Value of marketable securities or other property, in each case, contributed to the capital of the Borrower or the proceeds received by the Borrower from the issuance of any Capital Stock (or Incurrences of Indebtedness that have been converted into or exchanged for Qualified Capital Stock), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time, but excluding:

(A) all proceeds from the issuance of Disqualified Capital Stock;

(B) any Excluded Contribution; and

(C) any Cure Amount;

(ii) the Fair Market Value or, if the Fair Market Value of such Term Loans cannot be ascertained, the Fair Market Value shall be the purchase price of such Term Loans (which shall not in any event be calculated in excess of par) of Term Loans contributed directly or indirectly by a Permitted Holder or a Non-Debt Fund Affiliate to the Borrower during the period after the Closing Date through and including the Available Equity Amount Reference Time; plus

(iii) the greater of (x) $104,000,000 and (y) 65.00% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to any such Available Equity Amount Reference Time (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date; plus

(iv) to the extent not already included in the calculation of Cumulative Consolidated EBITDA, the aggregate amount (which amount shall not be less than zero) of any Retained Asset Sale Proceeds retained by the Borrower and its Restricted Subsidiaries during the period after the Closing Date through and including the Available Equity Amount Reference Time; plus

(v) to the extent not already included in the calculation of Cumulative Consolidated EBITDA, the aggregate amount (which amount shall not be less than zero) of any Retained Refused Proceeds retained by the Borrower and its Restricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time; plus

(vi) the aggregate amount of all Returns (to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time;

minus (b) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i)    the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 10.4(d) after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii)    the aggregate amount of any Restricted Payments made by the Borrower using the Available Equity Amount pursuant to Section 10.6(f) after the Closing Date and prior to the Available Equity Amount Reference Time; and

(iii)    the aggregate amount of prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments, made by the Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 10.7(a) after the Closing Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” shall have the meaning provided in the definition of the term “Available Equity Amount.”

“Available RP Capacity Amount” shall mean the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 10.6(b), (f), (l), (s), and (v) minus the sum of the amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to (A) make Restricted Payments in reliance on Sections 10.6(b), (f), (l), (s) and (v) and (B) incur Indebtedness pursuant to Section 10.1(w) utilizing the Available RP Capacity Amount.

“Average Store Consolidated EBITDA” shall mean, with respect to any Test Period, the numeric average of the aggregate amount of Consolidated Store EBITDA of Grocery Stores in the Designated Sample calculated beginning in the 18th fiscal month and continuing through and including the 29th fiscal month, in each case, after the month in which such Grocery Stores were opened (e.g., the sum of each such Grocery Store’s Consolidated Store EBITDA for such Test Period, divided by the number of applicable Grocery Stores in the Designated Sample).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Basel III” shall mean, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring”, and “Guidance for National Authorities Operating the Countercyclical Capital Buffer”, each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Beneficial Owner” shall mean, in the case of a Lender, the beneficial owner of any amounts payable under any Credit Document for U.S. federal withholding tax purposes.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning provided in the preamble to this Agreement and shall include any Successor Borrower, to the extent applicable.

“Borrower Materials” shall have the meaning provided in Section 13.2.

“Borrowing” shall mean and include (a) the Incurrence of one Class and Type of Initial Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans) and (b) the Incurrence of one Class and Type of Incremental Term Loan on an Incremental Facility Closing Date (or resulting from conversions on a given date after the applicable Incremental Facility Closing Date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) if the applicable Business Day relates to any Eurodollar Loans, any day on which dealings in deposits in U.S. Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (c) all fixed asset additions financed through Financing Lease Obligations Incurred by the Borrower and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:

(i)    expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(ii)    the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii)    the purchase of property, plant or equipment to the extent financed with the proceeds of Dispositions outside the ordinary course of business (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(iv)    expenditures that constitute any part of Consolidated Lease Expense,

(v)    expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Restricted Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(vi)    the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii)    any expenditures made as payments of the consideration for an Acquisition (or other Investments) and expenditures made in connection with the Transactions and any amounts recorded pursuant to purchase accounting required under GAAP pertaining to Acquisitions (or other Investments) or the Transactions,

(viii)    any capitalized interest expense and internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries or capitalized as Capitalized Software Expenditures and Capitalized Research and Development Costs for such period, or

(ix)    any non-cash compensation or other non-cash costs reflected as additions to property, plant and equipment, Capitalized Software Expenditures and Capitalized Research and Development Costs in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Capitalized Research and Development Costs” shall mean, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Captive Insurance Company” shall mean each Subsidiary of the Borrower formed from time to time that engages primarily in the business of insuring risks of the Borrower and its Subsidiaries.

“cash equivalents” shall have the meaning ascribed to such term under GAAP.

“Cash Equivalents” shall mean:

(a)    Dollars;

(b)    Australian Dollars, Canadian Dollars, Euros, Pounds Sterling or any national currency of any participating member state of the EMU;

(c)    other currencies held by the Borrower or the Restricted Subsidiaries from time to time in the ordinary course of business;

(d)     securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(e)    securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;

(f)    commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender;

(g)    commercial paper or variable or fixed rate notes maturing no more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;

(h)    time deposits with, or domestic and eurocurrency certificates of deposit, demand deposits or bankers’ acceptances maturing no more than two years after the date of acquisition thereof and overnight bank deposits, in each case, issued by, any Lender or any other bank having combined capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination);

(i)    repurchase obligations for underlying securities of the type described in clauses (d), (e) and (h) above entered into with any bank meeting the qualifications specified in clause (h) above or securities dealers of recognized national standing;

(j)    marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency);

(k)    readily marketable direct obligations issued by any non-U.S. government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating with maturities of 24 months or less from the date of acquisition;

(l)    Investments with average maturities of no more than 24 months from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(m)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within 24 months after the date of acquisition thereof, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and who otherwise meets the qualifications specified in clause (f) above (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(n)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(o)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (n) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign Rating Agencies and (ii) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (n) of this paragraph;

(p)    investment funds investing 90.0% of their assets in securities of the types described in clauses (a) through (o) above;

(n)    to the extent not otherwise included, cash amounts receivable by the Borrower or any Restricted Subsidiary from independent operators related to daily Grocery Store receipts and amounts receivable and other payment intangibles due to the Borrower or any Restricted Subsidiary from any Credit Card Issuer.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a), (b) and (c) above; provided that such amounts are converted into any currency or securities listed in clauses (a) through (d) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement entered into from time to time by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean (a) any Person that is a Lender, Lead Arranger, Joint Bookrunner, Agent or any Affiliate of a Lender, Lead Arranger, Joint Bookrunner or Agent at the time it provides any Cash Management Services or any Person that shall have become a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services and (b) on and after the First Lien Termination Date, any other Person that is a “Cash Management Bank” (as defined in the First Lien Credit Agreement) immediately prior to the First Lien Termination Date.

“Cash Management Obligations” shall mean obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Permitted Holders or any Guarantor has occurred;

(b)    Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any one or more Permitted Holders) or (B) Persons (other than any one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) (but excluding any employee benefit plan of such Person or group or any entity acting in its capacity as trustee, agent or other fiduciary or administrator for such plan), including any group acting for the purpose of acquiring, holding or Disposing of Capital Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings or IPO Entity) (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (or any successor provision) in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings, Successor Holdings or IPO Entity), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors (or similar position) having a majority of the aggregate votes on the Board of Directors of Holdings (or, for the avoidance of doubt, any New Holdings, Successor Holdings or IPO Entity);

(c)    unless a Holdings Termination Event has occurred, at any time prior to an IPO of the Borrower (or, for the avoidance of doubt, a Successor Borrower), the failure of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings), directly or indirectly through wholly owned subsidiaries, to own beneficially and of record, all of the Capital Stock of the Borrower; and/or

(d)    the occurrence of a “change of control” or any comparable event under, and as defined in the First Lien Credit Agreement (or any documentation governing any Permitted Refinancing Indebtedness in respect of any Refinancing thereof) or the documentation governing any other First Lien Obligations or Second Lien Obligations (in each case, other than any Cash Management Agreement or Hedging Agreement).

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or “group” shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement, (ii) if any “group” includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings or IPO

Entity) beneficially owned, directly or indirectly, by any Permitted Holders that are part of such “group” shall not be treated as being beneficially owned by any other member of such “group” for purposes of determining whether a Change of Control has occurred and (iii) a Person or “group” will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Voting Stock of such Parent Entity. For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50.0% or more of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings, Successor Holdings or IPO Entity) is directly or indirectly owned by a Parent Entity, all references to Holdings (or, for the avoidance of doubt, any New Holdings, Successor Holdings or IPO Entity) shall be deemed to refer to its ultimate Parent Entity (but excluding any Permitted Holder (other than any Permitted Parent)) that directly or indirectly owns such Voting Stock.

“Claims” shall have meaning provided in the definition of Environmental Claims.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans (of the same Class) or Extended Term Loans (of the same Extension Series), and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or an Incremental Term Loan Commitment (of the same Class), and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” shall mean the date of the initial Credit Event under this Agreement, which date is October 22, 2018.

“Closing Date Indebtedness” shall mean Indebtedness outstanding on the Closing Date and, to the extent in excess of $15,000,000, described on Schedule 10.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided for such term or a similar term in each of the Security Documents; provided that, with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” or a similar term as defined therein.

“Collateral Agent” shall mean Morgan Stanley Senior Funding, Inc. or any successor thereto appointed in accordance with the provisions of Section 12.11, together with any Person that is appointed as a sub-agent in accordance with Section 12.4, as the collateral agent for the Secured Parties.

“Commitment” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment or Incremental Term Loan Commitment, as applicable.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.2.

“Company” shall mean Grocery Outlet Inc., a California corporation.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated October 2018, delivered to the prospective lenders in connection with this Agreement.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, Capital Expenditures, including Capitalized Software Expenditures, intangible assets established through recapitalization or purchase accounting, and the accretion or amortization of OID resulting from the Incurrence of Indebtedness at less than par, of such Person for such period on a consolidated basis and as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(a)    without duplication and to the extent already deducted or, in the case of clauses (vi) and (viii) below, to the extent not included (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)    provision for taxes based on income or profits or capital, and sales taxes, including, without limitation, federal, foreign, state, local, franchise, unitary, property, excise, value added and similar taxes and foreign withholding taxes of such Person and any distributions or payments pursuant to Sections 10.6(g)(i) or 10.6(g)(iii), in each case, paid or accrued during such period (including taxes in respect of expatriated or repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations),

(ii)    Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, bank and letter of credit fees, debt rating monitoring fees and net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization of deferred financing fees, OID or costs, costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (A) through (N) thereof,

(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period,

(iv)    the amount of any restructuring charge, accrual or reserve or non-recurring (on a per-transaction basis) integration costs and related costs and charges, including proposed or actual hiring and on-boarding of any senior level executives and any one-time (on a per-transaction basis) costs or charges incurred in connection with Acquisitions and other Investments or Tax Restructurings, including costs, expenses and charges incurred in conforming Grocery Stores acquired in connection with Permitted Acquisitions and similar Investments to the branding and aesthetic standards of the Borrower and its Subsidiaries (including in respect of signage, labor, training, leaseholder improvement, remodeling, fixtures, firmware and equipment) and costs, charges and expenses, including put arrangements and headcount reductions or other similar actions including severance charges in respect of employee termination or relocation costs, excess pension charges, severance and lease termination expenses and other expenses and/or costs, including excess pension charges, related to the closure, discontinuance, consolidation and/or integration of locations, information technology infrastructure, legal entities (including any legal entity restructuring), Grocery Stores and/or facilities,

(v)    any other non-cash charges, including (A) all non-cash compensation expenses and costs, (B) the non-cash impact of recapitalization or purchase accounting, (C) the non-cash impact of accounting changes or restatements, (D) any non-cash portion of Consolidated Lease Expense and (E) other non-cash charges; provided that, to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent; and provided, further, that amortization of a prepaid cash item that was paid in a prior period shall be excluded),

(vi)    the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income,

(vii)    the amount of management, monitoring, consulting and advisory fees, termination payments, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Permitted Holders (including any termination fees payable in connection with the early termination of management and monitoring agreements and any expenses paid in connection with the shareholders agreements applicable to any Parent Entity) (including amortization thereof) and any directors’, officers’, employees’, consultants’ and board of directors’ fees or reimbursements (including pursuant to any management agreement) in any such case to the extent otherwise permitted under Section 10.11 or to (or on behalf of) Affiliates of the Borrower on or prior to the Closing Date (and following the Closing Date, with respect to any indemnification or other amounts owed in respect of arrangements in effect prior to the Closing Date),

(viii)    pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, Acquisitions and other Investments, Dispositions, any Permitted Change of Control and other similar transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives projected by the Borrower in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Borrower), in any such case, within eight fiscal quarters after the date of consummation of such merger, business combination, Acquisition or other Investment, Disposition, any Permitted Change of Control or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiative; provided that, for the purpose of this clause (viii), (I) any such adjustments shall be added to Consolidated EBITDA for each Test Period until fully realized and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant Test Period and shall be calculated net of the amount of actual benefits realized from such actions, (II) any such adjustments shall be reasonably identifiable and (III) no such adjustments shall be added pursuant to this clause (viii) to the extent duplicative of any items related to adjustments included in the definition of “Consolidated Net Income”, clause (iv) above or pursuant to the effects of Section 1.11 (it being understood that for purposes of the foregoing and Section 1.11 “run rate” shall mean the full recurring benefit that is associated with any such action),

(ix)    Receivables Fees and the amount of loss on Dispositions of receivables and related assets to the Receivables Subsidiary in connection with a Qualified Receivables Facility,

(x)    (A) any deductions, charges, costs or expenses (including compensation charges and expenses) incurred or paid by the Borrower or any Restricted Subsidiary pursuant to any management equity plan, share option plan, a “phantom” stock plan or any other management or employee benefit plan or agreement, pension plan, any severance agreement, non-compete agreement or any equity subscription or shareholder agreement or any distributor equity plan or agreement or in connection with grants of stock appreciation or similar rights or other rights to directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Borrower or any of its Restricted Subsidiaries and the employer portion of payroll taxes associated therewith, to the extent funded with cash contributed to the capital of the Borrower or the Net Cash Proceeds of an issuance of Capital Stock of the Borrower (other than Disqualified Capital Stock) solely to the extent that such Net Cash Proceeds are excluded from the calculation of the Available Equity Amount, and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Borrower or any of its Restricted Subsidiaries,

(xi)    cash received in respect of acquired contingent commission revenue in such period, to the extent such revenue does not constitute Consolidated Net Income in such period; provided that if such revenue later constitutes Consolidated Net Income in a subsequent period, it will reduce Consolidated EBITDA in such period to the extent such revenue so constitutes Consolidated Net Income;

(xii)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not otherwise included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xiii)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities), and any other items of a similar nature,

(xiv)    in respect of any Hedging Obligations that are terminated (or early extinguished) prior to the stated settlement date, any loss (or gain as applicable) reflected in Consolidated Net Income in or following the quarter in which such termination or early extinguishment occurs,

(xv)    all adjustments of the type that are described on pages 40 and 41 of the Public Lender Presentation, to the extent such adjustments, without duplication, continue to be applicable to such period,

(xvi)    costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to, on or after the Closing Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions and other restructuring and integration and transition costs, costs associated with inventory category and distribution optimization programs, pre-opening, opening and other business optimization expenses (including software development costs), future lease commitments, consolidation, discontinuance and closing and consolidation costs and expenses for locations, facilities and/or Grocery Stores, contract termination payments (including future lease payments), signing, retention and completion bonuses, costs related to entry and expansion into new markets (including consulting fees) or the exit from existing markets (including with respect to the termination of customer, vendor, supplier, lease or other contracts), marketing costs related to rebranding efforts, marketing costs incurred in connection with new Grocery Store openings and in connection with the entry and expansion into new markets and to modifications to pension and post-retirement employee benefit plans, system design, establishment and implementation costs and project start-up costs,

(xvii)    adjustments consistent with Regulation S-X of the Securities Act,

(xviii)    earn-out obligations and other post-closing obligations to sellers (including transaction tax benefit payments or to the extent accounted for as bonuses or otherwise) incurred in connection with any Acquisition or other Investment permitted under this Agreement (including any Acquisition or other Investment consummated prior to the Closing Date) or adjustments thereof, which is paid or accrued during the applicable period,

(xix)     one-time start-up costs and expenses for Grocery Stores, any costs or expenses incurred by the Borrower or any Restricted Subsidiaries associated with any Grocery Store openings and any Capital Expenditures made in connection with any such opening to the extent expensed,

(xx)     costs related to the implementation of operational and reporting systems and technology initiatives and one-time Public Company Costs,

(xxi)    the amount of any charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest or minority interest of any third party,

(xxii)    charges, expenses or losses incurred in connection with any Tax Restructuring,

(xxiii)    charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees,

(xxiv)    charges relating to the sale of products in new locations, including, without limitation, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing,

(xxv)    add-backs and adjustments of the type set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any Permitted Acquisition or other Investment; and

(xxvi)    charges or losses on any loans and advances to independent operators of Grocery Stores;

less

(b)    without duplication and to the extent included in arriving at such Consolidated Net Income of such Person for such period, decreased by, without duplication, any non-cash gains, but excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period, plus

(c)    the New Stores Adjustment,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I)    there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and

(II)    there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (I) and (II) of the immediately preceding proviso with respect to acquisitions and Dispositions occurring prior to, on and following the Closing Date and, without any duplication of any adjustments already included in the amounts below, other adjustments contemplated by Section 1.11, clause (a)(viii), (a)(xv) and (a)(xvi) above or clause (c) above, Consolidated EBITDA shall be deemed to be $42,943,206, $43,131,813, $37,040,332 and $38,263,864, respectively, for the fiscal quarters ended September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Interest Expense for such period; provided that, for purposes of calculating the Consolidated EBITDA to Consolidated Interest Expense Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated First Lien Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) outstanding under the First Lien Credit Agreement as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Permitted Change of Control, Acquisition or other Investment) and all other Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) secured by Liens on the Collateral that rank senior in priority to the Liens on the Collateral securing the Obligations minus (b) the aggregate amount of cash and cash equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and cash equivalents which are or should be listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or cash equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Consolidated First Lien Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a)    the consolidated cash interest expense of such Person for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person to the extent included in the calculation of Consolidated Total Debt (but, including in any event, (i) all commissions, discounts and other cash fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (ii) the cash interest component of Financing Lease Obligations, (iii) net cash payments, if any, made (less net cash payments, if any, received), pursuant to obligations under Hedging Agreements for any such Indebtedness) and (iv) Restricted Payments on account of Disqualified Capital Stock made pursuant to Section 10.6(r), but in any event excluding, for the avoidance of doubt,

(A)    the accretion or amortization of original issue discount resulting from the Incurrence of Indebtedness at less than par;

(B)    amortization or write off of deferred financing costs, debt issuance costs, commissions, fees and expenses;

(C)    any accretion or accrual of, or accrued interest on discounted liabilities not constituting Indebtedness during such period and any prepayment, redemption, repurchase, defeasance, acquisition or similar premium, make-whole, breakage, penalty or inducement or other loss in connection with the early Refinancing or modification of Indebtedness paid or payable during such period;

(D)    any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof and any interest in respect of Indebtedness not otherwise included in the definition of “Consolidated Total Debt” (other than as described in clauses (i) through (iv) in the parenthetical to clause (a) above);

(E)    penalties or interest relating to taxes and any other amount of non-cash interest resulting from the effects of the acquisition method of accounting or pushdown accounting;

(F)    non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815 (Derivatives and Hedging);

(G)    any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates and any payments with respect to make-whole and redemption premiums or other breakage costs in respect of any Indebtedness;

(H)    all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities;

(I)    any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting;

(J)    any expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments (excluding, for the avoidance of doubt, the Commitment Fees (as defined in the First Lien Credit Agreement));

(K)    any lease, rental or other expense in connection with Non-Financing Lease Obligations,

(L)    Receivables Fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Facility,

(M)     any capitalized interest, whether paid in cash or otherwise; and

(N)    any other non-cash interest expense, including capitalized interest, whether paid or accrued;

less

(b)    cash interest income of the Borrower and the Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of any Person during such period in respect of Non-Financing Lease Obligations for real or personal property (including in connection with Sale Leasebacks), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transactions and pursuant to an Acquisition (or other Investment) to the extent that such rental expenses relate to Non-Financing Lease Obligations (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Financing Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) the effects from applying purchase accounting.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, attributable to such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication, and on an after-tax basis to the extent appropriate,

(a)    any extraordinary, exceptional, unusual or nonrecurring gains, losses or expenses; costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs; earn-out payments or other consideration paid or payable in connection with an Acquisition to the extent recorded as cash compensation expense; severance costs (which may include, for the avoidance of doubt, the forgiveness of amounts that arose from, or reserves in connection with, advances paid to financial planners that had not yet been repaid at the time of severance); relocation costs; integration costs; pre-opening, opening, consolidation, discontinuation, integration and closing costs and expenses for locations, facilities, Grocery Stores, information technology infrastructure and/or for legal entities (including any legal entity restructuring); recruiting fees, signing, retention and completion bonuses (and the employer portion of payroll taxes associated therewith), transition costs, restructuring costs, accruals, reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves and any restructuring charge relating to any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements; business optimization charges, including related to new product introductions; systems implementation charges; charges relating to entry into a new market; consulting charges; product and intellectual property development; charges; software development charges; charges associated with new systems design; project startup charges; charges in connection with new operations; corporate development charges; internal costs in respect of strategic initiatives; duplicative rent expense and in respect of the implementation of any enhanced accounting function (including in connection with becoming a standalone entity or public company); charges in connection with curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities); and charges related to litigation settlements, fines, judgments, orders or losses and related costs and expenses, in each case shall be excluded,

(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles, including if reflected through a restatement or retroactive application, during such period,

(c)    any net gains or losses realized on (i) Disposed of, discontinued or abandoned operations (which shall not, unless the Borrower otherwise elects, include assets then held for sale), or (ii) the sale or other Disposition of any Capital Stock of any Person, shall be excluded,

(d)    any net gains or losses realized attributable to asset Dispositions, other than those in the ordinary course of business, as determined in good faith by the Borrower, and Dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers, shall be excluded,

(e)    the Net Income for such period of any Person that is not the Borrower or a Restricted Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(f)    solely for the purpose of determining the amount available under clause (i) of the definition of “Available Amount”, the Net Income for such period of any Restricted Subsidiary (other than any Credit Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, (other than: (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Agreement or the Second Lien Credit Agreement and (iii) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents or the First Lien Credit Documents (as determined by the Borrower in good faith)) unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)    any income (loss) (and all related fees and expenses or charges related thereto) from the purchase, acquisition, early extinguishment, conversion or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(h)    any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, Investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates, warranties, inventories and other chargebacks (including government program rebates), shall be excluded,

(i)    any (i) non-cash compensation expense as a result of grants of equity appreciation or similar rights, profits interests, equity options, phantom equity, restricted equity or other rights or equity incentive programs and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock or options, phantom equity, profits interests or other rights with respect thereto by, or to, future, current or former officers, directors, employees, managers or consultants of Holdings, the Borrower or any of the Restricted Subsidiaries, or any Parent Entity or Equityholding Vehicle, (ii) income (loss) attributable to deferred compensation plans or trusts and (iii) any expense (including taxes) in respect of payments made to option holders or holders of profits interests, phantom equity, restricted equity or restricted equity units of the Borrower or any Parent Entity or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Borrower or any Parent Entity or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests, phantom equity, restricted equity or restricted equity units as though they were equityholders at the time of, and entitled to share in, such distribution (to the extent such distribution to equityholders is excluded from Consolidated Net Income), shall be excluded,

(j)    any fees and expenses (including any transaction or retention bonus, similar payments, commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, Investment, asset Disposition, Change of Control or any Permitted Change of Control, Incurrence, Refinancing, prepayment, redemption, repurchase, acquisition, defeasance, extinguishment, retirement or repayment of Indebtedness, issuance of Capital Stock (including any IPO), or amendment, supplement or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken, but not completed and/or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(k)    accruals and reserves that are established or adjusted as a result of the Transactions or after the closing of any Acquisition, any Permitted Change of Control or Investment in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application in accordance with GAAP, shall be excluded,

(l)    the effects from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, Deferred Revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions or any other consummated Acquisition, or the amortization or write-off of any amounts thereof, shall be excluded,

(m)    any foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Borrower shall be excluded,

(n)    any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the Latest Maturity Date, shall be excluded,

(o)    the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included,

(p)    Transaction Expenses and Permitted Change of Control Costs including ((i) payment of any severance and the amount of any other success, change of control or similar bonuses or payments payable to any current or former employee, director, officer or consultant of the Borrower or any of its Restricted Subsidiaries as a result of the consummation of the Transactions without the requirement of any action on the part of the Borrower or any of its Restricted Subsidiaries, and (ii) costs in connection with payments related to the rollover, acceleration or payout of Capital Stock held by management and members of the board of the Borrower and its Restricted Subsidiaries or Parent Entities, including the payment of any employer taxes related to the items in this clause (p), and similar costs, expenses or charges incurred in connection with the Transactions or a Permitted Change of Control) shall be excluded,

(q)    income or expense related to changes in the fair value of contingent liabilities recorded in connection with the Transactions or any Acquisition or other Investment shall be excluded,

(r)    proceeds received from business interruption insurance (to the extent not reflected as revenue or income in Net Income and to the extent that the related loss was deducted in the determination of Net Income), shall be included,

(s)    charges, losses, lost profits, expenses or write-offs to the extent indemnified, reimbursed or insured by a third party, including expenses covered by indemnification or reimbursement provisions in connection with the Transactions, an Acquisition or any other Investment, in each case, to the extent that indemnification, reimbursement or insurance coverage has not been denied, the Borrower in good faith believes that such amounts are recoverable from such indemnitors, reimbursers or insurers, and so long as such amounts are actually paid or reimbursed to the Borrower or any of its Restricted Subsidiaries in cash or Cash Equivalents within one year after the related amount is first added to Consolidated Net Income pursuant to this clause (s) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated Net Income during the next measurement period), shall be excluded; provided that such amounts shall only be included in Consolidated Net Income under clause (i) of the definition of “Available Amount” after such amounts are actually reimbursed in cash,

(t)    any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures shall be excluded; provided that, if any such non-cash items represent an accrual or reserve for cash payments in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period, but only to the extent of such non-cash expense, accrual or reserve excluded pursuant to this clause (t),

(u)    any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, shall be excluded,

(v)    any gain or loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Net Income in prior periods and excluded from, or included in, as applicable, Consolidated Net Income pursuant to the preceding clause (u) shall be included,

(w)    any expense to the extent a corresponding amount is received in cash by the Borrower or any Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries shall be excluded; provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(x)    all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Facility shall be excluded, and

(y)    the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration and the employer portion of any payroll taxes associated therewith shall be excluded.

“Consolidated Secured Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) outstanding under this Agreement and under the First Lien Credit Agreement as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with any Permitted Change of Control, Acquisition or other Investment) and all other Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) secured by Liens on the Collateral minus (b) the aggregate amount of cash and cash equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and cash equivalents which are or should be listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or cash equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Consolidated Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Store EBITDA” shall mean a Grocery Store’s Consolidated EBITDA excluding any costs or income that would be recorded as Distribution, General and administrative, and Marketing and advertising costs in the Company’s consolidated statements of income as calculated in the detailed store database maintained by the Company.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any Permitted Change of Control, Acquisition or other Investments), consisting of third party indebtedness for borrowed money, Unpaid Drawings (as defined in the First Lien Credit Agreement), Financing Lease Obligations and third-party debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and cash equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and cash equivalents which are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or cash equivalents for purposes of any “netting” pursuant to clause (b) of this definition. It is also understood that no Receivable Facility shall be considered Indebtedness of the type included in the definition of “Consolidated Total Debt”.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (excluding all cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including (for purposes of both clauses (a) and (b)) current and long-term Deferred Revenue but excluding (for purposes of both clauses (a) and (b) above, as applicable), without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness (including Letter of Credit Obligations (as defined in the First Lien Credit Agreement)) under the Revolving Credit Facility, any Additional/Replacement Revolving Credit Facility (as defined in the First Lien Credit Agreement), any Extended Revolving Credit Facility (as defined in the First Lien Credit Agreement) or any other revolving credit facility that is effective in reliance on Section 10.1(b) or Section 10.1(u), to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) non-cash compensation costs and expenses, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (vii) the effects from applying recapitalization or purchase accounting, (viii) any earn out obligations until 30 days after such obligation becomes contractually due and payable and any earn-out obligation that becomes contractually due and payable to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment thereof are in escrow through customary arrangements and (ix) any asset or liability in respect of net obligations of such Person in respect of Swaps entered into in the ordinary course of business; provided that Consolidated Working Capital shall be calculated without giving effect to (x) the depreciation of the Dollar relative to other foreign currencies or (y) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax); provided, further, that for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude the impact of adjusting items in the definition of “Consolidated Net Income”.

“Contract Consideration” shall have the meaning provided in the definition of the term “Additional ECF Reduction Amounts.”

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Persons.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Corrective Extension Agreement” shall have the meaning provided in Section 2.15(f).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is Incurred to Refinance, in whole or in part, existing Term Loans or any Loans under any then-existing Incremental Facility (or, if applicable, unused Commitments thereunder), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, maturity, currency types and denominations and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Borrower to be either (A) consistent with market terms and conditions and conditions at the time of Incurrence or effectiveness (as determined by the Borrower in good faith) or (B) not materially more restrictive on the Borrower and the Restricted Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Covenant for the benefit of each Credit Facility; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) any such Indebtedness in the form of bonds, notes, loans or debentures or which Refinances, in whole or in part, existing Term Loans, shall have a maturity that is no earlier than the earlier of the maturity of the Refinanced Debt and the Latest Maturity Date and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt; provided that the foregoing requirements of this clause (ii) shall not apply (x) to the extent such Indebtedness either is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges and/or (y) to Credit Agreement Refinancing Indebtedness in an amount up to the Incremental/Refinancing Maturity Limitation Excluded Amount, (iii) except to the extent otherwise permitted under this Agreement (subject to a dollar-for-dollar usage of any other basket set forth in Section 10.1, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including OID, closing payments, upfront fees or similar fees) associated with the Refinancing, (iv) such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is Incurred or made effective, (v) in the case of any such Indebtedness in the form of bonds, notes, loans or debentures or which Refinances, in whole or in part, existing Term Loans, the terms thereof shall not require any mandatory prepayment, redemption, repurchase, acquisition or defeasance (other than Indebtedness that is subject to Customary Escrow Provisions) and otherwise other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty, eminent domain or condemnation event offers, AHYDO Catch Up Payments and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments that are on terms (when taken as a whole) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (when taken as a whole) prior to the maturity date of the Refinanced Debt, (vi) any Credit Agreement Refinancing Indebtedness may not be guaranteed by any Persons that do not guarantee the Obligations and (vii) any Credit Agreement Refinancing Indebtedness may not be secured by any assets that do not secure the Obligations.

“Credit Card Issuer” means any Person (other than the Borrower or a Restricted Subsidiary) who issues or whose members issue credit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc.

“Credit Documents” shall mean this Agreement, the Security Documents, the Guarantee, the Fee Letter, the First Lien/Second Lien Intercreditor Agreement, any promissory notes issued by the Borrower hereunder, any Incremental Agreement, any Extension Agreement and any Customary Intercreditor Agreement entered into after the Closing Date to which the Collateral Agent and/or the Administrative Agent is a party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Facility” shall mean any of the Initial Term Loan Facility, any Incremental Term Loan Facility or any Extended Term Loan Facility, as applicable.

“Credit Party” shall mean, collectively and/or, as applicable, individually, Holdings, the Borrower and each Subsidiary Guarantor.

“Cumulative Consolidated EBITDA” shall mean, as at any date of determination, Consolidated EBITDA for the period (taken as one accounting period) commencing on October 1, 2018 and ending on the last day of the most recent fiscal quarter for which Internal Financial Statements are available.

“Cure Amount” shall have the meaning provided for such term in the First Lien Credit Agreement.

“Customary Escrow Provisions” shall mean customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

“Customary Intercreditor Agreement” shall mean (a) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Credit Party, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Borrower and the Collateral Agent acting together in good faith, either (i) any intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), (b) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Credit Party, the Liens on the Collateral securing which are intended to rank senior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Collateral Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the First Lien/Second Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank senior in priority to the Liens on the Collateral securing the Obligations and (c) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Credit Party, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Collateral Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the First Lien/Second Lien Intercreditor Agreement (modified to reflect the senior ranking of the Liens securing the Obligations relative to such junior Liens) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than Holdings, the Borrower or any Restricted Subsidiary of the Borrower) and any other Affiliate of the Sponsor that is a bona fide debt fund or an investment vehicle that is engaged in, or advises funds or other investment vehicles that are engaged in, the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Debt Incurrence Prepayment Event” shall mean any Incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 10.1 (other than Incremental Term Loans Incurred in reliance on the proviso to Section 2.14(b), Permitted Additional Debt Incurred in reliance on Section 10.1(u)(i)(x) and Credit Agreement Refinancing Indebtedness).

“Debtor Relief Laws” shall mean the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Deferred Revenue” shall mean, at any date, the amount set forth opposite the caption “deferred revenue” (or any like caption or included in any other caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance should be determined excluding the effects of acquisition method accounting.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of consideration that is not deemed to be cash or Cash Equivalents and that is received by the Borrower or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (less the amount of the amount of cash or Cash Equivalents received in connection with a subsequent Disposition, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration).

“Designated Sample” shall mean the number of Grocery Stores (other than online stores) opened from and including the 25th fiscal quarter to occur prior to the last fiscal quarter in any such Test Period to and including the 10th fiscal quarter to occur prior to the last fiscal quarter in any such Test Period (e.g., for the Test Period ended June 30, 2018, the Designated Sample shall include all Grocery Stores (other than online stores) opened during and including the first fiscal quarter of 2012 through and including the fourth fiscal quarter of 2015).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” shall have the meaning provided in Section 10.4. The terms “Disposal”, “Dispose” and “Disposed of” shall have correlative meanings.

“Disposition Percentage” shall mean, with respect to any Asset Sale Prepayment Event or Recovery Prepayment Event required to be applied pursuant to Section 5.2(a)(i), the applicable percentage of Net Cash Proceeds required to be offered on any date of determination to prepay Term Loans.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), (b) is redeemable or exchangeable at the option of the holder thereof (other than solely for Qualified Capital Stock), other than as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), in whole or in part, or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that, if such Capital Stock is issued pursuant to any plan for the benefit of officers, directors, employees or consultants of Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries or by any such plan to such officers, directors, employees or consultants, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such officer’s, director’s, employee’s or consultant’s termination, death or disability.

“Disqualified Lenders” shall mean (a) such Persons that have been specified in writing to the Administrative Agent and/or the Lead Arrangers on or prior to the Closing Date as being “Disqualified Lenders”, (b) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower or the Sponsor from time to time to the Administrative Agent (which shall not become effective until the next Business Day after the date such identification is provided) and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing to the Administrative Agent by the Borrower or the Sponsor from time to time or (ii) readily identifiable on the basis of such Affiliate’s name as an Affiliate of such entity; provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall not retroactively be deemed to be a Disqualified Lender hereunder. The identity of Disqualified Lenders may be communicated by the Administrative Agent to a Lender upon request, but will not be otherwise posted or distributed to any Person by the Administrative Agent.

“Divided LLC” shall mean any LLC which has been formed upon the consummation of an LLC Division.

“Dollars”, “U.S. Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Restricted Subsidiary” shall mean each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “Eurodollar Rate” or similar component of such formula is included in the calculation of Effective Yield) or similar devices and all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof) payable generally by the Borrower to Lenders or other institutions providing such Indebtedness, but excluding any commitment fees, arrangement fees, structuring fees, underwriting fees, closing payments or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders (in their capacities as lenders) and, if applicable, ticking fees accruing prior to the funding of such Indebtedness and customary consent or amendment fees for an amendment paid generally to consenting Lenders (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender); provided that, with respect to any Indebtedness that includes a “floor”, (a) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (subject, in each case, to such consents, if any, as may be required under Section 13.6(b)), other than, in each case, (i) a natural person or (ii) a Disqualified Lender.

“Employee Investors” shall mean current, former or future the officers, directors, managers and employees (and Controlled Investment Affiliates and Immediate Family Members of the foregoing) of Holdings, the Borrower, the Restricted Subsidiaries or any Parent Entity who are or who become direct or indirect investors in Holdings, any of its Parent Entities, any Equityholding Vehicle, or in the Borrower, including any such officers, directors, managers or employees owning through an Equityholding Vehicle.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any applicable federal, state, provincial, territorial, foreign, municipal or local statute, law, rule, regulation, ordinance, code, permit, binding agreement issued,

promulgated or entered into by or with any Governmental Authority or rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, in each case relating to pollution or the protection of the Environment including, those relating to generation, use, handling, storage, treatment, Release or threat of Release of Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Equal Priority Intercreditor Agreement” shall mean the Equal Priority Intercreditor Agreement substantially in the form of Exhibit G-1 among (x) the Collateral Agent and (y) one or more representatives of the holders of one or more classes of Permitted Additional Debt and/or Permitted Equal Priority Refinancing Debt, with any immaterial changes and material changes thereto in light of the prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof.

“Equityholding Vehicle” shall mean any Parent Entity and any equityholder thereof through which current, former or future officers, directors, employees, managers or consultants of Holdings or the Borrower or any of their Subsidiaries or Parent Entity hold Capital Stock of such Parent Entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Holdings, the Borrower or a Restricted Subsidiary thereof is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) and (o) of the Code.

“Escrowed Proceeds” shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean each Borrowing of a Eurodollar Loan.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 0.00% and (b) the product of (i) the LIBOR in effect for such Interest Period and (ii) Statutory Reserves

Where,

“LIBOR” shall mean, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the applicable Bloomberg page which displays the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBOR is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, LIBOR shall be equal to the Interpolated Rate; and

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

and (b) with respect to any ABR Loan, an interest rate per annum equal to the LIBOR in effect for an Interest Period of one month

Where,

“LIBOR” shall mean (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the applicable Bloomberg page which displays the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in Dollars with a one-month term, determined as of approximately 11:00 a.m. (London, England time), on the day of determination of such rate, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR for deposits in Dollars with a one-month term, determined as of approximately 11:00 a.m. (London, England time) on the date of determination of such rate; provided that if LIBOR is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for a one-month Interest Period, LIBOR shall be equal to the Interpolated Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a)    the sum, without duplication, of:

(i)    Consolidated Net Income for such period;

(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided that, in each case, if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period);

(iii)    decreases in Consolidated Working Capital and decreases in long-term accounts receivable in each case as of the end of such period from the Consolidated Working Capital and long-term accounts receivable as of the beginning of such period (except, in the case of each of the foregoing, any such increases or decreases that are as a result of the reclassification of items from short-term to long-term or vice versa) (other than any such decreases or increases, as applicable, arising from Acquisitions or Dispositions outside the ordinary course of assets, business units or property by the Borrower or any of the Restricted Subsidiaries completed during such period or the application of recapitalization or purchase accounting);

(iv)    an amount equal to the aggregate net non-cash loss on the Disposition of assets, business units or property by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v)    cash payments received in respect of Hedging Agreements during such period to the extent not included in arriving at such Consolidated Net Income;

(vi)    income tax expense to the extent deducted in arriving at such Consolidated Net Income (net of any adjustments pursuant to clause (o) of Consolidated Net Income for cash tax benefits related to the tax amortization of intangible assets in such period); and

(vii)    to the extent deducted, or not included in arriving at such Consolidated Net Income, (A) increases in non-current deferred income tax liabilities, (B) decreases in non-current deferred income tax assets, (C) accruals for future lease payments in respect of closed stores plus accretion thereof, (D) increases in non-current GAAP rent equalization and deferred rent liabilities, (E) increases in deferred landlord allowances and (F) accretion of asset retirement obligations recorded in accordance with GAAP;

minus

(b)    the sum, without duplication, of:

(i)     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges included in clauses (a) through (w) of the definition of the term “Consolidated Net Income”;

(ii)    the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations, (B) all scheduled principal repayments of the Term Loans, First Lien Term Loans (or any Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), Permitted Additional Debt and Credit Agreement Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 5.2(a)(i) and any mandatory prepayment of First Lien Term Loans actually made pursuant to Section 5.2(a)(i) of the First Lien Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) and any mandatory redemption, repurchase, prepayment, defeasance, acquisition or similar payment of Permitted Additional Debt or Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under clause (c) of the definition thereof) and not in excess of the amount of such increase but excluding (1) all other prepayments, repurchases, defeasances, acquisitions, redemptions and/or similar payments of Term Loans, First Lien Term Loans (or any Permitted Refinancing Indebtedness in respect thereof), Permitted Additional Debt or Credit Agreement Refinancing Indebtedness and (2) all prepayments of revolving credit loans and swingline loans permitted hereunder made during such period (other than in respect of any revolving credit facility (other than in respect of (x) the Revolving Credit Facility, any Extended Revolving Credit Facility or Additional/Replacement Revolving Credit Facility (each as defined in the First Lien Credit Agreement) and (y) other revolving loans that are effective in reliance on Section 10.1(b) or Section 10.1(u)) to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iii)    an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and the Restricted Subsidiaries during such period (other than the Disposition of property in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(iv)    increases in Consolidated Working Capital and increases in long-term accounts receivable in each case as of the end of such period from the Consolidated Working Capital and long-term accounts receivable as of the beginning of such period (except, in the case of each of the foregoing, any such increases or decreases that are as a result of the reclassification of items from short-term to long-term or vice versa) (other than any such increases or decreases, as applicable, arising from Acquisitions or Dispositions outside the ordinary course by the Borrower and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting);

(v)    the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vi)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment, redemption, defeasance, acquisition or repurchase and/or similar payment of Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vii)    without duplication of any amounts deducted pursuant to clause (iv) of the definition of the term “Additional ECF Reduction Amounts”, the aggregate amount of all payments paid in cash by the Borrower and the Restricted Subsidiaries during such period in connection with, or necessary to consummate, the Transactions;

(viii)    income taxes, including penalties and interest, paid in cash in such period;

(ix)     to the extent included, or not deducted in arriving at such Consolidated Net Income, (A) decreases in non-current deferred income tax liabilities, (B) increases in non-current deferred income tax assets, (C) lease payments made in respect of closed Grocery Stores, (D) decreases in non-current GAAP rent equalization and deferred rent liabilities, (E) decreases in deferred landlord allowances and (F) amounts paid with respect to asset retirement obligations; and

(x)    cash expenditures made in respect of Hedging Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg page or screen for such currency. In the event that such rate does not appear on any Bloomberg page or screen, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange quoted to the Administrative Agent by three major banks in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Capital Stock” shall mean:

(a)    any Capital Stock with respect to which, in the reasonable judgment of the Borrower and the Collateral Agent as agreed in writing, the cost or other consequences (including any material adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom (it being understood that, prior to the First Lien Termination Date, the judgment of the First Lien Administrative Agent in respect of the matters described in this clause (a) shall be deemed to be the judgment of the Administrative Agent with respect to such matters),

(b)    solely in the case of any pledge of Capital Stock of any Foreign Subsidiary or FSHCO to secure the Obligations, any Capital Stock that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65.0% of the outstanding Capital Stock that is Voting Stock of such Foreign Subsidiary or FSHCO,

(c)    any Capital Stock to the extent, and for so long as, the pledge thereof would be prohibited by any Applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations and any legally effective requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained),

(d)    any “margin stock” (as defined in Regulation U),

(e)    the Capital Stock of any Person, other than any Wholly-Owned Restricted Subsidiary to the extent, and for so long as, the pledge of such Capital Stock would be prohibited by the terms of any Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person or legally effective Contractual Obligations or create an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower or any wholly owned Restricted Subsidiary of the Borrower),

(f)    the Capital Stock of any Subsidiary of a Foreign Subsidiary or any Subsidiary of a FSHCO,

(g)    the Capital Stock of any Unrestricted Subsidiary or of any Receivables Subsidiary,

(h)    any Capital Stock of any Subsidiary to the extent that the pledge of such Capital Stock would result in material adverse Tax consequences to Holdings, the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with but without the consent of the Collateral Agent; and

(i)    the Capital Stock of any Immaterial Subsidiary (except to the extent perfected by a UCC or equivalent statutory financing statement).

“Excluded Contribution” shall mean the Net Cash Proceeds, the Fair Market Value of marketable securities or the Qualified Proceeds, in each case received by the Borrower from capital contributions to the common Capital Stock of the Borrower or sales or issuances of common Capital Stock of the Borrower permitted hereunder, in each case, after the Closing Date (other than any amount to the extent used in the Cure Amount) and designated by the Borrower to the Administrative Agent as an Excluded Contribution within 10 Business Days of the date such capital contributions are made or the date the applicable Capital Stock is issued or sold.

“Excluded Property” shall have the meaning provided in the Security Agreement.

“Excluded Subsidiary” shall mean:

(a)    any Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non-wholly owned Subsidiary),

(b)    any Subsidiary that is prohibited by (x) Applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations) or (y) Contractual Obligation from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Closing Date or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition) and only for so long as such restriction is continuing, on the date such Subsidiary is so acquired,

(c)    any Domestic Subsidiary that is (i) a FSHCO or (ii) a direct or indirect Subsidiary of a CFC,

(d)    any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 10.0% of the consolidated gross revenues of the Borrower and its Domestic Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (d), for the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 10.0% of the aggregate amount of Consolidated Total Assets of the Borrower and its Domestic Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (d), as at the end of the Test Period most recently ended on or prior to the date of determination),

(e)    any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (confirmed in writing by notice to the Borrower and the Collateral Agent), the cost or other consequences (including any material adverse Tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom (it being understood that, prior to the First Lien Termination Date, the judgment of the First Lien Administrative Agent in respect of the matters described in this clause (e) shall be deemed to be the judgment of the Administrative Agent with respect to such matters),

(f)    each Foreign Subsidiary and each Unrestricted Subsidiary,

(g)    each other Restricted Subsidiary acquired pursuant to an Acquisition or other Investment and financed with secured Indebtedness Incurred pursuant to Section 10.1(j) and the Liens securing which are permitted by Section 10.2(f) (and, for the avoidance of doubt, not Incurred in contemplation of such Acquisition or other Investment), and each Restricted Subsidiary acquired in such Acquisition or other Investment that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Restricted Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations,

(h)    any Subsidiary to the extent that the guarantee of the Obligations would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent, and confirmed in writing by notice to the Borrower and the Collateral Agent,

(i)    any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent,

(j)    any not-for-profit Subsidiaries, Captive Insurance Companies, Receivables Subsidiary or other Special Purpose Subsidiaries designated in writing by the Borrower from time to time to the Administrative Agent and the Collateral Agent, and

(k)    any Subsidiary that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of the Borrower or any other Credit Party).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Credit Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity”, as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Existing Credit Agreements” shall mean (a) that certain First Lien Credit Agreement, dated as of October 21, 2014, by and among, among others, the Borrower, Holdings, the several banks and other financial institutions or entities from time to time party thereto as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, as amended pursuant to Incremental Agreement No. 1, dated as of May 12, 2015, Incremental Agreement No. 2, dated as of June 22, 2016, and Incremental Agreement No. 3, dated as of June 14, 2017, and as further amended, amended and restated and/or supplemented prior to the Closing Date and (b) that certain Second Lien Credit Agreement, dated as of October 21, 2014, by and among, among others, the Borrower, Holdings, the several banks and other financial institutions or entities from time to time party thereto as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, as amended, amended and restated and/or supplemented prior to the Closing Date.

“Existing Debt Refinancing” shall mean (a) the repayment in full of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under the Existing Credit Agreements, other than (i) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Agreements and (ii) the Existing Letters of Credit (as defined under the First Lien Credit Agreement), and (b) the termination of all commitments to extend credit thereunder and (c) the termination and/or release of any security interests and guarantees in connection therewith.

“Existing Lenders” shall have the meaning provided in the recitals to this Agreement.

“Existing Term Loan Class” shall have the meaning provided in Section 2.15(a).

“Extended Term Loan Facility” shall mean each Class of Extended Term Loans made pursuant to Section 2.15.

“Extended Term Loans” shall have the meaning provided in Section 2.15(a).

“Extending Lender” shall have the meaning provided in Section 2.15(c).

“Extension Agreement” shall have the meaning provided in Section 2.15(d).

“Extension Date” shall have the meaning provided in Section 2.15(e).

“Extension Election” shall have the meaning provided in Section 2.15(c).

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall have the meaning provided in Section 8.19(a).

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” shall mean the Agent Fee Letter, dated as of October 22, 2018, among Morgan Stanley Senior Funding, Inc., the Borrower and Holdings.

“Fees” shall mean all amounts payable pursuant to or referred in Section 4.1.

“Financing Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the First Lien Credit Agreement.

“First Lien Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the First Lien Credit Agreement.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower, the several lenders and letter of credit issuers from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swingline lender.

“First Lien Credit Documents” shall have the meaning assigned to the term “Credit Documents” in the First Lien Credit Agreement.

“First Lien Facility Obligations” shall have the meaning assigned to the term “Obligations” in the First Lien Credit Agreement.

“First Lien Initial Term Loans” shall have the meaning provided in the recitals to this Agreement.

“First Lien Obligations” shall have the meaning assigned to the term “First Lien Obligations” in the First Lien Credit Agreement.

“First Lien Term Loans” shall have the meaning assigned to the term “Term Loans” in the First Lien Credit Agreement.

“First Lien Termination Date” shall mean the date on which all First Lien Obligations are paid in full in cash (other than (i) contingent indemnification obligations and other contingent obligations not then due, (ii) Hedging Obligations under any Secured Hedging Agreements (as each such term is used and defined in the First Lien Credit Agreement) and (iii) any Cash Management Obligations under Secured Cash Management Agreements (as each such term is used and defined in the First Lien Credit Agreement)), the total commitments to extend credit under the First Lien Credit Agreement (or under any documentation governing any Permitted Refinancing Indebtedness in respect of any Refinancing thereof or the documentation governing any Permitted Additional Debt constituting First Lien Obligations) are terminated and no letters of credit issued thereunder are outstanding (other than letters of credit that have been cash collateralized or otherwise back-stopped on terms reasonably satisfactory to the applicable issuing bank thereunder after the termination of such commitments).

“First Lien/Second Lien Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement in substantially the form of Exhibit G-2 dated as of the Closing Date, among

Morgan Stanley Senior Funding, Inc., as Senior Priority Representative for the First Lien Credit Agreement Secured Parties (each as defined therein), Morgan Stanley Senior Funding, Inc., as Second Priority Representative for the Second Lien Credit Agreement Secured Parties (each as defined therein), the Credit Parties, and each additional representative party thereto from time to time.

“First Refused Proceeds” shall have the meaning provided in Section 5.2(c)(ii).

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(i)    Consolidated Interest Expense of such Person for such period,

(ii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or any Refunding Capital Stock of such Person made during such period, and

(iii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock made during such period.

“Flood Hazard Property” shall have the meaning provided in Section 9.14(c)(i).

“Flood Insurance Laws” shall mean, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” shall mean any pension plan maintained or contributed to by Holdings, the Borrower or any Restricted Subsidiary with respect to their respective employees employed outside the United States.

“Foreign Restricted Subsidiary” shall mean any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCO” shall mean any direct or indirect Domestic Subsidiary that has no material assets other than (a) Capital Stock (including any debt instrument treated as equity for U.S. federal income tax purposes) or (b) Capital Stock and Indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any such Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, subject to Section 1.3(a). Notwithstanding the foregoing, at any time after adoption of IFRS by the Borrower for its financial statements and reports for all financial reporting purposes, the Borrower may elect to apply IFRS for all purposes of this Agreement and the other Credit Documents, in lieu of United States GAAP, and, upon any such election, references herein or in any other Credit Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (a) any such election once made shall be irrevocable (and shall only be made once), (b) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (c) from and after such election, all ratios, computations and other determinations (i) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (ii) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that in the event of any such election by the Borrower, any financial ratio calculations or thresholds in this Agreement may be recalibrated to reflect the election to implement IFRS so long as (1) such recalibration is limited to changes in the calculation of such thresholds or covenant levels due to the effect of differences between GAAP and IFRS, (2) the recalibrated ratios and calculations shall be mutually agreed between the Administrative Agent and the Borrower, unless the Required Lenders have given notice of their objection to such recalibration within five Business Days of receiving notice thereof, and (3) any such recalibration shall be done in a manner such that after giving effect to such recalibration, the recalibrated thresholds and covenant levels shall be consistent with the intention of the respective thresholds and covenant levels calculated under GAAP prior to such election. The Borrower shall give notice of any election to the Administrative Agent with 10 Business Days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, province, territory, municipality or other political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Grocery Stores” shall mean stores, locations and outlets, including physical and online stores, of the Borrower and its Restricted Subsidiaries.

“Guarantee” shall mean the Second Lien Guarantee, dated as of the Closing Date, made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) Holdings, (b) each wholly owned Domestic Subsidiary of the Borrower that is Restricted Subsidiary (other than an Excluded Subsidiary) on the Closing Date, (c) the Borrower (other than with respect to its own Obligations) and (d) each Subsidiary of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing regulated levels of polychlorinated biphenyls, asbestos, asbestos-containing materials, mold and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “subject waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any Applicable Law pertaining to pollution or the protection of the Environment; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Applicable Law pertaining to pollution or the protection of the Environment.

“Hedge Bank” shall mean (a) any Person that is a counterparty to a Hedging Agreement with a Credit Party or one of its Restricted Subsidiaries, in its capacity as such, and that either (i) is a Lender, an Agent, a Lead Arranger, a Joint Bookrunner or an Affiliate of a Lender, an Agent, a Lead Arranger or a Joint Bookrunner at the time it enters into such Hedging Agreement or (ii) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into such Hedging Agreement; provided that no such Person (except an Agent) shall be considered a Hedge Bank until such time as it shall have delivered written notice to the Collateral Agent that such a transaction has been entered into and that such Person constitutes a Hedge Bank entitled to the benefits of the Security Documents and (b) on and after the First Lien Termination Date, any other Person that is a “Hedge Bank” (as defined in the First Lien Credit Agreement) immediately prior to the First Lien Termination Date. For purposes of the preceding sentence, a Person may deliver one notice confirming that it constitutes a “Hedge Bank” with respect to all Hedging Agreements entered into pursuant to a specified Master Agreement. For the avoidance of doubt, each Agent shall constitute a Hedge Bank to the extent it has entered into a Hedging Agreement.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean (a) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of, and the related audited consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for, the fiscal years ended December 31, 2016 and December 31, 2017 and (b) an unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as of June 30, 2018, and the related unaudited consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for the six-month period ended June 30, 2010.

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) at the election of the Borrower, any other Person or Persons (the “New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) (the “Previous Holdings”) but not the Borrower; provided that (a) such New Holdings directly or indirectly owns 100.0% of the Capital Stock of the Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) the New Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such substitution and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (d) if reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent shall be delivered by the Borrower to the Administrative Agent to the effect that, without limitation, such substitution does not breach or result in a default under this Agreement or any other Credit Document, (e) all Capital Stock of the Borrower and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and pledged to secure the Obligations and (f) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material Tax liability; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to the “New Holdings.”

“Holdings Termination Event” shall have the meaning provided in Section 1.11(h).

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were an amount equal to or less than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP.

“Immediate Family Members” shall mean with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Agreement” shall have the meaning provided in Section 2.14(e).

“Incremental Base Amount” shall mean, as of any date of determination, (a) (x) the greater of $160,000,000 and (y) 100.00% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date (less the aggregate principal amount of First Lien Incremental Facilities then outstanding and Incurred in reliance on (after giving effect to any applicable reclassification thereof) the Incremental Base Amount (as defined in the First Lien Credit Agreement)) plus (b) (i) the aggregate principal amount of (A) Term Loans voluntarily prepaid prior to such date pursuant to Section 5.1, (B) First Lien Term Loans voluntarily prepaid prior to such date pursuant to Section 5.1 of the First Lien Credit Agreement (or, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof) and (C) secured Permitted Additional Debt and secured Credit Agreement Refinancing Indebtedness voluntarily prepaid, repurchased, defeased, acquired or redeemed, (ii) the aggregate amount of Indebtedness retired pursuant to the repurchase of Term Loans, First Lien Terms Loans, secured Permitted Additional Debt and secured Credit Agreement Refinancing Indebtedness to the extent permitted under Section 5.2(a)(i) of this Agreement and to the extent permitted under Section 5.2(a)(i) of the First Lien Credit Agreement (or, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof) and (iii) the aggregate principal amount of all permanent reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments (each as defined in the First Lien Credit Agreement) pursuant to Section 4.2 of the First Lien Credit Agreement effected prior to such date (for the avoidance of doubt, excluding any such commitment reductions required by the proviso to Section 2.14(b) of the First Lien Credit Agreement or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness (as defined in the First Lien Credit Agreement) Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments (each as defined in the First Lien Credit Agreement)), in each case of this clause (b), except to the extent financed by the Incurrence of long-term Indebtedness (including, for the avoidance of doubt, any such Indebtedness Incurred under a revolving credit facility Incurred as Permitted Additional Debt or otherwise Incurred under Section 2.14) by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business.

“Incremental Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Facilities” shall have the meaning provided in Section 2.14(a).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(e).

“Incremental Limit” shall have the meaning provided in Section 2.14(b).

“Incremental Ratio Debt Amount” shall have the meaning provided in Section 2.14(b) and Section 10.1(u).

“Incremental Term Loan Commitment” shall mean the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.14(a).

“Incremental Term Loan Facility” shall mean each Class of Incremental Term Loans made pursuant to Section 2.14.

“Incremental Term Loan Maturity Date” shall mean, with respect to any Class of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Incremental/Refinancing Maturity Limitation Excluded Amount” shall mean an amount equal to the greater of (x) $156,000,000 and (y) 97.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date minus the sum of (x) the aggregate amount of Incremental Term Loans Incurred without regard to clause (B) of Section 2.14(c)(i), (y) the aggregate amount of Credit Agreement Refinancing Indebtedness Incurred without regard to the requirements under clause (ii) of the definition of “Credit Agreement Refinancing Indebtedness” pursuant to sub-clause (y) of the proviso to such clause (ii) and (z) the aggregate amount of Permitted Additional Debt Incurred without regard to the requirements under clause (a) of the definition of “Permitted Additional Debt”.

“Incur” shall mean create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 10.1:

(a)    amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b)    the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(c)    the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire or similarly pay such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    net Hedging Obligations of such Person;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) Incurred in the ordinary course of business and maturing within 365 days after the Incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest, (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Financing Lease Obligations;

(g)    all obligations of such Person in respect of Disqualified Capital Stock; and

(h)    all Guarantee Obligations of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or Deferred Revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to the Transactions, Permitted Change of Control or any other Acquisition permitted under the Credit Documents, (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale Leasebacks (except resulting in Financing Lease Obligations), (vi) customary obligations under employment agreements and deferred compensation arrangements, (vii) contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled and (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower or any of its Restricted Subsidiary solely by reason of “pushdown” accounting under GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt of such Person and (B) in the case of Holdings, the Borrower and their Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Parties” shall have the meaning provided in Section 13.5(a)(iii).

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Administrative Agent under Section 9.1 for the first full fiscal quarterly or annual period of the Borrower completed after the Closing Date.

“Initial Term Loan” shall have the meaning provided in Section 2.1(a).

“Initial Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Initial Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Initial Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $150,000,000.

“Initial Term Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean the eighth anniversary of the Closing Date, or if such anniversary of the Closing Date is not a Business Day, the Business Day immediately following such anniversary.

“Intellectual Property” shall have the meaning provided for such term or a similar term in the Security Agreement.

“Intercompany Note” shall mean the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit L hereto, executed by Holdings, the Borrower and each other Restricted Subsidiary of the Borrower party thereto.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Internal Financial Statements” shall mean the most recent annual or quarterly financial statements of the Borrower that are internally available at the Borrower.

“Interpolated Rate” shall mean, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)    the applicable LIBOR (as used in the definition of the term “Eurodollar Rate”) for the longest period (for which LIBOR is available) which is less than the Interest Period of that Loan; and

(b)    the applicable LIBOR (as used in the definition of the term “Eurodollar Rate”) for the shortest period (for which LIBOR is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person, excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing interest in respect of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Authorized Officer of the Borrower, (iii) any Investment in the form of a transfer of Capital Stock or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Capital Stock or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of an Acquisition shall be the Acquisition Consideration, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a Return in respect of such Investment (without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 10.5, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by an Authorized Officer of the Borrower. For the avoidance of doubt, if the Borrower or any Restricted Subsidiary issues, sells or otherwise Disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investors” shall mean, collectively, the Sponsor and the Employee Investors.

“IPO” shall mean (a) the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Capital Stock in Holdings, the Borrower or a Parent Entity of Holdings (whether alone or in connection with a secondary public offering) or (b) the acquisition, purchase, merger or combination of Holdings, the Borrower or a Parent Entity of Holdings, by, or with, a publicly traded special acquisition company that (i) is an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (ii) prior to the IPO, shall have engaged in no business or activities in any material respect other than activities related to becoming and acting as a publicly traded special acquisition company and entry into the IPO and (iii) immediately prior to the IPO, shall have no material assets other than cash and Cash Equivalents; provided that any merger or combination pursuant to this sentence involving Holdings shall comply with the requirements of Section 10.9(b).

“IPO Entity” shall mean, at any time at and after an IPO, Holdings, the Borrower or a Parent Entity of Holdings, as the case may be, the Capital Stock in which were issued or otherwise sold pursuant to the IPO or, in the case of an IPO described in clause (b) of the definition thereof, the publicly traded entity immediately following such IPO, so long as such entity is Holdings or a Parent Entity of Holdings.

“IPO Listco” shall mean a wholly owned subsidiary of Holdings or of any Parent Entity thereof formed in contemplation of an IPO to become the IPO Entity. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Listco that is a Subsidiary of Holdings.

“IPO Reorganization Transactions” shall mean, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including the (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of Holdings, its Subsidiaries, Parent Entities and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with an IPO so long as after giving effect to such agreement and the transactions contemplated thereby, the value of the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, would not be materially impaired and (ii) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Capital Stock in the IPO Entity, including the provision by such IPO Entity and any Affiliate thereof of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of any IPO Subsidiary with one or more direct or indirect holders of Capital Stock in Holdings or the Borrower with any IPO Subsidiary surviving and holding, directly or indirectly, Capital Stock in Holdings or the Borrower and no other material assets or the dividend or other distribution by Holdings or the Borrower of Capital Stock of IPO Shell Companies or any other transfer of ownership, directly or indirectly, to the holders of Capital Stock of Holdings or the Borrower, (d) the amendment and/or restatement of organization documents of Holdings or the Borrower and any IPO Subsidiaries, (e) the issuance of Capital Stock of IPO Shell Companies to the direct or indirect holders of Capital Stock of Holdings or the Borrower in connection with any IPO Reorganization Transactions, (f) the making of Restricted Payments to (or Investments in) an IPO Shell Company or Holdings or the Borrower or any Subsidiaries to permit Holdings or the Borrower to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by Holdings or the Borrower, (g) the repurchase by IPO Listco, directly or indirectly, of its Capital Stock from Holdings or the Borrower or any of its Subsidiaries, (h) the entry into an exchange agreement, pursuant to which the direct or indirect holders of Capital Stock in Holdings or the Borrower and certain non-economic/voting Capital Stock in IPO Listco will be permitted to exchange such interests for certain economic/voting Capital Stock in IPO Listco, (i) any issuance, dividend or distribution, directly or indirectly, of the Capital Stock of the IPO Shell Companies or other Disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Capital Stock of Holdings or the Borrower and (j) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing so long as after giving effect to such agreement and the transactions contemplated thereby, the value of the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, would not be materially impaired.

“IPO Shell Company” shall mean each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” shall mean a wholly owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of an IPO Subsidiary that is a Subsidiary of Holdings.

“Joint Bookrunners” shall mean Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Deutsche Bank Securities Inc. and Jefferies Finance LLC, each in its capacity as joint bookrunner.

“Joint Venture” shall mean a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Debt” shall mean any Subordinated Indebtedness of any Credit Party.

“Junior Debt Documentation” shall mean any document or instrument issued or executed with respect to any Junior Debt.

“Junior Debt Payment” shall have the meaning provided in Section 10.7(a).

“Latest Maturity Date” shall mean, with respect to the Incurrence of any Indebtedness or the issuance of any Capital Stock, the latest Maturity Date applicable to any Credit Facility that is outstanding hereunder as determined on the date such Indebtedness is Incurred or such Capital Stock is issued.

“LCT Election” shall have the meaning provided in Section 1.10.

“LCT Test Date” shall have the meaning provided in Section 1.10.

“Lead Arrangers” shall mean Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Deutsche Bank Securities Inc. and Jefferies Finance LLC, each in its capacity as lead arranger.

“Lender” shall mean (a) the Persons listed on Schedule 1.1(a), (b) any other Person that shall become a party hereto as a “lender” pursuant to Section 13.6 and (c) each Person that becomes a party hereto as a “lender” pursuant to the terms of Section 2.14, in each case other than a Person who ceases to hold any outstanding Loans or any Commitment.

“Lien” shall mean any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a Non-Financing Lease Obligation be deemed to be a Lien.

“Limited Condition Transaction” shall mean any (a) prepayment, redemption, repurchase, defeasance, acquisition or similar payment of Indebtedness or Capital Stock transaction that requires irrevocable notice in advance thereof or (b)(i) Permitted Change of Control or (ii) Acquisition (or proposed Acquisition) by the Borrower and/or one or more of its Restricted Subsidiaries permitted by this Agreement or any transaction that, if consummated would constitute an Acquisition or Permitted Change of Control, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“LLC Division” shall mean the statutory division of any LLC into two or more LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Loan” shall mean any Term Loan made by any Lender hereunder.

“Losses” shall have the meaning provided in Section 13.5(a)(iii).

“Market Capitalization” shall mean an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Borrower, Holdings or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 10.6(m) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Market Convention Rate” shall have the meaning provided in Section 2.10(d).

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement”.

“Material Adverse Effect” shall mean a circumstance or condition that would, individually or in the aggregate, materially and adversely affect (a) the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under the Credit Documents or (c) the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Credit Documents.

“Material Junior Debt” shall mean Junior Debt in an aggregate principal amount exceeding $45,500,000.

“Material Real Property” shall mean any parcel or parcels of Real Property owned in fee by any Credit Party, now or hereafter, having a Fair Market Value (on a per property basis) of at least

$10,000,000. For the purpose of determining the relevant value under this Agreement with respect to the preceding clause, such value shall be determined as of (x) the Closing Date for Real Property now owned, (y) the date of acquisition for Real Property acquired after the Closing Date or (z) the date on which the entity owning such Real Property becomes a Credit Party after the Closing Date, in each case as determined in good faith by the Borrower.

“Maturity Date” shall mean, as to the applicable Loan or Commitment, the Initial Term Loan Maturity Date, any Incremental Term Loan Maturity Date or any maturity date related to any Class of Extended Term Loans, as applicable.

“Maximum Tender Condition” shall have the meaning provided in Section 2.17(d).

“Minimum Borrowing Amount” shall mean with respect to a Borrowing of Term Loans, $5,000,000 (or such lesser amount as may be agreed by the Administrative Agent or as may be required in order to accommodate Borrowings described under Section 2.14(b)).

“Minimum Tender Condition” shall have the meaning provided in Section 2.17(d).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties creating a Lien on such Mortgaged Property, substantially in such form as may be reasonably agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean (a) the Real Property identified on Schedule 1.1(c) and (b) all Real Property owned in fee with respect to which a Mortgage is required to be granted pursuant to Section 9.14(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower, a Restricted Subsidiary or an ERISA Affiliate contributes, has an obligation to contribute or had an obligation to contribute over the five preceding calendar years.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, Incurrence of Indebtedness, any issuance of Capital Stock or any capital contribution or any Disposition of any Investment (including any Designated Non-Cash Consideration), (a) the gross cash proceeds (including payments from time to time in respect of installment or earn-out obligations, if applicable, but only as and when received and, with respect to any Recovery Event, any insurance proceeds, eminent domain awards or condemnation awards in respect of such Recovery Event) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, Incurrence of Indebtedness, issuance of Capital Stock, receipt of a capital contribution or Disposition of any Investment, less (b) the sum of:

(i)    in the case of any Prepayment Event or such Disposition, the amount, if any, of all Taxes paid or estimated to be payable by any Parent Entity, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or such Disposition (including withholding taxes imposed on the repatriation or expatriation of any such Net Cash Proceeds),

(ii)    in the case of any Prepayment Event or such Disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any amounts deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event or such Disposition and (y) retained by the Borrower or any of the Restricted Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event or such Disposition occurring on the date of such reduction,

(iii)    in the case of any Prepayment Event or such Disposition, the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event or such Disposition to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event or such Disposition and such Indebtedness is actually so repaid (other than Indebtedness outstanding under the Credit Documents, the First Lien Credit Documents or otherwise subject to a Customary Intercreditor Agreement and any costs associated with the unwinding of any Hedging Obligations in connection with such transaction),

(iv)    in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.13); provided that:

(A)    the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B)    any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment and (y) be offered to be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i), to the prepayment of First Lien Term Loans in accordance with Section 5.2(a)(i) of the First Lien Credit Agreement (to the extent permitted by the documentation governing the First Lien Obligations and not otherwise required to be applied to First Lien Obligations) (or any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C)    any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment contemplated by such Acceptable Reinvestment Commitment is not made) shall be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i), to the prepayment of First Lien Term Loans in accordance with Section 5.2(a)(i) of the First Lien Credit Agreement (to the extent permitted by the documentation governing the First Lien Obligations and not otherwise required to be applied to First Lien Obligations) (or any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(v)    in the case of any Recovery Prepayment Event, the amount of any proceeds of such Recovery Prepayment Event (x) that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.13), including for the repair, restoration or replacement of the asset or assets subject to such Recovery Prepayment Event, or (y) for which the Borrower or the applicable Restricted Subsidiary has provided a Restoration Certification prior to the end of the Reinvestment Period; provided that:

(A)    the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B)    any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment or Restoration Certification within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Recovery Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment or shall have provided a Restoration Certification and (y) be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i), to the prepayment of First Lien Term Loans in accordance with Section 5.2(a)(i) of the First Lien Credit Agreement (to the extent permitted by the documentation governing the First Lien Obligations and not otherwise required to be applied to First Lien Obligations or any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C)    any proceeds subject to an Acceptable Reinvestment Commitment or a Restoration Certification that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment, repair, restoration or replacement contemplated by such Acceptable Reinvestment Commitment or Restoration Certification, as the case may be, is not made) shall be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i), to the prepayment of First Lien Term Loans in accordance with Section 5.2(a)(i) of the First

Lien Credit Agreement (to the extent permitted by the documentation governing the First Lien Obligations and not otherwise required to be applied to First Lien Obligations or any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment or provides another Restoration Certification with respect to such proceeds prior to the end of the Reinvestment Period,

(vi)    in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by any non-wholly owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof,

(vii)    in the case of any Prepayment Event, Incurrence of Indebtedness, Disposition, issuance of Capital Stock or receipt of a capital contribution, the reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent required by Applicable Law, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above, and

(viii)    in the case of any Asset Sale Prepayment Event or Disposition, any amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale Prepayment Event or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale Prepayment Event or Disposition until such amounts are released to the Borrower or any of its Restricted Subsidiaries.

“Net Income” shall mean, with respect to any Person, the net income (loss) attributable to such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of dividends on preferred Capital Stock (other than dividends on Disqualified Capital Stock).

“New Holdings” shall have the meaning provided in the definition of the term “Holdings”.

“New Sponsor” shall have the meaning provided in the definition of the term “Permitted Holders”.

“New Stores” shall mean, with respect to any Test Period, the number of Grocery Stores (other than online stores) opened by the Borrower and its Restricted Subsidiaries within the last 24 months, measured from and including the last month in such Test Period.

“New Stores Adjustment” shall mean for any applicable Test Period, the excess (not to be less than zero) of (i) the aggregate amount derived from the product of (a) the aggregate number of New Stores and (b) Average Store Consolidated EBITDA for such Test Period over (ii) the actual Consolidated Store EBITDA generated by New Stores during such Test Period.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Credit Party” shall mean any Person that is not a Credit Party.

“Non-Credit Party Asset Sale” shall have the meaning provided in Section 5.2(h).

“Non-Credit Party Recovery Event” shall have the meaning provided in Section 5.2(h).

“Non-Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than Holdings, the Borrower or any Restricted Subsidiary of the Borrower) that is not a Debt Fund Affiliate.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-Financing Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Lender” shall have the meaning provided in Section 5.4(d).

“Note” shall mean a Term Note of the Borrower payable to any Lender or its registered assigns, evidencing the aggregate amount of Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of the Borrower.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Notice Period” shall have the meaning provided in Section 2.10(d).

“Obligations” shall mean the collective reference to:

(a)    the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any applicable proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents,

(b)    the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents,

(c)    the due and punctual payment and performance of all the covenants, agreements, obligations, and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents,

(d)    the due and punctual payment and performance of all Cash Management Obligations under each Secured Cash Management Agreement of a Credit Party or any Restricted Subsidiary thereof, and

(e)    the due and punctual payment and performance of all Hedging Obligations under each Secured Hedging Agreement of a Credit Party or any Restricted Subsidiary thereof (other than with respect to any such Credit Party’s Hedging Obligations that constitute Excluded Swap Obligations with respect to such Credit Party).

Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower, the obligations of a Credit Party or any Restricted Subsidiary thereof under any Secured Cash Management Agreement and Secured Hedging Agreement shall be secured and guaranteed pursuant to the Security Documents and only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of the Cash Management Obligations under Secured Cash Management Agreements or the consent of the holders of the Hedging Obligations under Secured Hedging Agreements and (iii) Obligations shall in no event include any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 8.20.

“OID” shall mean original issue discount.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning provided in Section 5.4(b).

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable. For the avoidance of doubt, any Person that is formed to effect a public offering of common Capital Stock that directly or indirectly owns a majority of the Voting Stock of Holdings will be deemed a Parent Entity of Holdings.

“Participant” shall have the meaning provided in Section 13.6(d)(i).

“Participant Register” shall have the meaning provided in Section 13.6(d)(ii).

“PATRIOT ACT” shall have the meaning provided in Section 8.21.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by Holdings, the Borrower, a Restricted Subsidiary or an ERISA Affiliate or, solely with respect to representations and covenants that relate to liability under Section 4069 of ERISA, that was so maintained and in respect of which the Borrower, any Restricted Subsidiary or ERISA Affiliate would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Perfection Certificate” shall mean a certificate in the form of Exhibit M or any other form approved by the Collateral Agent in its reasonable discretion.

“Permitted Acquisition” shall mean any Acquisition by the Borrower or any of the Restricted Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Applicable Laws, (b) if such Acquisition involves the acquisition of Capital Stock of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.10, a Guarantor, (c) to the extent required by Sections 9.10, 9.11 and/or 9.14(b), such Acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired, (d) subject to Section 1.10, after giving pro forma effect to such Acquisition, no Event of Default under either Section 11.1 or Section 11.5 shall have occurred and be continuing and (e) immediately after giving pro forma effect to such Acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.13.

“Permitted Additional Debt” shall mean (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured by Liens on the Collateral having a priority ranking that is senior to the priority of the Liens on the Collateral securing the Obligations, by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations) or (ii) secured or unsecured loans (or commitments to provide loans or other extensions of credit) (which loans or commitments, if secured, may be secured by Liens on the Collateral having a priority ranking that is senior to the priority of the Liens on the Collateral securing the Obligations, by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations), in each case Incurred by or provided to the Borrower or another Guarantor; provided that (a) except in the case of any such Indebtedness or commitments that constitute, or are intended to constitute, First Lien Obligations, the terms of such Indebtedness or commitments do not provide for a maturity date that is earlier than the Latest Maturity Date, a Weighted Average Life to

Maturity that is shorter than the Weighted Average Life to Maturity of the Initial Term Loans or mandatory prepayments, mandatory redemptions, mandatory commitment reductions, mandatory offers to purchase or mandatory sinking fund obligations prior to the Latest Maturity Date, other than customary prepayments, commitment reductions, repurchases, redemptions, defeasances, acquisitions or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease, acquire or satisfy and discharge, in each case upon, a change of control, asset sale event or casualty, eminent domain or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments), AHYDO Catch Up Payments and customary acceleration rights upon an event of default; provided that the foregoing requirements of this clause (a) shall not apply to the extent such Indebtedness or commitments either are subject to Customary Escrow Provisions or that constitute a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (a) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges; provided, further, that, notwithstanding the foregoing, Permitted Additional Debt in an amount not exceeding the Incremental/Refinancing Maturity Limitation Excluded Amount may be Incurred without regard to this clause (a), (b) except in the case of any such Indebtedness or commitments that constitute or are intended to constitute, First Lien Obligations (including any requirements relating to a Previously Absent Covenant) and except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, maturity, funding discounts, original issue discounts, currency types and denominations and redemption or prepayment terms and premiums), when taken as a whole, are determined by the Borrower to either (A) be consistent with market terms and conditions and conditions at the time of Incurrence or effectiveness or (B) not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole (provided that, if the documentation governing such Indebtedness or commitments contains any Previously Absent Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that, if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then such Previously Absent Covenant shall not be required to be included in this Agreement and such Indebtedness or commitments shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness or the providing of such commitments, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or commitments or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination of such Indebtedness to the Obligations, (d) any Permitted Additional Debt may not be guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations and (e) any secured Permitted Additional Debt Incurred may not be secured by any assets that do not secure the Obligations and shall be subject to an applicable Customary Intercreditor Agreement.

“Permitted Additional Debt Documents” shall mean any document or instrument (including any guarantee, security or collateral agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Credit Party.

“Permitted Additional Debt Obligations” shall mean, if any secured Permitted Additional Debt has been Incurred by or provided to a Credit Party and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, repurchase, redemption, defeasance, acquisition or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Credit Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” shall mean the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Change of Control” shall mean any transaction or series of related transactions that occurs prior to the date that is two years after the Closing Date that would otherwise constitute a Change of Control pursuant to the definition thereof (without giving effect to the exception for a Permitted Change of Control); provided that (i) subject to Section 1.10, the Borrower shall be in compliance, on a pro forma basis after giving effect to such transactions or series of related transactions (including any Indebtedness Incurred in connection therewith), with (x) a Consolidated First Lien Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to such date of determination, of not greater than 5.00:1.00 and (y) a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to such date of determination, of not greater than 5.95:1.00 and (ii) subject to Section 1.10, in connection with such Permitted Change of Control, affiliated or unaffiliated investors or co-investors, including any New Sponsor, shall invest an aggregate amount equal to, when combined with the Fair Market Value of any Capital Stock of any equity holders of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) and/or its Subsidiaries, including management of the Borrower and its Subsidiaries, who may be given the opportunity to roll over Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), rolled over or invested in connection with such Permitted Change of Control transaction, at least 25.0% of the sum of (x) the pro forma Consolidated Total Debt of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) and its Subsidiaries on the closing date of such Permitted Change of Control after giving effect thereto and (y) the equity capitalization of Holdings and its Subsidiaries on the closing date of such Permitted Change of Control after giving effect thereto.

“Permitted Change of Control Costs” shall mean all reasonable fees, costs and expenses incurred or payable by Holdings (or any Parent Entity thereof), the Borrower or any of its Restricted Subsidiaries in connection with a Permitted Change of Control.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.17(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.17(a).

“Permitted Encumbrances” shall mean:

(a)    Liens for Taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) or claims that are not yet overdue by more than sixty days or more, or if more than sixty days overdue either (i) that are being diligently contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(b)    Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by Applicable Law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens, supplier of materials, architects’ and other similar Liens, in each case so long as such Liens secure amounts not overdue for a period of more than sixty days or, if more than sixty days overdue either (i) no action has been taken to enforce such Lien, (ii) such amount is being diligently contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c)    Liens arising from judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 11.9;

(d)    Liens incurred or pledges or deposits (i) made in connection with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance, employers’ health tax and other types of social security or similar legislation, (ii) securing insurance premiums, other liabilities (including in respect of reimbursement and indemnified obligations) to insurance carriers under insurance or self-insurance arrangements (including in respect of deductibles, co-payment, co-insurance, self-insurance retention amounts and premiums and adjustments thereof), (iii) securing the performance of tenders, public or statutory obligations, surety, stay, indemnity, warranty release, customs and appeal bonds, bids, licenses, leases (other than Financing Lease Obligations), contracts (including government contracts and trade contracts (other than for Indebtedness)), performance, performance and completion, completion and return-of-money bonds or guarantees, government contracts, financial assurances and completion obligations and other similar obligations, (iv) securing contested Taxes or import duties or the payment of rent, (v) securing surety bonds or appeal bonds or similar bonds required in respect of judicial proceedings and (vi) securing letters of credit, bank guarantees or similar items issued or posted to support the payment of or for the benefit of items in the foregoing clauses (i), (ii), (iii), (iv) and (v) above, in each case incurred in the ordinary course of business or consistent with past practice;

(e)    ground leases or subleases, licenses or sublicenses in respect of Real Property on which locations, facilities and/or Grocery Stores owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(f)    (i) easements or reservations of, or rights of others for, rights-of-way, licenses, special assessments, survey exceptions, restrictions (including zoning restrictions), minor title defects, servitudes, drains, sewers, exceptions or irregularities in title, encroachments, protrusions and other similar charges, electric lines, telegraph and telephone lines and other similar purposes, or encumbrances or restrictions on the use of Real Property, which in each case do not and could not reasonably be expected to have a Material Adverse Effect, and that were not incurred in connection with and do not secure any Indebtedness, and (ii) to the extent reasonably agreed by the Collateral Agent, any exception on the title policies issued in connection with any Mortgaged Property (it being understood that, prior to the First Lien Termination Date, the agreement of the First Lien Administrative Agent in respect of the matters described in this clause (f) shall be deemed to be the agreement of the Administrative Agent with respect to such matters);

(g)    any (i) Lien or interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (other than in respect of a Financing Lease Obligation or arising by virtue of granting licenses or leases permitted by this Agreement), (ii) landlord Liens permitted by the terms of any lease, (iii) Lien or restriction or encumbrance that the interest or title of any such lessor, sublessor, licensor or a sublicensor may be subject (including ground lease) or (iv) subordination of the interest of the lessee, sublessee, licensee or sublicensee under such lease or license to any restriction or encumbrance referred to in the preceding clause (iii);

(h)    Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods or to secure the performance of leases of Real Property;

(i)    Liens on goods or inventory or proceeds thereof the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantees or bankers’ acceptance or similar obligation issued or created for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit, bank guarantees or bankers’ acceptance or similar obligation to the extent permitted under Section 10.1;

(j)    licenses, sublicenses and cross-licenses of Intellectual Property granted in the ordinary course of business or consistent with past practice;

(k)    Liens arising from (i) UCC or equivalent statutory financing statements regarding operating leases, consignments or other obligations not constituting Indebtedness and (ii) precautionary UCC or equivalent statutory financing statements, other applicable personal property or movable property security registry financing statements or similar filings made in respect of Non-Financing Lease Obligations, consignment arrangements or bailee arrangements entered into by the Borrower or any of its Restricted Subsidiaries;

(l)    any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property or any structure thereon that does not and could not reasonably be expected to have a Material Adverse Effect;

(m)    (i) leases, licenses, subleases or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business or consistent with past practice or (ii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(n)    Liens given to a public utility or any municipality or Governmental Authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary; provided that such Liens do not and would not reasonably be expected to have a Material Adverse Effect;

(o)    servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the Real Property of the Borrower or any Restricted Subsidiary, including, without limitation, any obligations to deliver letters of credit and other security as required; so long as the same do not and would not reasonably be expected to have a Material Adverse Effect;

(p)    undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(q)    reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or other grant of real or immovable property or interests therein;

(r)    Liens consisting of royalties payable with respect to any asset, right or property of the Borrower or its Subsidiaries;

(s)    statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Borrower or any of its Subsidiaries under Environmental Laws to which the Borrower or any of its Subsidiaries or any assets of the Borrower or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business or consistent with past practice;

(t)    all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal Governmental Authority;

(u)    the right reserved to, or vested in, any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(v)    Liens arising from Cash Equivalents described in clause (i) of the definition of the term “Cash Equivalents”;

(w)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Applicable Law;

(x)    Liens arising from judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(y)    statutory Liens incurred or pledges or deposits made in favor of a governmental authority to secure the performance of obligations of the Borrower or any of its Subsidiaries under environmental laws to which the Borrower or any of its Subsidiaries or any assets of the Borrower or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business or consistent with past practice;

(z)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with past practice; and

(aa)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice.

“Permitted Equal Priority Refinancing Debt” shall mean any secured Indebtedness Incurred by the Borrower and/or the Guarantors in the form of one or more series of senior secured notes, bonds, debentures or loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors and (d) the holders of such Indebtedness (or their representative) and Collateral Agent shall become parties to a Customary Intercreditor Agreement described in clause (a) of the definition thereof providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Permitted Holder Group” shall have the meaning provided in the definition of the term “Permitted Holders”.

“Permitted Holders” shall mean each of (a) the Investors, (b) the Employee Investors (including any Employee Investors owning through an Equityholding Vehicle), (c) any Permitted Parent and (d) any “group” (within the meaning of Section 13(d)(3) of the Exchange Act or any successor provision) the members of which include any of the Permitted Holders specified in clauses (a), (b) or (c) above (a “Permitted Holder Group”); provided that, in the case of any Permitted Holder Group, no Person or other “group” (other than the Permitted Holders specified in clauses (a), (b) or (c) above or the last sentence of this definition) own, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings, Successor Holdings or any IPO Entity) or any Parent Entity of Holdings held by such Permitted Holder Group. Any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act or any successor provision) whose acquisition of beneficial ownership of Voting Stock constitutes a Permitted Change of Control will thereafter, together with its Affiliates, constitute an additional Permitted Holder (the “New Sponsor”).

“Permitted Investments” shall have the meaning provided in Section 10.5.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness Incurred by any Credit Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations and any other Second Lien Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Obligations and any other Second Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Collateral Agent shall become parties to the First Lien/Second Lien Intercreditor Agreement or another Customary Intercreditor Agreement described in clause (b) of the definition thereof providing that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the Obligations, and (d) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Permitted Parent” shall mean (a) any Parent Entity of Holdings (or, for the avoidance of doubt, of any New Holdings, Successor Holdings or IPO Entity) formed not in connection with, or in contemplation of, a transaction (other than the Transactions) that (but for the application to such Person of clause (c) of the definition of “Permitted Holders”) would constitute a Change of Control and (b) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except to the extent (and until such time as) any Person or group is deemed to be or becomes a beneficial owner of Capital Stock of such Public Company representing more than 50.0% of the total voting power of the Voting Stock of such Public Company.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(a), 10.1(b), 10.1(h) or 10.1(u), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that any Credit Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(f) or Section 10.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the earlier of the final maturity date of the Refinanced Debt and the Latest Maturity Date, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness; provided that the foregoing requirements of this clause (C) shall not apply (x) to the extent such Indebtedness either is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges and (y) Permitted Refinancing Indebtedness in an amount not exceeding the Incremental/Refinancing Maturity Limitation Excluded Amount, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by

Section 10.1(a), 10.1(b) 10.1(h) or 10.1(u), except for any of the following that are only applicable to periods after the Latest Maturity Date, the terms and conditions contained in the documentation governing such Permitted Refinancing Indebtedness, taken as a whole, are determined by the Borrower to either (A) be consistent with market terms and conditions and conditions at the time of incurrence or effectiveness (as determined in good faith by the Borrower) or (B) not be materially more restrictive on the obligor or obligors of such Indebtedness than the terms and conditions contained in the documentation governing such Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, maturity, currency types and denominations, funding discounts, original issue discount and redemption or prepayment terms and premiums) (provided that, if the documentation governing such Permitted Refinancing Indebtedness contains a Previously Absent Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that if (x) the documentation governing the Permitted Refinancing Indebtedness that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then such Previously Absent Covenant shall not be required to be included in this Agreement and such Permitted Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (D) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness Incurred by any Credit Party in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Person” shall mean any individual, partnership, Joint Venture, firm, corporation, unlimited liability company, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Planned Expenditures” shall have the meaning provided in the definition of the term “Additional ECF Reduction Amounts”.

“Platform” shall have the meaning provided in Section 13.2.

“Pledge Agreement” shall mean the Second Lien Pledge Agreement, dated as of the Closing Date, among Holdings, the Borrower, the Domestic Subsidiary pledgors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Preferred Stock” shall mean any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event or Debt Incurrence Prepayment Event.

“Present Fair Saleable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the applicable Person and its subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Previous Holdings” shall have the meaning provided in the definition of the term “Holdings”.

“Previously Absent Covenant” shall mean, at any time (x) any financial maintenance covenant or other covenant or requirement that is not included in this Agreement at such time and (y) any financial maintenance covenant or other covenant or requirement in any other Indebtedness that is included in this Agreement at such time but with covenant levels or requirements that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels or requirements included in this Agreement at such time.

“Prime Rate” shall mean the rate of interest announced from time to time by Morgan Stanley Senior Funding, Inc. as its “prime rate” and set by Morgan Stanley Senior Funding, Inc. based upon various factors including Morgan Stanley Senior Funding, Inc.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Prime Rate announced by Morgan Stanley Senior Funding, Inc. shall take effect at the opening of business on the day of the announcement of such change.

“Proceeding” shall have the meaning provided in Section 13.5(a)(iii).

“Pro Forma Entity” shall mean any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” shall mean any Person with a class or series of Capital Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Frankfurt Stock Exchange or any comparable stock exchange or similar market.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Public Lender” shall have the meaning provided in Section 13.2.

“Public Lender Presentation” shall mean the Lender Presentation of the Borrower, dated October 2018, delivered to the prospective Lenders.

“Purchasing Borrower Party” shall mean Holdings, the Borrower or any Restricted Subsidiary of the Borrower that becomes a Transferee pursuant to Section 13.6(g).

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Qualified Receivables Facility” shall mean any Receivables Facility of a Receivables Subsidiary that meets the following conditions: (a) the Borrower shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (b) all sales of accounts receivables and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (d) the obligations under such Receivables Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Rating Agency” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Initial Term Loans and/or the Borrower and/or any other Person, instrument or security publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of the Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Restricted Subsidiary or Receivables Subsidiary that in turn funds such purchase by selling its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case, that constitutes a Qualified Receivables Facility.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Recovery Event” shall mean (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset, in each case, of the Borrower or a Restricted Subsidiary.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Redemption Notice” shall have the meaning provided in Section 10.7(a).

“Reference Rate” shall mean an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day for delivery two Business Days later by reference to ICE Benchmark Administration Limited’s “LIBOR” rate (or by reference to the rates provided by any Person that take over the administration of such rate if ICE Benchmark Administration Limited is no longer making a “LIBOR” rate available) for deposits in Dollars (as set forth on the Bloomberg screen displaying such “LIBOR” rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, in each case as selected by the Administrative Agent)) for a period equal to three-months; provided that, to the extent that the Eurodollar Rate is not ascertainable pursuant to the foregoing, the Reference Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a three month Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such date for delivery two Business Days later.

“Refinance”, “Refinancing” and “Refinanced” shall have the meanings provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinanced Indebtedness” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refunding Capital Stock” shall have the meaning provided in Section 10.6(a).

“Register” shall have the meaning provided in Section 13.6(b)(v).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event or Recovery Prepayment Event, the day which is eighteen months after the receipt of cash proceeds by the Borrower or any Restricted Subsidiary from such Asset Sale Prepayment Event or Recovery Prepayment Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, controlling persons and other representatives and successors of such Person or such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder, other than those events as to which the 30 day notice period referred to in Section 4043 of ERISA has been waived, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) and (o) of Section 414 of the Code).

“Repricing Transaction” shall mean any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), the primary purpose of which is to lower the Effective Yield on the Initial Term Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders” shall mean, at any date and subject to the limitations set forth in Section 13.6(h), Lenders having or holding greater than 50.0% of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate at such date and (b) if applicable, the outstanding principal amount of Incremental Term Loan Commitments in the aggregate at such date.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, or otherwise invest in assets useful to the business, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration, reinvestment, or replacement will be completed within the later of (x) eighteen months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Investments” shall mean any Investment other than a Permitted Investment.

“Restricted Payment Amount” shall mean, at any time, the greater of (x) $65,000,000 and (y) 40.625% of Consolidated EBITDA of the Borrower for the Test Period most recently ended (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date, minus the sum of (a) the amount utilized by the Borrower or any Restricted Subsidiary to make Restricted Payments in reliance on Section 10.6(f)(iv), (b) the amount utilized by the Borrower or any Restricted Subsidiary to make Investments in reliance on Section 10.5(uu), (c) the amount utilized by the Borrower or any Restricted Subsidiary to incur Indebtedness in reliance on Section 10.1(w) utilizing the Available RP Capacity Amount and (d) the amount utilized by the Borrower or any Restricted Subsidiary to prepay, repurchase, redeem or otherwise defease or make similar payments in respect of Junior Debt prior to its stated maturity made by the Borrower or any Restricted Subsidiary in reliance on Section 10.7(a)(iii)(D).

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary. Unless otherwise expressly provided herein, all references herein to a “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Borrower.

“Retained Asset Sale Proceeds” shall mean that portion of the Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event not required to be offered to prepay Term Loans pursuant to Section 5.2(a)(i) due to the Disposition Percentage being less than 100.0%.

“Retained Refused Proceeds” shall have the meaning provided in Section 5.2(c)(ii).

“Return” shall mean, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revolving Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“Sanctions” shall mean any U.S. sanctions administered by OFAC.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Obligations” shall mean the Obligations, any Permitted Additional Debt Obligations (other than any Permitted Additional Debt Obligations that are unsecured or are secured by a Lien on the Collateral ranking either senior to or junior to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies)) and any Permitted Equal Priority Refinancing Debt, collectively.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or 9.1(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean, at the Borrower’s written election to the Administrative Agent, (a) any agreement relating to Cash Management Services that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank and (b) on and after the First Lien Termination Date, any such agreement that constituted a “Secured Hedging Agreement” (as defined in the First Lien Credit Agreement) immediately prior to the First Lien Termination Date.

“Secured Hedging Agreement” shall mean, at the Borrower’s written election to the Administrative Agent, (a) any Hedging Agreement that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and any Hedge Bank and (b) on and after the First Lien Termination Date, any such agreement that constituted a “Secured Hedging Agreement” (as defined in the First Lien Credit Agreement) immediately prior to the First Lien Termination Date. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedging Agreements entered into pursuant to a specified Master Agreement as “Specified Hedging Agreements”.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each Hedge Bank, (e) each Cash Management Bank, (f) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (g) any successors, endorsees, permitted transferees and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of assets subject to a Receivables Facility in a Qualified Receivables Facility to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Agreement” shall mean the Second Lien Security Agreement, dated as of the Closing Date, among Holdings, the Borrower, the Domestic Subsidiary grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Security Documents” shall mean, collectively the Security Agreement, the Pledge Agreement, the Mortgages, if any, and each other security agreement or other instrument or document executed and delivered pursuant to Section 6.2, 9.10, 9.11 or 9.14, the First Lien/Second Lien Intercreditor Agreement and any other Customary Intercreditor Agreement executed and delivered pursuant to Section 10.2 or pursuant to any of the Security Documents.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Software” shall have the meaning provided in the Security Agreement.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, at the time of determination:

(a)    each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; and

(b)    such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and

(c)    such Person and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Closing Date pursuant to Section 6.8.

“Special Purpose Subsidiary” shall mean any (a) not-for-profit Subsidiary, (b) captive insurance company or (c) Receivables Subsidiary and any other Subsidiary formed for a specific bona fide purpose not including substantive business operations and that does not own any material assets, in each case, that has been designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Debt Incurrence Prepayment Event” shall have the meaning provided in Section 5.2(a)(i).

“Specified Restructuring” shall mean any restructuring initiative, cost saving initiative or other similar strategic initiative of the Borrower or any of its Restricted Subsidiaries after the Closing Date described in reasonable detail in a certificate of an Authorized Officer delivered by the Borrower to the Administrative Agent.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such date of determination were equal to or greater than 15% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 11.5 would constitute a “Specified Subsidiary” under clause (a) or (b) above.

“Specified Transaction” shall mean, with respect to any period, any Investment (including Acquisitions), Permitted Change of Control, sale, transfer or other Disposition of assets or property, Incurrence, Refinancing, prepayment, redemption, repurchase, defeasance, acquisition, similar payment, extinguishment, retirement or repayment of Indebtedness, Restricted Payment, Subsidiary designation, provision of Incremental Term Loans (whether under, or as defined in, this Agreement or under the First Lien Credit Agreement), provision of Incremental Revolving Credit Commitment Increases (as defined in the First Lien Credit Agreement), provision of Additional/Replacement Revolving Credit Commitments (as defined in the First Lien Credit Agreement), creation of Extended Term Loans or Extended Revolving Credit Commitments (as defined in the First Lien Credit Agreement) or other event that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Sponsor” shall mean, collectively, Hellman & Friedman LLC and/or its respective Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or its respective Affiliates (but excluding any operating portfolio companies of Hellman & Friedman LLC or any such Affiliate), and any New Sponsor and, if applicable, its respective Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or its respective Affiliates.

“SPV” shall have the meaning provided in Section 13.6(c).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Statutory Reserves” shall have the meaning provided in the definition of the term “Eurodollar Rate”.

“Subordinated Indebtedness” shall mean any third-party Indebtedness for borrowed money owing by any Loan Party (and any Guarantee Obligations in respect thereof) that is subordinated expressly by its terms in right of payment to the Obligations.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50.0% of whose equity of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time equity of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, Joint Venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50.0% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Successor Benchmark Rate” shall have the meaning provided in Section 2.10(d).

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Successor Holdings” shall have the meaning provided in Section 10.9(b).

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean any obligation to pay or perform under any Swap.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax Restructuring” means any reorganizations and other transactions entered into among Holdings (or any Parent Entity thereof), the Borrower and/or its Restricted Subsidiaries for tax planning

(as determined by the Borrower in good faith) entered into after the Closing Date so long as such reorganizations and other transactions do not impair the value of the Collateral, when taken as a whole, or the value of the Guarantees, taken as a whole, in any material respect and is otherwise not adverse to the Lenders in any material respect and after giving effect to such reorganizations and other transactions, Holdings, the Borrower and its Restricted Subsidiaries otherwise comply with Section 9.14.

“Taxes” shall have the meaning provided in Section 5.4(a).

“Term Loan” shall mean an Initial Term Loan, an Incremental Term Loan or any Extended Term Loan, as applicable.

“Term Loan Exchange Effective Date” shall have the meaning provided in Section 2.17(a).

“Term Loan Exchange Notes” shall have the meaning provided in Section 2.17(a).

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(a)(i).

“Term Loan Facility” shall mean any of the Initial Term Loan Facility, any Incremental Term Loan Facility and any Extended Term Loan Facility.

“Term Note” shall mean a promissory note of the Borrower payable to any Initial Term Loan Lender or its registered assigns, in substantially the form of Exhibit F hereto, evidencing the aggregate Indebtedness of the Borrower to such Initial Term Loan Lender resulting from the Initial Term Loans made by such Initial Term Loan Lender.

“Test Period” shall mean, (a) for any determination under this Agreement other than any determination pursuant to Sections 5.2(a)(i) and (ii), the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Internal Financial Statements are available for each fiscal quarter or fiscal year in such period and (b) for any determination pursuant to Sections 5.2(a)(i) and (ii), the most recent period of four consecutive quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Section 9.1 Financials shall have been delivered to the Administrative Agent for each fiscal quarter or fiscal year in such period; provided that, prior to the first date that Internal Financial Statements or Section 9.1 Financials are available or shall have been delivered pursuant to Section 9.1(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30, 2018. A Test Period may be designated by reference to the last day thereof (i.e. the June 30, 2018 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended June 30, 2018), and a Test Period shall be deemed to end on the last day thereof.

“Total Commitment” shall mean the sum of the Total Initial Term Loan Commitment and the Total Incremental Term Loan Commitment.

“Total Credit Exposure” shall mean, at any date, the outstanding principal amount of all Term Loans at such date.

“Total Incremental Term Loan Commitment” shall mean the sum of the Incremental Term Loan Commitments of any Class of Incremental Term Loans of all the Lenders providing such Class of Incremental Term Loans.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Sponsor, Permitted Holders, Holdings (or Parent Entity thereof), the Borrower, any of their Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the entering into of the Agreement, the other Credit Documents, the First Lien Credit Agreement and the other First Lien Credit Documents and funding of the Loans and the First Lien Initial Term Loans, (b) the Existing Debt Refinancing, (c) the declaration and payment of the 2018 Dividend, (d) the payment of the Transaction Expenses and (e) the consummation of any other transactions in connection with the foregoing (including all or any of those contemplated by the recitals to this Agreement).

“Transferee” shall have the meaning provided in Section 13.6(f).

“Treasury Capital Stock” shall have the meaning provided in Section 10.6(a).

“Type” shall mean as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Pension Plan exceeds the Fair Market Value of the assets allocable thereto as of the close of its most recent plan year, determined in both cases using the applicable assumptions promulgated under Section 430 of the Code.

“United States Tax Compliance Certificate” shall have the meaning provided in Section 5.4(d)(i).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 9.15 subsequent to the Closing Date, (b) any existing Restricted Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 9.15 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean a Subsidiary of a Person, all of the outstanding Capital Stock of which (other than (x) any director’s qualifying shares and (y) shares issued to other Persons to the extent required by Applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Power” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)    The term “including” is by way of example and not limitation.

(d)    Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)    Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)    The word “will” shall be construed to have the same meaning as the word “shall.”

(k)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3    Accounting Terms.

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing, prior to the Closing Date, the Historical Financial Statements and, after the Closing Date, the Section 9.1 Financials, except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, but only to the extent that, without undue burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such Accounting Change had not occurred.

(b)    Where reference is made to “the Borrower and its Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(c)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein.

(d)    For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Net Income of such Person or business shall not be excluded from the calculation of Net Income until such Disposition shall have been consummated.

1.4    Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable), for times of the day in New York City, New York.

1.7    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.5 or Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8    Currency Equivalents Generally.

(a)    For purposes of any determination under Section 9, Section 10 (other than for purposes of calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio or the Consolidated EBITDA to Consolidated Interest Expense Ratio) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred or proposed to be Incurred in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is Incurred or Disposition, Restricted Payment or payment under Section 10.6(a) is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted amount) of the Indebtedness that is Incurred to Refinance such Indebtedness does not exceed the principal amount (or accreted amount) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be Incurred or Disposition, Restricted Payment or payment under Section 10.6(a) may be made at any time under such Sections. For purposes of calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured

Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio and the Consolidated EBITDA to Consolidated Interest Expense Ratio, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or Section 9.1(b) or, prior to the Closing Date, the Historical Financial Statements.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Initial Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Initial Term Loan Borrowing”).

1.10    Limited Condition Transactions.

(a)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the LCT Test Date (as defined below) for such Limited Condition Transaction are entered. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default, Event of Default or specified Event of Default occurs following the LCT Test Date for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)    determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio or the Consolidated EBITDA to Consolidated Interest Expense Ratio or any other ratio test; or

(ii)    testing baskets or any other calculations (including any minimum equity calculation) set forth in this Agreement (including baskets or any other calculations measured as a percentage of Consolidated Total Assets or Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (x) the date on which the definitive acquisition agreements for such Limited Condition Transaction (including any Permitted Change of Control) are entered into, (y) the date of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or (z) in respect of sales in connection with an acquisition to which the United Kingdom City

Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Total Assets or the valuation of any rollover or existing equity in connection with any minimum equity calculation of the Borrower or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, calculation or test with respect to the Incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, payments pursuant to Section 10.7, Dispositions, mergers, Dispositions of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, calculation or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.11    Pro Forma and Other Calculations.

(a)    Notwithstanding anything to the contrary herein, financial ratios, calculations and tests (including measurements of baskets and other calculations calculated on the basis of Consolidated Total Assets or Consolidated EBITDA), including the Consolidated EBITDA to Consolidated Interest Expense Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated in the manner prescribed by this Section 1.11; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.11, when calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio for purposes of Section 5.2(a)(i) and Section 5.2(a)(ii), the events described in this Section 1.11 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that, for purposes of any determination under the proviso to Section 5.2(a)(ii), Consolidated First Lien Debt shall be determined after giving pro forma effect to (A) the aggregate principal amount of (1) Term Loans voluntarily prepaid pursuant to Section 5.1, (2) First Lien Term Loans voluntarily prepaid pursuant to Section 5.1 of the First Lien Credit Agreement (or, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof) and (3) secured Permitted Additional Debt and secured Credit Agreement Refinancing Indebtedness voluntarily prepaid, repurchased, defeased, acquired or redeemed, (B) the aggregate amount of cash consideration paid by any Purchasing Borrower Party (as defined in this Agreement or in the First Lien Credit Agreement, as applicable) to effect any assignment to it of (1) Term Loans pursuant to Section 13.6(g) or (2) First Lien Term Loans pursuant to Section 13.6(g) of the First Lien Credit Agreement (or, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured

Permitted Refinancing Indebtedness in respect thereof), but only to the extent that such Term Loans or such First Lien Term Loans (or such Permitted Refinancing Indebtedness in respect thereof), as applicable, have been cancelled and (C) the aggregate amount of all permanent reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments (each as defined in the First Lien Credit Agreement) pursuant to Section 4.2 of the First Lien Credit Agreement (for the avoidance of doubt, excluding any such commitment reductions required by the proviso to Section 2.14(b) of the First Lien Credit Agreement or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments (each as defined in the First Lien Credit Agreement)), in each case, after the end of the Borrower’s most recently ended full fiscal year and prior to the date of the applicable payment to be made pursuant to such Section 5.2(a)(ii) assuming such voluntary prepayments had been made on the last day of such fiscal year. In addition, whenever a financial ratio, calculation or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Internal Financial Statements are internally available.

(b)    For purposes of calculating any financial ratio, calculation (including any minimum equity calculation) or test (including measurements of baskets and other calculations on the basis of Consolidated Total Assets or Consolidated EBITDA), Specified Transactions (with any Incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.11) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or “unrestricted” cash and cash equivalents, or any new cash equity contribution and/or rollover and/or valuation of existing equity in connection with such Specified Transaction, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.11, then such financial ratio, calculation or test (including measurements of baskets and other calculations on the basis of Consolidated Total Assets and Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

(c)    Whenever pro forma effect or a determination of pro forma compliance is to be given to a Specified Transaction or a Specified Restructuring, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions and cost synergies and other synergies projected by the Borrower in good faith to result from or relating to any Specified Transaction (including the Transactions) or Specified Restructuring that is being given pro forma effect or for which a determination of pro forma compliance is being made that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions, cost synergies or other synergies have been taken, have been committed to be taken, with respect to which substantial steps have been taken or which are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, cost synergies and other synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, cost synergies and other synergies were realized during the entirety of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, any action committed to be taken, any action with respect to which substantial steps have been taken or any action that is expected to be taken (including any savings expected to result from the elimination of Public Company Costs, if any) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction or Specified Transaction, and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realizable; provided that (A) such amounts are reasonably identifiable in the good faith judgment of the Borrower, (B) such actions are taken, such actions are committed to be taken, substantial steps with respect to such action have been taken or such actions are expected to be taken no later than eight fiscal quarters after the date of consummation of such Specified Transaction or the date of initiation of such Specified Restructuring (or, with respect to the Transactions, twelve fiscal quarters) and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(d)    In the event that the Borrower or any Restricted Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Consolidated EBITDA to Consolidated Interest Expense Ratio (or similar ratio), in which case such Incurrence or Refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period); provided that, with respect to any Incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated EBITDA to Consolidated Interest Expense Ratio and/or the Consolidated Total Debt to Consolidated EBITDA Ratio, as applicable, pro forma effect shall not be given to any Indebtedness being Incurred (or expected to be Incurred) substantially simultaneously or contemporaneously with the Incurrence of any such Indebtedness in reliance on any “basket” set forth in this Agreement, including the Incremental Base Amount, any “baskets” measured as a percentage of Consolidated Total Assets or Consolidated EBITDA, any Credit Event (as defined in the First Lien Credit Agreement) under the Revolving Credit Facility or, except to the extent expressly required to be calculated otherwise in Section 2.14 or Section 10.1(u), any Additional/Replacement Revolving Credit Facility (as defined in the First Lien Credit Agreement).

(e)    Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is made had been the applicable rate for the entire period (taking into account any interest Hedging Agreements applicable to such Indebtedness). To the extent interest expense generated by Hedging Obligations that have been terminated is included in Consolidated Interest Expense prior to the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is being made, Consolidated Interest Expense shall be adjusted to exclude such expense. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is being made, except as set forth in Section 1.11(d).

(f)    Any such pro forma calculation may include, without limitation, (1) all adjustments of the type described in clause (a)(viii) of the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such Test Period, and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

(g)    In connection with any incurrence of Indebtedness to be consummated in connection with any Permitted Change of Control, subject to the Borrower’s corporate credit rating being in B3 or better from Moody’s and B- or better from S&P (in each case, with a stable outlook), respectively, at the time of the incurrence thereof or as of the LCT Test Date, as applicable, all leverage ratios related thereto shall be deemed to be 0.50 to 1.00 times higher than the otherwise applicable incurrence test ratio set forth in this Agreement.

(h)    After an IPO, at the option of the Borrower (the exercising of such option to release Holdings from its obligations under the Credit Documents pursuant to this Section 1.11(h), a “Holdings Termination Event”), but only if, upon giving effect to such IPO and through a series of mergers, consolidations, dissolutions, amalgamations or otherwise, the Borrower would cease to have a direct or indirect Parent Entity that owns all of the Capital Stock of the Borrower, Holdings shall be released from its Guarantee and all of its property (including the Capital Stock of the Borrower) released as Collateral automatically, and Holdings shall be released from all obligations under this Agreement and the other Credit Documents, including with respect to all representations and warranties, covenants, and defaults related to or referencing Holdings. Following any such release, this Agreement and the other Credit Documents shall be deemed to be amended to eliminate or modify all references to Holdings, as applicable.

SECTION 2.    Amount and Terms of Credit Facility.

2.1    Loans.

(a)    Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans (each, an “Initial Term Loan”) to the Borrower, which Initial Term Loans (i) shall not exceed, for any such Lender, the Initial Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Initial Term Loan Commitment, (iii) shall be made on the Closing Date and shall be denominated in Dollars, (iv) may, at the option of the Borrower, be Incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all such Initial Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise provided herein, consist entirely of Initial Term Loans of the same Type and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. On the Initial Term Loan Maturity Date, all outstanding Initial Term Loans shall be repaid in full.

(b)    [Reserved].

(c)    Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(d)    [Reserved].

2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a multiple of $500,000 and shall not be less than the Minimum Borrowing Amount with respect for such Type of Loans. More than one Borrowing may be Incurred on any date; provided that at no time shall there be outstanding more than fifteen (15) Eurodollar Borrowings under this Agreement (which number of Eurodollar Borrowings may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any Incremental Facility or Extended Term Loans). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

2.3    Notice of Borrowing.

(a)    The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Initial Term Loans or any Borrowing of Incremental Term Loans (unless otherwise set forth in the applicable Incremental Agreement), as the case may be, if all or any of such Term Loans are to be initially Eurodollar Loans and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York City time) on the date of the Borrowing of Initial Term Loans or any Borrowing of Incremental Term Loans, as the case may be, if all or any of such Term Loans are to be ABR Loans; provided that any notice of a Borrowing of Eurodollar Loans to be made on the Closing Date or any Incremental Facility Closing Date may be given not later than 1:00 p.m. (New York City time) (or such later date as the Administrative Agent may reasonably agree) one Business Day prior to the date of the proposed Borrowing, which notice may be subject to the effectiveness of the Credit Agreement. Such notice (a “Notice of Borrowing”) shall be in substantially the form of Exhibit D and shall specify (i) the aggregate principal amount of the Initial Term Loans or Incremental Term Loans, as the case may be, to be made, (ii) the date of the Borrowing (which shall be, (x) in the case of the Initial Term Loans, the Closing Date, and, (y) in the case of the Incremental Term Loans, the applicable Incremental Facility Closing Date in respect of such Class) and (iii) whether the Initial Term Loans or Incremental Term Loans, as the case may be, shall consist of ABR Loans and/or Eurodollar Loans and, if the Initial Term Loans or Incremental Term Loans, as the case may be, are to include Eurodollar Loans, the Interest Period to be initially applicable thereto; provided that the Notice of Borrowing for a Borrowing of Term Loans shall be revocable so long as the Borrower agrees to comply with the applicable provisions of Section 2.11 upon any such revocation. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Initial Term Loans or Incremental Term Loans, as the case may be, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)    [Reserved].

(c)    [Reserved].

(d)    [Reserved].

(e)    [Reserved].

(f)    If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Eurodollar Loans with an Interest Period of one (1) month. If the Borrower requests a Borrowing of Eurodollar Loans, in any such Notice of Borrowing, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurodollar Loans), it will be deemed to have specified an Interest Period of one (1) month.

(g)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4    Disbursement of Funds.

(a)    No later than 12:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that, on the Closing Date (or, with respect to any Incremental Facilities, on the relevant Incremental Facilities Closing Date), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b)    Each Lender shall make available all such requested amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower by depositing to an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate, or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the

Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.

(c)    [Reserved].

(d)    Nothing in this Section 2.4, including any payment by the Borrower, shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5    Repayment of Loans; Evidence of Debt.

(a)    The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans, (ii) on the relevant Incremental Term Loan Maturity Date for any Class of Incremental Term Loans, any then outstanding Incremental Term Loans of such Class and (iii) on the relevant maturity date for any Class of Extended Term Loans, all then outstanding Extended Term Loans of such Class.

(b)    The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable benefit of the Initial Term Loan Lenders, on the Initial Term Loan Maturity Date, the aggregate principal amount of Initial Term Loans then outstanding.

(c)    In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Incremental Agreement, subject to the requirements set forth in Section 2.14. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.15, mature and be repaid by the Borrower in the amounts and on dates set forth in the applicable Extension Agreement; provided, however, that notwithstanding anything to the contrary contained herein, Extended Term Loans may not have any scheduled amortization payments prior to the Initial Term Loan Maturity Date.

(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)    The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(v), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, an Incremental Term Loan (and the relevant Class thereof) or an Extended Term Loan (and the relevant Class thereof), as applicable, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof and (iv) any cancellation or retirement of Loans contemplated by Section 13.6(i).

(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded and, in the case of the Register, shall be conclusive absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section 2.5 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(g)    For the avoidance of doubt, all Initial Term Loans shall be repaid, whether pursuant to this Section 2.5 or otherwise, in Dollars.

2.6    Conversions and Continuations.

(a)    The Borrower shall have the option on any Business Day, subject to Section 2.11, to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and except as otherwise provided herein the Borrower shall have the option on the last day of an Interest Period to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’, in the case of a continuation of, or conversion to, Eurodollar Loans or (ii) the same Business Day in the case of a conversion into ABR Loans), prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued, the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), the principal amount of Loans to be converted or continued, as the case may be, and if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Eurodollar Loan, shall have a one-month Interest Period. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the Borrower requests a conversion to, or continuation of, Eurodollar Loans in any such Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)    If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.

2.7    Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of Incremental Term Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Incremental Term Loan Commitments for the applicable Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender, severally and not jointly, shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder, and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8    Interest.

(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the ABR in effect from time to time.

(b)    The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Eurodollar Rate in effect from time to time.

(c)    If at any time after the occurrence of and during the continuance of an Event of Default under Section 11.1, all or a portion of the principal amount of any Loan or any interest payable thereon or any fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under any applicable Debtor Relief Law) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2.00% from and including the date of such non-payment to but excluding the date on which such amount is paid in full. All such interest shall be payable on demand.

(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof, and shall be payable in Dollars and, except as otherwise provided below, shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, on any prepayment date (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; provided that a Loan that is repaid on the same day on which it is made shall bear interest for one day and (iv) in respect of each Loan, to the extent necessary to create a fungible tranche of Term Loans, the date of the incurrence of any Incremental Term Loans.

(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)    Except as otherwise provided herein, whenever any payment hereunder or under the other Credit Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment, as the case may be.

2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into, or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) on or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect, by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to such Borrowing, which Interest Period shall be the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is one, two, three or six months thereafter (or, if agreed to by all relevant Lenders participating in the relevant Credit Facility, twelve months thereafter or any other period, including a period shorter than one month).

Notwithstanding anything to the contrary contained above:

(a)    the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)    if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c)    if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(d)    in the case of Eurodollar Loans, interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period; and

(e)    the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10    Increased Costs, Illegality, Etc.

(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)    on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any Borrowing of Eurodollar Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the London interbank eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “Eurodollar Rate”; or

(ii)    that, due to a Change in Law, which shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement taken into account in determining the Statutory Reserves); (B) subject any Lender to any Tax (other than (1) Taxes indemnifiable under Section 5.4, (2) Excluded Taxes or (3) Taxes described in Section 5.4(f)) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any Lender or the London interbank eurocurrency market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender (other than Taxes), which results in the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)    at any time after the Closing Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the London interbank eurocurrency market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to Eurodollar Loans that have not yet been Incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than ten Business Days) after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b)    At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a

Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, if applicable; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)    If any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly (but no later than ten Business Days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date except as a result of a Change in Law. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)    Notwithstanding any of the provisions in this Agreement (including Section 2.11) to the contrary, if the Borrower and the Administrative Agent reasonably determine in good faith that an interest rate is not ascertainable pursuant to the provisions of the definition of “Eurodollar Rate” or “Reference Rate” and the inability to ascertain such rate is unlikely to be temporary, the “Eurodollar Rate” and “Reference Rate” shall be an alternate rate that is reasonably commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its reasonable discretion) that is either: (i) an alternate rate established by the Administrative Agent and the Borrower that is generally accepted as the then prevailing market convention for determining a rate of interest for syndicated leveraged loans of this type in the United States at such time, in which case, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including the making of appropriate adjustments to such alternate rate and this Agreement (x) to preserve pricing in effect at the time of selection of such alternate rate (but for the avoidance of doubt which would not reduce the Applicable Margin) and (y) other changes necessary to reflect the available interest periods for such alternate rate) (the “Market Convention Rate”) or (ii) if a Market Convention Rate is not available in the reasonable determination of the Administrative Agent and the Borrower acting in good faith, an alternate rate, at the option of the Borrower, either (x) established by the Administrative Agent and the Borrower, so long as the Lenders shall have received at least five Business Days’ prior written notice thereof (the “Notice Period”), in which case, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that such alternate rate shall not apply to (and any such amendment shall not be effective with respect to) any Class for which the Administrative Agent has received a written objection within the Notice Period from the Required Lenders of such Class (with the Required Lenders of such Class determined as if such Class of Lenders were the only Class of Lenders hereunder at the time), or (y) selected by the Borrower and the Required Lenders of any applicable Class (with the Required Lenders of such Class determined as if such Class of Lenders were the only Class of Lenders hereunder at the time) solely with respect to such Class, in which case, the Required Lenders of such Class and the Borrower shall, subject to 15 Business Days’ prior written notice to the Administrative Agent, enter into an amendment to this Agreement to reflect such alternate rate of interest for such Class and make such other related changes to this Agreement as may be necessary to reflect such alternate rate applicable to such Class) (any such alternate rate so established in accordance with the foregoing provisions of this clause (d), the “Successor Benchmark Rate”); provided that, in the case of each of clauses (i) and (ii), any such amendment shall become effective without any further action or consent of any other party to this Agreement, notwithstanding anything to the contrary in Section 13.1; provided, further, that until such Successor Benchmark Rate has been determined pursuant to this paragraph, (A) any request for Borrowing, the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) all outstanding Borrowings shall be converted to an ABR Borrowing.

(e)    The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(f)    Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 2.10 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.10.

(g)    This Section 2.10 shall not operate to provide payments that are duplicative of those required under Section 5.4.

2.11    Compensation. If (a) any payment of principal of a Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing or failure to satisfy the conditions of Section 6 and Section 7, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent clearly demonstrable error, the amount requested shall be final and conclusive and binding upon all parties hereto), pay to the Administrative Agent for the account of such Lender within ten Business Days of such request any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c) or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. The Borrower hereby agrees to pay all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14    Incremental Facilities.

(a)    The Borrower may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent request one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (the “Incremental Term Loans” or the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, subject to Section 1.10, at the time that any such Incremental Term Loan is made or effected (and after giving pro forma effect thereto), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the Incurrence or provision of any Incremental Facility in connection with an Acquisition or other Investment, no Event of Default under Section 11.1 or 11.5) shall have occurred and be continuing.

(b)    Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $5,000,000 or like amount in an Alternative Currency, as applicable, (it being understood that such amount may be less than $5,000,000 or like amount in an Alternative Currency, as applicable, if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 or like amount in an Alternative Currency, as applicable, in excess thereof), and, subject to the proviso at the end of this Section 2.14(b), the aggregate amount of (x) the Incremental Term Loans (after giving pro forma effect thereto and the use of the proceeds thereof) Incurred pursuant to this Section 2.14(b), plus (y) the aggregate principal amount of Permitted Additional Debt Incurred under Section 10.1(u)(ii)(A) shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the sum of (A) the Incremental Base Amount plus (B) an aggregate amount of Indebtedness, such that, subject to Section 1.10, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any Specified Transaction or Specified Restructuring to be consummated in connection therewith), the Borrower would be in compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Incremental Facility, calculated on a pro forma basis, as if such Incurrence (and transactions) had occurred on the first day of such Test Period, that is no greater than either (x) 5.50:1.00 or (y) if Incurred in connection with an Acquisition or other Investment, the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such Acquisition or other Investment (this clause (B), the “Incremental Ratio Debt Amount” and, together with the Incremental Base Amount, the “Incremental Limit”); provided that (i) Incremental Term Loans may be Incurred without regard to the Incremental Limit, without regard to whether an Event of Default has occurred and is continuing and, without regard to the minimums set forth in the first part of this Section 2.14(b), to the extent that the Net

Cash Proceeds from such Incremental Term Loans are used on the date of Incurrence of such Incremental Term Loans (or substantially concurrently therewith) to prepay Term Loans and related amounts in accordance with the procedures set forth in Section 5.2(a)(i) (and any such Incremental Term Loans shall be deemed to have been Incurred pursuant to this proviso).

(c)

(i)    The Incremental Term Loans (A) shall rank equal in right of payment and security with the Initial Term Loans, shall be secured only by all or a portion of the Collateral securing the Obligations and shall only be guaranteed by the Credit Parties on a senior basis, (B) shall not mature earlier than the Initial Term Loan Maturity Date, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans, (D) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, AHYDO Catch Up Payments, funding discounts, original issue discounts, currency types and denominations and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, notwithstanding the foregoing, Incremental Term Loans in an amount not exceeding the Incremental/Refinancing Maturity Limitation Excluded Amount may be Incurred without regard to clause (B) and/or (C) of this Section 2.14(c)(i); and (E) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that (x) except with respect to matters contemplated by clauses (B), (C) and (D) above, any differences shall be either, at the option of the Borrower, (1) reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date) or (2) consistent market terms and conditions, when taken as a whole, at the time of Incurrence or effectiveness of such Incremental Facility (as determined by the Borrower in good faith) and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Credit Facility.

(ii)    [Reserved].

(iii)    [Reserved].

(d)    Each notice from the Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount, currency types and denominations and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender with an Initial Term Loan Commitment will have an obligation to make a portion of any Incremental Term Loan) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 13.6(b) for an assignment of Loans to such Lender or Additional Lender.

(e)    Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, and each Additional Lender, if any, so long as any Additional Lender shall have complied with the provisions of Section 13.6(b)(ii)(C) and delivered such forms to the Administrative Agent and the Administrative Agent shall have received prior notice of the proposed execution of such Incremental Agreement; provided that, except as specifically set forth in Section 2.14(d), the Administrative Agent shall not otherwise be required to execute any Incremental Agreement unless such Incremental Agreement would affect the Credit Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 13.1(v) or pursuant to clause (x)(1) of the proviso to Section 2.14(c)(i)(E) or clause (x)(1) of the proviso to Section 2.14(c)(iii)(E). The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) to increase the Effective Yield of the applicable Class of Term Loans to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans are “fungible” with any applicable existing Class of Term Loans, (ii) to add or extend, in either case, any other “call protection” for the benefit of any applicable existing Class of Term Loans) and/or (iii) in connection with any incurrence of any Incremental Facility denominated in a currency other than U.S. Dollars, to add interest rate definitions and other currency provisions that are customarily included in agreements contemplating Borrowings or the execution of credit documents in any such currency. The effectiveness of any Incremental Agreement (an “Incremental Facility Closing Date”) and the occurrence of any Credit Event pursuant to such Incremental Agreement shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans Incurred, as described in the proviso to Section 2.14(b), shall be used in accordance with the terms thereof.

(f)    No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans.

(g)    This Section 2.14 shall supersede any provisions in Section 2.7 or 13.1 to the contrary. For the avoidance of doubt, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

2.15    Extensions of Term Loans.

(a)    The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans or to make any other changes to the terms of such Term Loans (any such Term Loans which have been so extended or changed, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended or changed except that (w) the scheduled final maturity date may be extended or changed, (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Sections 5.1 and 5.2, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended or changed. Notwithstanding anything to the contrary herein, Extended Term Loans may not have any scheduled amortization prior to the Initial Term Loan Maturity Date.

(b)    [Reserved].

(c)    The Borrower shall provide the applicable Term Loan Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Term Loan Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.15. The Borrower may, at its election, specify as a condition to consummating any Extension Agreement that a minimum amount (to be determined and specified in the relevant Term Loan Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Loans of any or all applicable Classes be tendered. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, of an Existing Term Loan Class subject to such Term Loan Extension Request converted or exchanged into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Term Loan Extension Request of the amount of its Term Loans it has elected to convert or exchange into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to or exchanged to Extended Term Loans on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement.

(d)    Extended Term Loans shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(d) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby (in the case of such other Credit Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Term Loans provided for therein, does not breach or result in a default under the provisions of Section 13.1 of this Agreement.

(e)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date).

(f)    In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension Series into which such other Term Loans were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(d)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(d).

(g)    No conversion or exchange of Term Loans pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h)    This Section 2.15 shall supersede any provisions in Section 2.4 or Section 13.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Term Loans without such Lender’s consent.

2.16    [Reserved].

2.17    Term Loan Exchange Notes.

(a)    The Borrower may by written notice to the Administrative Agent elect to offer (each a “Permitted Debt Exchange Offer”) to issue to Lenders holding Term Loans under this Agreement first priority senior secured notes and/or junior lien secured notes and/or unsecured notes (the “Term Loan Exchange Notes”) in exchange for the Term Loans (each such exchange, a “Permitted Debt Exchange”); provided that such Term Loan Exchange Notes may not be in an aggregate principal amount (or accreted value) greater than the aggregate principal amount of Term Loans being exchanged plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees, commissions and expenses (including OID, closing payments, upfront fees or similar fees) in connection with the issuance of the Term Loan Exchange Notes. Each such notice shall specify the date (each, a “Term Loan Exchange Effective Date”) on which the Borrower proposes that the Term Loan Exchange Notes shall be issued, which shall be a date not less than fifteen days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent); provided that: (w) the Weighted Average Life to Maturity of such Term Loan Exchange Notes shall not be shorter than the then remaining Weighted Average Life to Maturity of the

Term Loans being exchanged (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Term Loan Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof); (x) if secured, such Term Loan Exchange Notes shall rank equal to or junior in right of payment and of security with the Loans and Commitments being exchanged hereunder; (y) all other terms and conditions (other than interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, maturity, funding discounts, original issue discounts and redemption or prepayment terms and premiums) applicable to such Term Loan Exchange Notes shall reflect market terms and conditions at the time of incurrence (as determined in good faith by the Borrower); provided that the Term Loan Exchange Notes may have the benefit of any Previously Absent Covenant if the Administrative Agent has been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Covenant; and (z) the obligations in respect of the Term Loan Exchange Notes (A) shall not be secured by Liens on any asset of Holdings, the Borrower and the Restricted Subsidiaries other than assets constituting Collateral, (B) if such Term Loan Exchange Notes are secured, all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect taken as a whole (as determined by the Borrower) and the representative for such Term Loan Exchange Notes shall enter into a Customary Intercreditor Agreement (it being understood that junior Liens are not required to be equal to other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are equal to, or junior in priority to, other Liens that are junior to the Liens securing the Obligations), or (C) shall not be incurred or guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Credit Party which shall have previously or substantially concurrently guaranteed or borrowed such Term Loans being exchanged.

(b)    The Borrower shall offer to issue Term Loan Exchange Notes in exchange for the Class of Term Loans to all Lenders holding such Class of Term Loans (other than any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) on a pro rata basis, and such Lenders may choose to accept or decline to receive such Term Loan Exchange Notes in their sole discretion. Any such Term Loans exchanged for Term Loan Exchange Notes shall be automatically and immediately, without further action by any Person, cancelled on the Term Loan Exchange Effective Date for all purposes of this Agreement (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the Term Loan Exchange Effective Date, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled date interest is due with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange).

(c)    If the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered.

(d)    With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.17, unless waived by the Borrower, such Permitted Debt Exchange Offer shall be made for not less than $50,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that this Section 2.17 shall supersede any provisions of Section 2.5, Section 5 and Section 13.1 to the contrary, waive the requirements of any other provision of this Agreement or any other Credit Document that may otherwise prohibit the incurrence of any Indebtedness expressly provided for by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.17.

(e)    In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than one Business Day prior to the proposed date of effectiveness for such Permitted Debt Exchange and the Administrative Agent shall be entitled to conclusively rely on such results.

(f)    The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3.    [Reserved].

SECTION 4.    Fees.

4.1    Fees.

(a)    The Borrower agrees to pay to the Administrative Agent the administrative agency fees in the amounts and on the dates as set forth in the Fee Letter.

(b)    The Borrower agrees to pay to the Administrative Agent, for the account of each Initial Term Loan Lender on the Closing Date, an upfront fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans made on the Closing Date, which may be reflected as original issue discount. All such fees payable under this Section 4.1(f) shall be payable in full on the Closing Date.

4.2    [Reserved].

4.3    Mandatory Termination of Commitments.

(a)    The Total Initial Term Loan Commitment shall terminate upon the occurrence of the Closing Date.

(b)    [Reserved].

(c)    [Reserved].

(d)    The Incremental Term Loan Commitment for any Class shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitment, terminate at 5:00 p.m. (New York City time) on the Incremental Facility Closing Date for such Class.

SECTION 5.    Payments.

5.1    Voluntary Prepayments.

(a)    The Borrower shall have the right to prepay Term Loans, without, except as set forth in Section 5.1(b), premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, which notice shall be in the form attached hereto as Exhibit N and be given by the Borrower no later than 1:00 p.m. (New York City time) (x) on the date of such prepayment (in the case of ABR Loans) or (y) three Business Days prior to the date of such prepayment (in the case of Eurodollar Loans), and, in each case, the Administrative Agent shall promptly notify each of the relevant Lenders, (2) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $1,000,000; provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans and (3) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each prepayment in respect of any Class of Term Loans pursuant to this Section 5.1 may be applied to any Class of Term Loans as directed by the

Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 5.1 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 5.1 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied on a pro rata basis among Term Loan Classes. All prepayments under this Section 5.1 shall also be subject to the provisions of Section 5.2(d).

(b)    Subject to Section 5.1(c), at the time of (x) any prepayment of Initial Term Loans pursuant to Section 5.1(a), (y) any prepayment of Initial Term Loans as a result of any Debt Incurrence Prepayment Event or (z) any Repricing Transaction, in any case that is consummated:

(i)    prior to the first anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Initial Term Loans, a fee in an amount equal to 2.0% of the aggregate principal amount of all Initial Term Loans so prepaid (in the case of clauses (x) and (y)) or outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction (in the case of clause (z)); and

(ii)    on and after the first year anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Initial Term Loans, a fee in an amount equal to 1.0% of the aggregate principal amount of all Initial Term Loans so prepaid (in the case of clause (x) and (y)) or outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction (in the case of clause (z)).

Such fees shall be due and payable upon the date of the applicable prepayment or Repricing Transaction, as applicable. For the avoidance of doubt, on and after the second anniversary of the Closing Date, no fee shall be payable pursuant to this Section 5.1(b).

(c)    Notwithstanding anything to the contrary in this Agreement, the Borrower may prepay up to 100.0% of the Initial Term Loans before the second anniversary of the Closing Date, regardless of whether any premium or penalty would otherwise have been required under Section 5.1(b), with proceeds from the issuance of any Capital Stock or with the proceeds of cash and the Fair Market Value of marketable securities or other property, in each case contributed to the capital of the Borrower, in each case without any premium or penalty, at par plus accrued interest on the aggregate principal amount of all Initial Term Loans so prepaid (in the case of Section 5.1(b)(x) and (y)) or outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction (in the case of Section 5.1(b)(z)).

5.2    Mandatory Prepayments.

(a)    Term Loan Prepayments.

(i)    On each occasion that a Prepayment Event occurs, the Borrower shall, within five Business Days after the receipt of Net Cash Proceeds from a Debt Incurrence Prepayment Event and within thirty days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event, offer to prepay (or, in the case of a Debt Incurrence Prepayment Event arising from (A) the Incurrence of Incremental Term Loans in reliance on the proviso to Section 2.14(b), (B) the

Incurrence of Permitted Additional Debt in reliance on Section 10.1(u)(i) or (C) the Incurrence of any Credit Agreement Refinancing Indebtedness (any of the foregoing, a “Specified Debt Incurrence Prepayment Event”), prepay), in accordance with Sections 5.2(c) and 5.2(d) below, a principal amount of Term Loans in an amount equal to 100.0% of the Net Cash Proceeds from such Prepayment Event minus (other than in respect of a Specified Debt Incurrence Prepayment Event) any portion of such Net Cash Proceeds applied to prepay, redeem, repurchase or defease any First Lien Obligations in accordance with or as permitted by Section 5.2(a)(i) of the First Lien Credit Agreement (or any equivalent provision of any document governing such First Lien Obligations); provided that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Recovery Prepayment Event, the Borrower may use cash in an amount not to exceed the amount of such Net Cash Proceeds (as so reduced) to prepay, redeem, defease, acquire, repurchase or make a similar payment to (I) any Permitted Equal Priority Refinancing Debt or any (II) Permitted Additional Debt secured (in the case of this clause II)) by a Lien on the Collateral that ranks senior or equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds (as so reduced) multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of (A) all Permitted Equal Priority Refinancing Debt and (B) all Permitted Additional Debt secured (in the case of this clause (B)) by a Lien on the Collateral that ranks senior or equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies) and, in the case of clauses (A) and (B), with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Equal Priority Refinancing Debt and Permitted Additional Debt and the outstanding principal amount of Term Loans; provided, further, that in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Recovery Prepayment Event, (A) the percentage in this Section 5.2(a)(i) shall be reduced to 50.0% if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date the Net Cash Proceeds are required to be offered, is less than or equal to 4.00 to 1.00 but greater than 3.75 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(i) if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date the Net Cash Proceeds are required to be offered, is less than or equal to 3.75 to 1.00.

(ii)    Not later than the date that is ten Business Days following the date Section 9.1 Financials are required to be delivered under Section 9.1(a) (commencing with the Section 9.1 Financials to be delivered with respect to the fiscal year ending December 31, 2019), the Borrower shall offer to prepay, in accordance with Sections 5.2(c) and 5.2(d) below, without premium or penalty, an aggregate principal amount of Term Loans equal to the excess of (I)(x) 50.0% of Excess Cash Flow for such fiscal year minus (y) at the Borrower’s option, (A) the aggregate principal amount of (1) Term Loans voluntarily prepaid pursuant to Section 5.1, (2) First Lien Term Loans voluntarily prepaid pursuant to Section 5.1 of the First Lien Credit Agreement (or, in accordance with the corresponding provisions of the governing documentation of any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof) and (3) any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness voluntarily prepaid, repurchased, defeased, acquired or redeemed, (B) the aggregate principal amount of Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans (each as defined in the First Lien

Credit Agreement) and other revolving loans that are effective in reliance on Section 10.1(b) or Section 10.1(u) voluntarily prepaid pursuant to Section 5.1 to the extent accompanied by a permanent reduction of such Revolving Credit Commitments, Incremental Revolving Credit Commitment Increases, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments (each as defined in the First Lien Credit Agreement) or other revolving commitments, as applicable, in an equal amount pursuant to Section 4.2 of the First Lien Credit Agreement (or the equivalent provision governing such revolving credit facility) and (C) the aggregate amount of cash consideration paid by any Purchasing Borrower Party (as defined in this Agreement or in the First Lien Credit Agreement, as applicable) to effect any assignment to it of Term Loans pursuant to Section 13.6(g) or of First Lien Term Loans pursuant to Section 13.6(g) of the First Lien Credit Agreement (or, in accordance with the corresponding provisions of the governing documentation of any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof) (but only to the extent that such Term Loans, such First Lien Term Loans or such Permitted Refinancing Indebtedness in respect thereof have been cancelled) but excluding the aggregate principal amount of any such voluntary prepayments and any such assignments made with the proceeds of Incurrences of long-term Indebtedness or issuances of Capital Stock) and (D) the aggregate amount of Additional ECF Reduction Amounts, in each case during such fiscal year or after year-end and prior to the time such prepayment pursuant to this Section 5.2(a)(ii) is due over (II) any portion of Excess Cash Flow (as defined in the First Lien Credit Agreement) applied to prepay the First Lien Term Loans; provided that, in the case that Excess Cash Flow is required to be offered to prepay any Term Loans, the Borrower may use cash in an amount not to exceed the amount of such Excess Cash Flow required to be offered to prepay the Term Loans (as so reduced) to prepay, redeem, defease, acquire, repurchase or make a similar payment to (I) any Permitted Equal Priority Refinancing Debt or (II) any Permitted Additional Debt secured (in the case of this clause (II)) by a Lien on the Collateral that ranks senior or equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with a percentage of Excess Cash Flow, in each case in an amount not to exceed the product of (1) the amount of such Excess Cash Flow required to be offered to prepay the Term Loans (as so reduced) multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of (A) all Permitted Equal Priority Refinancing Debt and (B) all Permitted Additional Debt secured (in the case of this clause (B)) by a Lien on the Collateral that ranks senior or equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies) and, in the case of clauses (A) and (B), with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Equal Priority Refinancing Debt and Permitted Additional Debt and the outstanding principal amount of Term Loans; provided, further, that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25.0% if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is less than or equal to 4.00 to 1.00 but greater than 3.75 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated First Lien Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is less than or equal to 3.75 to 1.00. Any prepayment amounts credited pursuant to subclause (y) above against such amount in subclause (x) above shall be without duplication of any such credit in any prior or subsequent fiscal year.

(b)    [Reserved].

(c)    Application to Repayment Amounts.

(i)    Subject to clause (ii) of this Section 5.2(c), the first proviso to Section 5.2(a)(i) and the first proviso to Section 5.2(a)(ii), (A) each prepayment of Term Loans required by Sections 5.2(a)(i) and (ii) (other than in connection with a Debt Incurrence Prepayment Event) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining outstanding principal amount due in respect of each such Class of Term Loans (excluding any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment and taking into account any reduction in the amount of any required Excess Cash Flow payment to any Class of Term Loans that have been subject to a Section 13.6(g) transaction), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and (B) each prepayment of Term Loans required by Section 5.2(a)(i) in connection with a Debt Incurrence Prepayment Event shall be allocated to any Class of Term Loans outstanding as directed by the Borrower (subject to the requirement that the proceeds of any Specified Debt Incurrence Prepayment Event shall in all cases be applied to prepay or repay the applicable Refinanced Indebtedness), shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans; provided that, with respect to the allocation of such prepayments under clause (A) above only, between an Existing Term Loan Class and Extended Term Loans of the same Extension Series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any Extension Series any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(ii)    With respect to each such prepayment required by Section 5.2(a)(i) and Section 5.2(a)(ii) (other than any Debt Incurrence Prepayment Event), (A) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender and the Administrative Agent will promptly provide such notice to each Lender, (B) other than if such prepayment arises due to a Specified Debt Incurrence Prepayment Event, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within three Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (C) below) (such refused amounts, the “First Refused Proceeds”), (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of repayment from the Administrative Agent and (D) thereafter, any First Refused Proceeds may be retained by the Borrower (the “Retained Refused Proceeds”) (it being understood that if no Term Loans are outstanding at the time the notice referenced in clause (A) above is required to be delivered, such prepayment shall be deemed First Refused Proceeds without any further action by the Borrower for purposes of this Section 5.2(c)(ii)).

(d)    Application to Term Loans.

(i)    With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 5.1 or pursuant to a Specified Debt Incurrence Prepayment Event, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made (or, if not designated, in direct order of maturity); provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent, shall, subject to the above, make such designation in a manner that minimizes the amount of payments required to be made by the Borrower pursuant to Section 2.11.

(ii)    With respect to each prepayment of Term Loans by the Borrower required pursuant to Section 5.2(a) (other than in respect of a Specified Debt Incurrence Prepayment Event), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans (other than any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment) being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided that, if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 5.2(c)(ii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(e)    [Reserved].

(f)    Eurodollar Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period thereof, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a deposit account established on terms reasonably satisfactory to the Administrative Agent, which account may, for the avoidance of doubt, be established at an unaffiliated financial institution. Such deposit shall constitute Cash Collateral for the Obligations; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)    Minimum Amount.

(i)    No prepayment shall be required pursuant to Section 5.2(a)(i) (except to the extent such prepayment arises due to a Debt Incurrence Prepayment Event) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be offered at or prior to such time pursuant to such Section and not yet offered at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $12,000,000 for any single Prepayment Event or series of related Prepayment Events and (ii) $24,000,000 in the aggregate for all such Prepayment Events in any fiscal year, at which time the amount in excess of $12,000,000 or $24,000,000 , as the case may be, will be offered to be prepaid as provided in Section 5.2(a)(i), with the date of receipt of such Net Cash Proceeds being deemed for such purpose to be the date such thresholds set forth in clauses (i) and (ii) of this clause (g) are met.

(ii)    No prepayment shall be required pursuant to Section 5.2(a)(ii) unless and until the amount of Excess Cash Flow required to be offered to prepay Term Loans for a fiscal year pursuant to such Section exceeds $12,000,000, at which time the amount in excess of $12,000,000, will be offered to be prepaid as provided in Section 5.2(a)(ii).

(h)    Non-Credit Party Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Non-Credit Party giving rise to an Asset Sale Prepayment Event (a “Non-Credit Party Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Non-Credit Party (a “Non-Credit Party Recovery Event”) or Excess Cash Flow, are prohibited, delayed or restricted by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors) from being repatriated or expatriated to the United States or from being distributed to a Credit Party, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2(h)(i) but may be retained by the applicable Non-Credit Party so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States or expatriation or distribution to a Credit Party (the Borrower hereby agreeing to cause the applicable Non-Credit Party to promptly take all commercially reasonable actions available under applicable local law, rule or regulation to permit such repatriation, expatriation or distribution), and once such repatriation, expatriation or distribution of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation, expatriation or distribution will be immediately effected and such repatriated, expatriated or distributed Net Cash

Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation, expatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 5.2(h)(i) pursuant to this Section 5.2(h)(i) and (ii) to the extent that the Borrower has determined in good faith that such repatriation or expatriation of any of or all the Net Cash Proceeds of any Non-Credit Party Asset Sale, any Non-Credit Party Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow (but only for so long as such material adverse tax cost consequence exists), the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Non-Credit Party; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds from any Non-Credit Party Asset Sale or Non-Credit Party Recovery Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or, in the case of Excess Cash Flow, a date on or before the date that is six months after the date such Excess Cash Flow would have been so required to be applied to prepayments pursuant to Section 5.2(a)(ii) unless previously repatriated or expatriated in which case such repatriated or expatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 5.2(a)), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Non-Credit Party, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated or expatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Non-Credit Party) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Non-Credit Party.

(i)    Notwithstanding anything in this Section 5.2 to the contrary, until the First Lien Termination Date, except with respect to a Specified Debt Incurrence Payment Event, (i) no mandatory prepayments of Term Loans that would otherwise be required to be made under this Section 5.2 shall be required to be made, except with respect to the portion (if any) of the proceeds of any event giving rise to such mandatory prepayment as shall have been rejected by the term lenders under the First Lien Credit Agreement (or by lenders or investors under any documentation governing any Permitted Refinancing Indebtedness in respect of any Refinancing thereof or under the documentation governing any Permitted Additional Debt constituting First Lien Obligations), in each case in accordance with and as required by Section 5.2(c) of the First Lien Credit Agreement (or such similar provision in any such other documentation governing First Lien Obligations) and (ii) the references to five and ten Business Days or thirty calendar days following the event giving rise to such mandatory prepayment in paragraph (a) of this Section 5.2 shall be deemed to be the fifth or tenth Business Day or thirtieth calendar day, respectively, next following the date of determination that proceeds of the event giving rise to such mandatory prepayment shall be applied to prepayments of the Term Loans in accordance with this Section 5.2.

5.3    Method and Place of Payment.

(a)    All payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind. Except as otherwise specifically provided in this Agreement, all payments by the Borrower under this Agreement shall be made in Dollars to the Administrative Agent for the ratable account of the applicable Lenders entitled thereto, not later than 2:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office it being understood that written, electronic or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)    For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion (and the Administrative Agent may extend such deadline in its discretion whether or not such payments are in process). Except as otherwise provided in this Agreement, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4    Net Payments.

(a)    Except as required by law, all payments made by or on behalf of a Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax and penalties applicable thereto) (collectively, “Taxes”) excluding in the case of each Lender and each Agent and, except as otherwise provided in Section 5.4(f), (A) net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) imposed on such Agent or such Lender as a result of (i) such Agent or such Lender having been organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) a present or former connection between such Agent or such Lender and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or engaged in any other transactions pursuant to, this Agreement or any other Credit Document), (B) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (A)(i) or (A)(ii) and (C) any withholding Tax imposed pursuant to FATCA (collectively, “Excluded Taxes”). If any such non-Excluded Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party under Credit Documents (“Non-Excluded Taxes”) are required to be withheld by a Withholding Agent from any amounts payable under this Agreement or any other Credit Document, the applicable Credit Party shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes including those applicable to any amounts payable under this Section 5.4) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Credit Document. Whenever any withholding Taxes are payable by any Credit Party in respect of amounts payable under any Credit Document, promptly thereafter, the applicable Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt, if available (or other evidence acceptable to such Lender, acting reasonably) received by the applicable Credit Party showing payment thereof. The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)    In addition, each Credit Party shall pay any present or future stamp, court, documentary, filing, mortgage, recording, property or intangible taxes, charges or similar levies (including any interest, additions to tax and penalties) that arise from any payment made by such Credit Party hereunder or under any other Credit Documents or from the execution, delivery or registration or recordation of, from the receipt or perfection of a security interest or performance under, or otherwise with respect to, this Agreement or the other Credit Documents, except any taxes imposed as a result of a present or former connection between an assignee and the jurisdiction imposing such tax (other than a connection arising solely from an assignee having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any transaction pursuant to, or enforced this Agreement) with respect to an assignment (other than an assignment requested by a Credit Party) (hereinafter referred to as “Other Taxes”).

(c)     (i) Subject to Section 5.4(f), the Credit Parties shall jointly and severally indemnify each Lender and each Agent for and hold them harmless against the full amount of Non-Excluded Taxes and Other Taxes payable or paid by such Lender or Agent (as the case may be) or required to be withheld or deducted from a payment to such Lender or Agent (as the case may be) that are imposed or asserted (whether or not correctly or legally asserted) by any jurisdiction (including on any additional amounts or indemnities payable under this Section 5.4) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto; provided that if any claim pursuant to this Section 5.4(c)(i) is made later than 180 days after the date on which the relevant Lender or Agent had actual knowledge of the relevant Non-Excluded Taxes or Other Taxes, then the Credit Parties shall not be required to indemnify the applicable Lender or Agent for any penalties which accrue in respect of such Non-Excluded Taxes or Other Taxes after the 180th day. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(d)(ii) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Credit Parties in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by any Applicable Law or reasonably requested by the Borrower or the Administrative Agent (A) as will permit such payments to be made without, or at a reduced rate of, withholding or (B) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Notwithstanding anything herein to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(d)(i)(w)-(y), 5.4(e) and 5.4(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing to the extent permitted by law, each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall:

(i)    deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly executed copies of (v) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, executed copies of United States Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax, (w) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) substantially in the form of Exhibit K (a “United States Tax Compliance Certificate”)), (x) United States Internal Revenue Service Form W-8ECI, (y) to the extent a Non-U.S. Lender is not the Beneficial Owner (for example, where the Non-U.S. Lender is a partnership), United States Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each Beneficial Owner, as applicable (provided that, if one or more Beneficial Owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such Beneficial Owner), and/or (z) any other form prescribed by applicable U.S. federal income Tax laws (including the United States Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Credit Documents, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement; and

(ii)    deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;

unless in any such case such Lender is not legally entitled to duly complete and deliver any such form with respect to it. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)    If a payment made to a Lender under this Agreement or any other Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.4(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)    No Credit Party shall be required to indemnify any Lender or Agent pursuant to Section 5.4(c), or to pay any additional amounts to any Lender or Agent pursuant to Section 5.4(a) in respect of (i) U.S. federal withholding Taxes imposed under any law in effect on the date such Lender acquired its interest in the applicable Loan or changed its lending office; provided, however, that this Section 5.4(f) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or change in lending office would have been entitled to receive immediately prior to such assignment or change in lending office, or (y) such assignment had been requested by a Credit Party or (ii) Taxes attributable to such Lender’s failure to comply with the provisions of Section 5.4(d), 5.4(e) or 5.4(g).

(g)    Each Lender that is organized in the United States of America or any state thereof or the District of Columbia shall (A) on or prior to the date such Lender becomes a Lender hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 5.4(g) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant, the relevant Lender) with two duly completed and signed originals of United States Internal Revenue Service Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(h)    If any Lender or the Administrative Agent determines in its sole discretion, exercised in good faith, that it has received a refund of a Non-Excluded Tax, Other Taxes or taxes described in Section 5.4(f) for which a payment has been made by a Credit Party pursuant to this Agreement, which refund in the good-faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Credit Party, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Credit Party for such amount (together with any interest paid by the relevant Governmental Authority with respect to such refund) as such Lender or the Administrative Agent, as the case may be, reasonably determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required; provided that the Credit Party, upon the request of such Lender, agrees to repay the amount paid over to the Credit Party (with interest, penalties and other charges imposed by the relevant Governmental Authority) in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this paragraph (h) or any other provision of this Section 5.4; provided, further, that nothing in this Section 5.4 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any refund.

(i)    Each Lender authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4.

5.5    Computations of Interest and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days and, in the case of ABR Loans, 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last) occurring in the period for which such interest and fees are payable.

5.6    Limit on Rate of Interest.

(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or any other Credit Document in excess of the amount or rate permitted under or consistent with any Applicable Law.

(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Law.

(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law, or would result in receipt by an Agent or Lender of interest at a rate prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law (in the case of the Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i)    firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii)    thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving pro forma effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

SECTION 6.    Conditions Precedent to the Closing Date. The occurrence of the initial Credit Event is subject to the satisfaction of the following conditions precedent:

6.1    Credit Documents. The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic copies unless otherwise specified, each properly executed by an Authorized Officer of the signing Credit Party:

(a)    this Agreement, executed and delivered by (i) an Authorized Officer of each of Holdings and the Borrower, (ii) each Agent and (iii) each Lender;

(b)    the Guarantee, executed and delivered by an Authorized Officer of each Person that is a Guarantor as of the Closing Date;

(c)    the Security Agreement, executed and delivered by an Authorized Officer of Holdings, the Borrower and each other grantor party thereto as of the Closing Date;

(d)    the Pledge Agreement, executed and delivered by an Authorized Officer of the Borrower and each other pledgor party thereto;

(e)    the First Lien/Second Lien Intercreditor Agreement, executed and delivered by an Authorized Officer of each Person that is a Credit Party as of the Closing Date and by Morgan Stanley Senior Funding, Inc. (in each of its capacities thereunder); and

(f)    such certificates of good standing (to the extent such concept exists) from the applicable secretary of state or other relevant Governmental Authority of the jurisdiction of organization of each Credit Party.

6.2    Collateral.

(a)    All Capital Stock of the Borrower and all Capital Stock of each wholly owned Restricted Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Capital Stock) and the Collateral Agent (or its agent, designee or bailee in accordance with Section 5.05 of the First Lien/Second Lien Intercreditor Agreement) shall have received all certificates, if any, (except as permitted by Section 9.17) representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)

(i)    Except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) that is owing to Holdings, the Borrower or any Subsidiary Guarantor shall be evidenced by a promissory note and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent (or its agent, designee or bailee in accordance with Section 5.05 of the First Lien/Second Lien Intercreditor Agreement) shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank.

(ii)    All Indebtedness of Holdings, the Borrower and each Restricted Subsidiary on the Closing Date that is owing to any Credit Party shall be evidenced by the Intercompany Note, which shall be executed and delivered by Holdings, the Borrower and each Restricted Subsidiary on the Closing Date and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent (or its agent, designee or bailee in accordance with Section 5.05 of the First Lien/Second Lien Intercreditor Agreement) shall have received such Intercompany Note, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that, if the Intercompany Note cannot be delivered to the Collateral Agent on or prior to the Closing Date notwithstanding the Borrower’s use of commercially reasonable efforts to do so, delivery thereof shall not be a condition to closing, and in such case the Borrower agrees to deliver same to the Collateral Agent not later than 90 days following the Closing Date (or such later date as the Collateral Agent shall agree in its discretion).

(c)    All documents and instruments, including UCC or other applicable personal property security financing statements and Intellectual Property Security Agreements (as defined in the Security Agreement), required by Applicable Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents on the Collateral owned by the Borrower and the Guarantors and perfect such Liens in the United States to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Agent in appropriate form for filing, registration or recording under the UCC and with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(d)    The Collateral Agent shall have received a completed Perfection Certificate, dated as of the Closing Date and signed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.

6.3    Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Simpson Thacher & Bartlett LLP, New York and California counsel to Holdings, the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

6.4    Structure and Terms of the Transaction.

(a)    The Existing Debt Refinancing shall have been consummated or shall be consummated substantially simultaneously with the initial Credit Event hereunder to occur on the Closing Date.

6.5    Closing Certificates. The Administrative Agent shall have received a certificate of each Person that is a Credit Party as of the Closing Date, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by two Authorized Officers of such Credit Party, and attaching the documents referred to in Sections 6.6 and 6.7.

6.6    Corporate Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Credit Party as of the Closing Date (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.7    Corporate Documents. The Administrative Agent shall have received true and complete copies of the Organizational Documents of each Person that is a Credit Party as of the Closing Date.

6.8    Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Exhibit J.

6.9    Financial Statements. The Administrative Agent and the Joint Bookrunners shall have received the Historical Financial Statements.

6.10    PATRIOT ACT.

(a)    The Administrative Agent and the Joint Bookrunners shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Joint Bookrunners in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent and the Joint Bookrunners reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT ACT.

(b)    At least three days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to such Borrower.

6.11    Fees and Expenses. All fees required to be paid on the Closing Date pursuant to agreements among Holdings, the Borrower and the Lead Arrangers and Joint Bookrunners and reasonable out-of-pocket expenses required to be paid on the Closing Date and with respect to expenses to the extent invoiced at least three Business Days prior to the Closing Date pursuant to agreements among Holdings, the Borrower and the Lead Arrangers and Joint Bookrunners (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Credit Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Credit Facility).

Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 7.    Conditions Precedent to All Credit Events.

7.1    No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date (excluding borrowings made pursuant to Section 2.14, Section 2.15 and/or Section 2.17, which may be subject to different conditions precedent and representations, but only if so agreed by the Borrower and the applicable Lenders) is subject to the satisfaction of the condition precedent that at the time of each such Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Credit Event and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects). The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that the conditions contained in this Section 7.1 have been met as of such date.

7.2    Notice of Borrowing;.

(a)    Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

SECTION 8.    Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and make the Loans as provided for herein, each of Holdings (solely with respect to the representation and warranties applicable to it) and the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1    Corporate Status. Holdings, the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity and, to the extent such concept is applicable in the corresponding jurisdiction, is in good standing under the laws of the jurisdiction of its organization or formation and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (to the extent such concept is applicable in the corresponding jurisdiction) in all jurisdictions where it is required to be so qualified, except, in the case of clauses (a) and (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8.2    Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforceability of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Holdings, the Borrower and each of the Restricted Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect.

8.3    No Violation. The execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions hereof and thereof will not (a) contravene any material applicable provision of any material Applicable Law of any Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and the Liens created under the First Lien Credit Documents) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other Contractual Obligation to which Holdings, the Borrower or any of their Restricted Subsidiaries is a party or by which they or any of their property or assets is bound, except, in the case of either of clause (a) or (b), to the extent that any such conflict, breach, contravention, default, creation or imposition would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organizational Documents of Holdings, the Borrower or any of their Restricted Subsidiaries.

8.4    Litigation. There are no actions, suits, investigations, claims, arbitrations or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings or the Borrower, threatened, in either case with respect to Holdings, the Borrower or any of the Restricted Subsidiaries that (a) involve any of the Credit Documents or (b) would reasonably be expected to result in a Material Adverse Effect.

8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except, in the case of either clause (a) or (b), (i) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of Liens created pursuant to the Security Documents and (iii) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions to the extent that failure to so receive would not reasonably be expected to result in a Material Adverse Effect.

8.7    Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8    True and Complete Disclosure.

(a)    The written factual information or written factual data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender on or before the Closing Date (including all such information contained in the Confidential Information Memorandum (and all information incorporated by reference therein) and in the Credit Documents) for purposes of, or in connection with, this Agreement or any transaction contemplated does not contain any untrue statement of material fact and does not omit to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished from time to time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or industry specific nature.

(b)    The projections contained in the information and data referred to in Section 8.8(a) were prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(c)    As of the Closing Date, the information included in the Beneficial Ownership Certificate with respect to any Beneficial Owner (as defined in the Beneficial Ownership Regulation) of the Borrower, is true and correct in all material respects to the best of the Beneficial Owner’s knowledge.

8.9    Financial Statements.

(a)    The Historical Financial Statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries at the respective dates of such information and for the respective periods covered thereby and have been prepared in all material respects in accordance with GAAP consistently applied (except to the extent provided in the notes to such financing statements), and subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory note.

(b)    Each Lender and each Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate the Historical Financial Statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Credit Documents under Section 11.2 (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

8.10    Tax Returns and Payments, Etc. (a) Holdings, the Borrower and each of the Restricted Subsidiaries have filed all tax returns, domestic and foreign, required to be filed by them and have paid all taxes and assessments payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction and (b) each of Holdings, the Borrower and the Restricted Subsidiaries have paid, or have provided adequate reserves (in the good-faith judgment of the management of the Borrower) in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction for the payment of, all material U.S. federal, state, and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date, except in the case of either of clauses (a) or (b), to the extent that the failure to be in compliance therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.11    Compliance with ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Pension Plan is in compliance with ERISA, the Code and any Applicable Law; (b) no Reportable Event has occurred (or is reasonably likely to occur); (c) no Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA (or is reasonably likely to be insolvent), and no written notice of any such insolvency has been given to any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (d) none of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has failed to make a required contribution to a Multiemployer Plan, whether or not waived (or is reasonably likely to fail to make such required contribution); (e) no Pension Plan is, or is expected to be, in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA and no Multiemployer Plan is, or is expected to be, in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (f) none of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Pension Plan or Multiemployer Plan, as applicable, pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Pension Plan or Multiemployer Plan; (g) no proceedings by the PBGC have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, and no written notice of any such proceedings has been given to any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (h) the conditions for imposition of a Lien that could be imposed under the Code or ERISA on the assets of any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate with respect to a Pension Plan do not exist (and are not reasonably likely to exist) nor has the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate on account of any Pension Plan; and (i) each Foreign Plan is in compliance with Applicable Laws (including funding requirements under such Applicable Laws), and no proceedings have been instituted to terminate any Foreign Plan which would reasonably be expected to give rise to liability for the Borrower or any Restricted Subsidiary. No Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities incurred or reasonably likely to be incurred by the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate as referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11, other than any made with respect to (i) liability under Section 4201, 4204 or 4212(c) of ERISA, (ii) any contribution required to be made, or (iii) liability for termination of any such Multiemployer Plan under ERISA, are made to the best knowledge of the Borrower.

8.12    Subsidiaries. On the Closing Date, after giving effect to the Transactions, Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 8.12. Schedule 8.12 sets forth, as of the Closing Date, after giving effect to the Transactions, the name and the jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Credit Party and the designation of such Subsidiary as a Guarantor, a Restricted Subsidiary, an Unrestricted Subsidiary, a Specified Subsidiary or an Immaterial Subsidiary. The Borrower does not own or hold, directly or indirectly, any Capital Stock of any Person other than such Subsidiaries and Investments permitted by Section 10.5.

8.13    Intellectual Property. The Borrower and each of the Restricted Subsidiaries owns, has good and marketable title to, or has a valid license or otherwise has the right to use, all Intellectual Property, that is used in, held for use in or that is otherwise necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than Liens permitted by Section 10.2), except where the failure to own, or have any such title, license or rights would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) to the Borrower’s knowledge, the operation of the businesses conducted by each of the Borrower and the Restricted Subsidiaries, and the Intellectual Property now employed by any of the Credit Parties does not infringe upon, misappropriate, or otherwise violate any Intellectual Property rights owned by any other Person, and (ii) no material written claim has been received by the Borrower, or any of the Restricted Subsidiaries, and no litigation regarding the foregoing is pending or, to the Borrower’s knowledge, threatened in writing, in either case against the Borrower or any of the Restricted Subsidiaries.

8.14    Environmental Laws.

(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) Holdings, the Borrower and each of the Restricted Subsidiaries are and have been in compliance with all Environmental Laws (including having obtained and complied with all permits required under Environmental Laws for their current operations); (ii) to the knowledge of Holdings or the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations of Holdings, the Borrower or any of the Restricted Subsidiaries or any currently or formerly owned, operated or leased Real Property that would reasonably be expected to result in Holdings, the Borrower or any of the Restricted Subsidiaries incurring liability under any Environmental Law; and (iii) none of Holdings, the Borrower or any of the Restricted Subsidiaries has become subject to any pending or, to the knowledge of Holdings or the Borrower, threatened Environmental Claim or, to the knowledge of Holdings or the Borrower, any other liability under any Environmental Law.

(b)    None of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned, operated or leased Real Property in a manner that would reasonably be expected to have a Material Adverse Effect.

8.15    Properties, Assets and Rights.

(a)    As of the Closing Date and as of the date of each Credit Event thereafter, the Borrower and each of the Restricted Subsidiaries has good and marketable title to, valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than Intellectual Property) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have such good title or interest in such property would not reasonably be expected to have a Material Adverse Effect. None of such properties and assets is subject to any Lien, except for Liens permitted under Section 10.2.

(b)    Set forth on Schedule 8.15 hereto is a complete and accurate list of all Real Property owned in fee by the Credit Parties on the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.

(c)    All permits required to have been issued or appropriate to enable all Real Property of the Credit Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those permits the failure of which to be issued or to so enable lawful occupation and use would not reasonably be expected to have a Material Adverse Effect.

8.16    Solvency. On the Closing Date after giving pro forma effect to the Transactions, the Credit Parties and their Subsidiaries on a consolidated basis are Solvent.

8.17    Material Adverse Change. Since the Closing Date there have been no events or developments that have had or would reasonably be expected to have a Material Adverse Effect.

8.18    Use of Proceeds. The proceeds of the borrowings of the Initial Term Loans shall be used (a) on the Closing Date, together with cash on hand at the Borrower and its Subsidiaries and the proceeds of the borrowings of the First Lien Initial Term Loans and the borrowings under the Revolving Credit Facility in the amount of the Initial Revolving Borrowing Amount (as defined in the First Lien Credit Agreement) to pay the Existing Debt Refinancing, the 2018 Dividend and/or the Transaction Expenses and (b) to the extent any proceeds remain after the application described in clause (a), will be used on and after the Closing Date for other general corporate purposes of the Borrower and its Subsidiaries, including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby.

8.19    Anti-Corruption Laws.

(a)    The Borrower and each other Credit Party and their respective Restricted Subsidiaries are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(b)    None of the Borrower or any other Credit Party will use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purposes of any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, as amended.

8.20    Sanctioned Persons.

(a)    None of the Borrower, any other Credit Party or any of their respective Restricted Subsidiaries is currently the target of any U.S. sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State.

(b)    None of the Borrower or any other Credit Party will use the proceeds of the Loans or otherwise make available such proceeds to any Person for use in any manner that will result in a violation by any Lender of any U.S. sanctions administered by OFAC or the U.S. Department of State.

8.21    PATRIOT ACT.    Except to the extent as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any other Credit Party is in violation of any Applicable Laws relating to money laundering, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT ACT”).

8.22    Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing and (b) none of the Borrower or the Restricted Subsidiaries have been in violation of the Fair Labor Standards Act or any other Applicable Laws dealing with wage and hour matters.

8.23    Subordination of Junior Financing. The Obligations are “Designated Senior Debt” (if applicable), “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any Junior Debt.

8.24    No Default. As of the date of any Credit Event after the Closing Date, no Default has occurred and is continuing.

SECTION 9.    Affirmative Covenants. The Borrower (and, in the case of Section 9.14, Holdings) hereby covenants and agrees that, on the Closing Date and thereafter, until the Loans, together with interest, fees and all other Obligations Incurred hereunder (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and contingent indemnification obligations and other contingent obligations not then due and payable), are paid in full:

9.1    Information Covenants. The Borrower will furnish to the Administrative Agent for prompt further distribution to each Lender:

(a)    Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year (or, after an IPO, if later, such later time as may be permitted for the filing of a 10-K under the Exchange Act), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of income and cash flows for such fiscal year, setting forth for each fiscal year comparative consolidated figures for the preceding fiscal year (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in all material respects in accordance with GAAP (except as otherwise disclosed in such financial statements) and, except with respect to any such reconciliation, reported on by independent registered public accountants of recognized national standing with an unmodified report by such independent registered public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness or (2) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries), and, for the avoidance of doubt, without modification as to the scope of audit. Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any Parent Entity of Holdings), (B) the Borrower’s or Holdings’ (or any Parent Entity thereof), as applicable, Form 10-K filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP”, the applicable financial statements shall be determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or such Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials shall be reported on by an independent registered public accounting firm of recognized national standing, with an unmodified report by such independent registered public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness or (2) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries) (it being understood that there shall be no obligation to audit any such consolidating information), and, for the avoidance of doubt, without modification as to the scope of audit.

(b)    Quarterly Financial Statements. Beginning with the fiscal quarter ending March 31, 2019, as soon as available and in any event on or before the date that is 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, after an IPO, if later, such later time as may be permitted for the filing of a 10-Q under the Exchange Act), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of income for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated, balance sheet, for the last day of the prior fiscal year (or in lieu of such financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries on the other hand), all in reasonable detail and all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries (and, if applicable, the Borrower and the Restricted Subsidiaries) in all material respects accordance with GAAP (except as disclosed in the notes to such financing statements), subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory note. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any Parent Entity thereof), (B) the Borrower’s or Holdings’ (or any Parent Entity thereof), as applicable, Form 10-Q filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP”, the applicable financial statements shall be determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings (or any such Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis (and, if different, the Borrower and the Restricted Subsidiaries), on the other hand.

(c)    Budget. Prior to an IPO, no later than five Business Days following the delivery by the Borrower of the financial statements required under Section 9.1(a), beginning at the time of the delivery of such financial statements for the fiscal year ending December 31, 2019, a detailed quarterly budget of the Borrower and its Restricted Subsidiaries in reasonable detail for the current fiscal year as customarily prepared by management of the Borrower for its internal use (but including, in any event, only a projected consolidated statement of income of the Borrower and its Restricted Subsidiaries for the current fiscal year and not a projected consolidated balance sheet or statement of projected cash flow) and setting forth the principal assumptions upon which such budget is based (provided that no such budget shall be required to be delivered for the fiscal year which began January 1, 2018 or the fiscal year which begins January 1, 2019). It is understood and agreed that any financial or business projections furnished by any Credit Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Credit Parties, (B) no assurance is given by the Credit Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance.

(d)    Officer’s Certificates. No later than five Business Days following the delivery of the financial statements provided for in Sections 9.1(a) and 9.1(b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth a specification of any change in the identity of the Guarantors, the Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Guarantors, Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be. At the time of the delivery of the financial statements provided for in Section 9.1(a) beginning with the fiscal year ended December 31, 2019, a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of Excess Cash Flow, the Available Amount and the Available Equity Amount as at the end of the fiscal year to which such financial statements relate.

(e)    Notice of Certain Events. Promptly after an Authorized Officer of Holdings, the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of the occurrence of (i) any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against Holdings, the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)    Other Information. (i) Promptly upon filing thereof, (x) copies of any annual, quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K) and registration statements which Holdings (or any Parent Entity), the Borrower or any Restricted Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements and material reports that Holdings, the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and (ii) with reasonable promptness, but subject to the limitations set forth in the last sentence of Section 9.2 and Section 13.16, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Sections 9.1(a), 9.1(b) and 9.1(f)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 13.2 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 9.1(d) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2    Books, Records and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 9.2 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1 or this Section 9.2, none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

9.3    Maintenance of Insurance.

(a)    The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good-faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good-faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower and the Restricted Subsidiaries; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Collateral Agent, for the benefit of the Secured Parties, shall be the additional insured on any such liability insurance and the Collateral Agent, for the benefit of the Secured Parties, shall be the additional loss payee or additional mortgagee under any such casualty or property insurance, except in each case as the Collateral Agent and the Borrower may otherwise agree.

(b)    If any buildings or improvements comprising of any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Credit Parties to, solely to the extent required by Applicable Law, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained or renewed), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form reasonably acceptable to the Collateral Agent.

(c)    It is understood and agreed that, prior to the First Lien Termination Date, to the extent that the First Lien Administrative Agent is satisfied with or agrees to any deliveries or documents required to be provided under Section 9.3(a) or Section 9.3(b), the Administrative Agent shall be deemed to be satisfied with such deliveries or documents.

9.4    Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become overdue, and all lawful claims in respect of taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that none of the Borrower or any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being diligently contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good-faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

9.5    Consolidated Corporate Franchises. The Borrower will do, and will cause each of the Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights, privileges and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6    Compliance with Statutes. The Borrower will, and will cause each Restricted Subsidiary to (a) comply with all Applicable Laws, rules, regulations and orders applicable to it or its property, including, without limitation, (i) the FCPA, (ii) applicable Sanctions and (iii) the PATRIOT ACT, and (b) maintain in effect all governmental approvals or authorizations required to conduct its business, except in the case of each of clauses (a) and (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

9.7    ERISA. As soon as reasonably practicable after the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, or a Multiemployer Plan administrator (provided that if such notice is given by the Multiemployer Plan administrator, it is given to any of the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliates thereof): (a) that a Reportable Event has occurred; (b) that there has been a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Pension Plan; (c) that a Pension Plan having an Unfunded Current Liability has been or is to be terminated under Title IV of ERISA (including the giving of written notice thereof); (d) that a Pension Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code on the assets of any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (e) that proceedings will be or have been instituted by the PBGC to terminate a Pension Plan having an Unfunded Current Liability (including the giving of written notice thereof); (f) that a proceeding has been instituted against the Borrower, a Restricted Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (g) that the PBGC has notified the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Pension Plan; (h) that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has failed to make any required contribution or payment to a Multiemployer Plan; (i) that a determination has been made that any Pension Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Pension Plan or Multiemployer Plan pursuant to Section 409, 502(i) 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or Section 4971 or 4975 of the Code; (k) that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (l) that the termination of any Foreign Plan has occurred that gives rise to liability for Holdings, the Borrower or any Restricted Subsidiary; or (m) that any non-compliance with any funding requirements under Applicable Law for any Foreign Plan has occurred. Such certificate and notice shall be provided as soon as reasonably practicable after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any such event.

9.8    Good Repair. The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the industry in which the Borrower and the Restricted Subsidiaries conduct business and consistent with third party leases, except in each case to the extent the failure to do so would not be reasonably expected to have a Material Adverse Effect.

9.9    End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10    Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee, the Security Agreement, the Pledge Agreement or any other Security Document, as applicable, the Borrower will cause (i) any direct or indirect Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to an Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, to promptly execute and deliver to the Collateral Agent (A) a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement substantially in the form of Annex B, Exhibit 1 or Annex A, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee, a grantor under the Security Agreement and a pledgor under the Pledge Agreement, (B) a counterpart signature page to the Intercompany Note and (C) a joinder agreement or such comparable documentation to each other applicable Security Document, substantially in the form annexed thereto, and to take all actions required thereunder to perfect the Liens created thereunder.

9.11    Pledges of Additional Stock and Evidence of Indebtedness.

(a)    Subject to any applicable limitations set forth in the Security Documents, as applicable, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or a Person required to become a Subsidiary Guarantor pursuant to Section 9.10) to pledge, to the Collateral Agent (or its agent, designee or bailee in accordance with Section 5.05 of the First Lien/Second Lien Intercreditor Agreement) for the benefit of the Secured Parties, (i) all the Capital Stock (other than any Excluded Capital Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) that are owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) (which shall be evidenced by a promissory note), in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto.

(b)    The Borrower agrees that all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Credit Party (or a Person required to become a Subsidiary Guarantor pursuant to Section 9.10) shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged to the Collateral Agent (or its agent, designee or bailee in accordance with Section 5.05 of the First Lien/Second Lien Intercreditor Agreement), for the benefit of the Secured Parties, pursuant to the Pledge Agreement.

9.12    Use of Proceeds. The proceeds of borrowings of the Initial Term Loans shall be used (a) on the Closing Date, together with the proceeds from the borrowing of the First Lien Initial Term Loans, the proceeds of borrowings under the Revolving Credit Facility in the amount of the Initial Revolving Borrowing Amount (as defined in the First Lien Credit Agreement) and cash on hand at the Borrower and its Subsidiaries to pay the Existing Debt Refinancing, the 2018 Dividend and/or the Transaction Expenses and (b) to the extent any proceeds remain after the application described in clause (a), on and after the Closing Date for other general corporate purposes of the Borrower and its Subsidiaries, including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby. The proceeds of borrowings of any Incremental Term Loan Facility may be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby.

9.13    Changes in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date and other similar, incidental, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or Investment or other immaterial businesses).

9.14    Further Assurances.

(a)    Subject to the limitations set forth in this Agreement and the Security Documents, Holdings and the Borrower will, and will cause each other Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other similar documents), that may be required under any Applicable Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and its Restricted Subsidiaries.

(b)    Subject to any applicable limitations set forth in the Security Documents and in Sections 9.10 and 9.11, (i) if any Material Real Property is acquired by any Credit Party after the Closing Date or, (ii) if any Credit Party that becomes a Credit Party after the Closing Date owns any Material Real Property, the Borrower will notify the Collateral Agent (who shall thereafter notify the Lenders) thereof and will, within 90 days after the acquisition of such Material Real Property or within 90 days of the date on which the applicable Credit Party became a Credit Party, as applicable, (or such longer period as may be agreed by the Collateral Agent in its sole discretion), cause such Material Real Property to be subjected to a Mortgage (provided, however, that, in the event any Material Real Property subject to a Mortgage under this Section 9.14 is located in a jurisdiction that imposes mortgage recording taxes or any similar fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value of such Material Real Property) and will take, and cause the Subsidiary Guarantors to take, such other actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect a Lien on such Material Real Property consistent with the applicable requirements of the Security Documents, including actions described in Section 9.14(a) and Section 9.14(c), all at the expense of the Credit Parties.

(c)    Any Mortgage delivered to the Collateral Agent in accordance with Sections 9.14(b) shall be accompanied by:

(i)    a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and with respect to each Mortgaged Property that is: (x) in an area designated by the Federal Emergency Management Agency as being located in a special flood hazard area, and (y) contains a “Building” (as defined by the Flood Insurance Laws) within such special flood hazard area (a “Flood Hazard Property”), the Borrower shall deliver to the Collateral Agent (i) Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent as to the fact that such asset is a Flood Hazard Property and as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program and (ii) evidence of flood insurance in accordance with Section 9.3(b) and otherwise in form and substance reasonably satisfactory to the Collateral Agent;

(ii)    a policy or policies of title insurance or a marked unconditional commitment or binder thereof issued by a nationally recognized title insurance company insuring title to such Mortgaged Property is vested in such Credit Party for an amount not to exceed the Fair Market Value (determined at the time described in Section 9.14(b) above) and together with such endorsements as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located;

(iii)    unless the Collateral Agent shall have otherwise agreed either, but only to the extent already prepared and otherwise available, (A) a survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (1) prepared by a surveyor reasonably acceptable to the Collateral Agent, (2) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Collateral Agent in its sole discretion, (3) for Mortgaged Property situated in the United States, certified to the Collateral Agent and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (ii), which certification shall be reasonably acceptable to the Collateral Agent and (4) for Mortgaged Property situated in the United States, complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys”, jointly established and adopted by American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Collateral Agent) or (B) coverage under the title insurance policy or policies referred to in clause (ii) above that does not contain a general exception for survey matters and which contains survey-related endorsements reasonably acceptable to the Collateral Agent; and

(iv)    opinions of counsel to the Credit Party mortgagor with respect to the enforceability, perfection, due authorization, execution, and delivery of the applicable Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent.

It is understood and agreed that, prior to the First Lien Termination Date, to the extent that the First Lien Collateral Agent and/or the First Lien Administrative Agent, as the case may be, is satisfied with or agrees to any deliveries or documents required under this Section 9.14(c), the Collateral Agent and/or the Administrative Agent, as the case may be, shall be deemed to be satisfied with the forms of such deliveries or documents for purposes of the corresponding deliveries or documents provided under this Agreement.

(d)    Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the time or cost of creating or perfecting any Lien on any property (including the time and cost required to obtain the flood insurance required under Section 9.14(c)(i)) is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents (it being understood that, prior to the First Lien Termination Date, the determination of the First Lien Collateral Agent in respect of the matters described in this clause (d) shall be deemed to be the determination of the Administrative Agent with respect to such matters).

(e)    Notwithstanding anything herein to the contrary, the Credit Parties shall not be required to take any actions outside the United States, to (i) create any security interest in assets titled or located outside the United States, or (ii) perfect or make enforceable any security interests in any Collateral.

(f)    Notwithstanding anything herein to the contrary, the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrower and communicated in writing delivered to the Collateral Agent, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

9.15    Designation of Subsidiaries. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default under Section 11.1 or Section 11.5 shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. Upon any such designation of any Unrestricted Subsidiary as a Restricted Subsidiary (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of “Investment” or the definition of “Available Amount”), the Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in Section 10.5 or Section 10.6 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment.

9.16    Maintenance of Ratings. The Borrower will use commercially reasonable efforts to cause the public credit rating for the Initial Term Loan Facility issued by S&P and the public credit rating for the Initial Term Loan Facility issued by Moody’s, and the Borrower’s public corporate credit rating issued by S&P and public corporate credit rating issued by Moody’s to each be maintained (but not to obtain or maintain a specific rating).

9.17    Post-Closing Obligations. To the extent not executed and delivered on the Closing Date, unless otherwise agreed by the Administrative Agent in its reasonable discretion, execute and deliver the documents and complete the tasks set forth on Schedule 9.17, in each case within the time limits specified on such schedule (or such later time as the Administrative Agent shall agree in its reasonable discretion).

SECTION 10.    Negative Covenants. The Borrower (and, with respect to Section 10.8(i), Holdings) hereby covenants and agrees that on the Closing Date and thereafter, until the Loans, together with interest, fees and all other payment Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification or other contingent obligations not then due and payable), are paid in full:

10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, with respect to any Indebtedness, except:

(a)    (i) Indebtedness arising under the Credit Documents, including pursuant to Sections 2.14 and 2.15, and (ii) any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(b)    (i) Indebtedness arising under the First Lien Credit Documents (including any guarantees in respect thereof) in an aggregate principal amount not to exceed $725,000,000; and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness; provided that, notwithstanding any other provision herein to the contrary, no Person other than a Credit Party shall at any time be an obligor in respect of any such Indebtedness;

(c)    (i) Indebtedness constituting reimbursement obligations in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance) and (ii) Indebtedness supported by Letters of Credit (as defined in the First Lien Credit Agreement) or other letters of credit under similar facilities in an amount not to exceed the Stated Amount (as defined in the First Lien Credit Agreement) of such Letters of Credit (as defined in the First Lien Credit Agreement) or stated amount of such other letters of credit under such similar facilities;

(d)    Except as otherwise limited by clauses (a), (b), (h) and (u) of this Section 10.1, Guarantee Obligations Incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be Incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be Incurred under this Agreement; provided that, if the applicable Indebtedness is subordinated to the Obligations, any such Guarantee Obligations shall be subordinated to the Obligations;

(e)    Guarantee Obligations Incurred in the ordinary course of business or consistent with past practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(f)    (i) Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond or similar financings)) the proceeds of which are used to finance (whether prior to or after) the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of property (real or personal), equipment or assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets or otherwise Incurred in respect of Capital Expenditures; provided that such Indebtedness is Incurred concurrently with or within 270 days after the completion of the applicable acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement or the making of the applicable Capital Expenditure; provided, further, that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to clause (i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to (I) the greater of (x) $52,000,000 and (y) 32.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date) minus (II) the aggregate amount of Indebtedness incurred pursuant to Section 10.1(g) and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(g)    (i) Indebtedness constituting Financing Lease Obligations, other than Financing Lease Obligations in effect on the Closing Date (and set forth on Schedule 10.1) or Financing Lease Obligations entered into pursuant to Section 10.1(f); provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to clause (i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to (I) the greater of (x) $52,000,000 and (y) 32.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date) minus (II) the aggregate amount of Indebtedness incurred pursuant to Section 10.1(f); and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness.

(h)    Closing Date Indebtedness and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(i)    Indebtedness in respect of Hedging Agreements Incurred in the ordinary course of business or consistent with past practice and, in each case, at the time entered into, not for speculative purposes;

(j)    (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of an Acquisition or other Investment or Indebtedness of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary; provided that

(A)    subject to Section 1.10, after giving pro forma effect thereto, no Event of Default under Section 11.1 or 11.5 has occurred and is continuing;

(B)    as of the date that any such Person becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger, consolidation or amalgamation with such a Person or any of its Subsidiaries) or the date that any such assets are acquired by the Borrower or any Restricted Subsidiary and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 10.1(j) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of (I) when aggregated with the aggregate principal amount of (1) Indebtedness Incurred pursuant to, and then outstanding under, Section 10.1(k)(i)(B)(I) and (2) Permitted Refinancing Indebtedness Incurred pursuant to clause (ii) of this Section 10.1(j) to Refinance Indebtedness Incurred pursuant to, and then outstanding in reliance on, this clause (I), the greater of (x) $31,200,000 and (y) 19.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date plus (II) subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness, to such Acquisition, Investment, any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and the Restricted Subsidiaries shall be in compliance on a pro forma basis, with either (X) a Consolidated EBITDA to Consolidated Interest Expense Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Specified Transaction and Specified Restructuring occurred on the first day of such Test Period, of either (x) not less than 2.00:1.00 or (y) not less than the Consolidated EBITDA to Consolidated Interest Expense Ratio of the Borrower and the Restricted Subsidiaries immediately prior to giving effect to such Incurrence and such other transactions or (Y) with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, Specified Transaction and Specified Restructuring had occurred on the first day of such Test Period of either (x) not greater than 6.00:1.00 or (y) not greater than the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to giving pro forma effect to all such Incurrences and such other transactions;

(C)    such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D)    such Indebtedness is not guaranteed in any respect by Holdings, the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) except to the extent permitted under Section 10.5 or Section 10.6;

(E)    (x) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 9.11 and (y) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) and a counterpart signature page to the Intercompany Notes, in each case to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable; provided that the requirements of this clause (E) shall not apply to any Indebtedness of the type that could have been Incurred under Section 10.1(f) or Section 10.1(g); and

(ii)    any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(k)    (i) Indebtedness of the Borrower or any Restricted Subsidiary Incurred to finance an Acquisition or other Investment; provided that,

(A)    subject to Section 1.10, after giving pro forma effect thereto, no Event of Default under Section 11.1 or 11.5 has occurred and is continuing;

(B)    as of the date of such Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 10.1(k), does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of (I) when aggregated with the aggregate principal amount of (1) Indebtedness Incurred pursuant to, and then outstanding under, Section 10.1(j)(i)(B)(I) and (2) Permitted Refinancing Indebtedness Incurred pursuant to clause (ii) of this Section 10.1(k) to Refinance Indebtedness Incurred pursuant to, and then outstanding in reliance on, this clause (I), the greater of (x) $31,200,000 and (y) 19.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date plus (II) subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness, to such Acquisition, Investment, any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and the Restricted Subsidiaries shall be in compliance on a pro forma basis with either (X) a Consolidated EBITDA to Consolidated Interest Expense Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Specified Transaction and Specified Restructuring occurred on the first day of such Test Period, of either (x) not less than 2.00:1.00 or (y) not less than the Consolidated EBITDA to Consolidated Interest Expense Ratio of the Borrower and the Restricted Subsidiaries immediately prior to giving effect to such Incurrence and such other transactions or (Y) with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, Specified Transaction and Specified Restructuring had occurred on the first day of such Test Period of either (x) not greater than 6.00:1.00 or (y) not greater than the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to giving pro forma effect to all such Incurrences and such other transactions;

(C)    if such Indebtedness is Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall not be guaranteed in any respect by Holdings, the Borrower or any other Subsidiary Guarantor except to the extent permitted under Section 10.5;

(D)    (x) the Capital Stock of any Person acquired in such Acquisitions or other Investment (the “acquired Person”) is pledged to the Collateral Agent to the extent required under Section 9.11 and (y) such acquired Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement and a counterpart signature page to the Intercompany Note (or alternative guarantee and security arrangements in relation to the Obligations), in each case, to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable; and

(E)    Except to the extent constituting First Lien Obligations, the terms of such Indebtedness shall be consistent with the requirements set forth in clause (a) and clause (b) of the proviso to the definition of “Permitted Additional Debt”; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(ii)    any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(l)     (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money;

(m)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations (including earn-outs), in each case entered into in connection with the Transactions, any Permitted Change of Control, Acquisitions, other Investments and the Disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, but including in connection with Guarantee Obligations, letters of credit, surety bonds on performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements;

(n)    Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and guarantees, financial assurances, bankers’ acceptance facilities and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money, including those incurred to secure health, safety and environmental obligations;

(o)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money;

(p)    (i) Indebtedness representing deferred compensation to officers, directors, managers, employees, consultants or independent contractors of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower and the Restricted Subsidiaries Incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower or the Restricted Subsidiaries under deferred compensation arrangements to their officers, directors, managers, employees, consultants or independent contractors or other similar arrangements Incurred by such Persons in connection with the Transactions, Permitted Change of Control, Acquisitions or any other Investment expressly permitted under Section 10.5 or Section 10.6;

(q)    unsecured Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Immediate Family Members) of Holdings, the Borrower, any of its Subsidiaries or any Parent Entity or Equityholding Vehicle, in each case, to finance the retirement, acquisition, repurchase or redemption of Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle to the extent such Parent Entity or any Equityholding Vehicle uses the proceeds to finance the purchase or redemption (directly or indirectly) of its Capital Stock) or the Capital Stock of the Borrower, in each case to the extent permitted by Section 10.6; provided that, any such Indebtedness shall reduce availability under Section 10.6 to the extent of any amounts incurred from time to time under this Section 10.1(q), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made;

(r)    Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts and repurchase agreements permitted under Section 10.5;

(s)    additional senior, senior subordinated or subordinated Indebtedness of the Borrower and the Restricted Subsidiaries, and Permitted Refinancing Indebtedness thereof, in an aggregate principal amount, determined as of the date of the Incurrence of such Indebtedness and giving pro forma effect thereto and the use of the proceeds thereof, not to exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of (i) when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness Incurred pursuant to this Section 10.1(s) to Refinance Indebtedness Incurred pursuant to, and then outstanding in reliance on, this clause (i), the greater of (x) $31,200,000 and (y) 19.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date plus (ii) an amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and Restricted Subsidiaries shall be in compliance on a pro forma basis with either (x) a Consolidated EBITDA to Consolidated Interest Expense Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, acquisition, Specified Transaction and Specified Restructuring occurred on the first day of such Test Period, of not less than 2.00:1.00 or (y) a Consolidated Total Debt to Consolidated EBITDA Ratio of less than or equal to 6.00:1.00, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, acquisition, Specified Transaction and Specified Restructuring occurred on the first day of such Test Period; provided, that, at the time any such Indebtedness is Incurred and after giving pro forma effect to such Incurrence and any other transactions being consummated in connection therewith and the use of the proceeds thereof, the aggregate principal amount of all Indebtedness Incurred and then outstanding under this Section 10.1(s) by Non-Credit Parties, when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness Incurred pursuant to, and then outstanding under, this clause (s) to Refinance Indebtedness of Non-Credit Parties, shall not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the greater of (x) $58,500,000 and (y) 36.40% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date); provided, further, that, except in the case of any such Indebtedness constituting First Lien Obligations, the terms of such Indebtedness shall be consistent with the requirements of clause (b) of the proviso of the definition of “Permitted Additional Debt”; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(t)    (i) Indebtedness Incurred in connection with any Sale Leaseback and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(u)    Indebtedness in respect of (i) Permitted Additional Debt (which Permitted Additional Debt may be Incurred or provided under the First Lien Credit Agreement in accordance with the terms thereof), the Net Cash Proceeds from which or, in the case of commitments, the new commitments of which, are required to be applied to (x) prepay the Term Loans and related amounts in the manner set forth in Section 5.2(a)(i), (y) prepay the First Lien Term Loans and related amounts in a manner set forth in Section 5.2(a)(i) of the First Lien Credit Agreement (or the equivalent section of the documentation governing any other First Lien Obligations) and subject to the payment of premiums set forth in Section 5.1(b) of the First Lien Credit Agreement (or the equivalent section of the documentation governing any other First Lien Obligations), if applicable, or (z) permanently reduce Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments (each as defined in the First Lien Credit Agreement) in the manner set forth in Section 5.2(e)(ii) of the First Lien Credit Agreement (or the equivalent section of the documentation governing any other First Lien Obligations) (and any such Permitted Additional Debt shall be deemed to have been Incurred pursuant to this clause (i)), (ii) other Permitted Additional Debt (which Permitted Additional Debt may be Incurred or provided under the First Lien Credit Agreement in accordance with the terms thereof); provided that, in the case of this clause (ii), at the time of Incurrence or provision thereof and after giving pro forma effect thereto and such other transactions being consummated in connection therewith and the use of the proceeds thereof, assuming that all commitments, if any, thereunder were fully drawn, the aggregate principal amount of (X) all such Indebtedness Incurred or provided under this Section 10.1(u)(ii) plus (Y) any Incremental Term Loans (other than those Incremental Term Loans Incurred under the proviso to Section 2.14(b)) that have been Incurred or provided pursuant to Section 2.14(b)(A), shall not exceed the sum of (A) the Incremental Base Amount plus (B) an aggregate amount of Indebtedness, such that, after giving pro forma effect to such Incurrence or provision (and after giving pro forma effect to any Specified Transaction or Specified Restructuring to be consummated in connection therewith and assuming that all Incremental Revolving Credit

Commitment Increases and Additional/Replacement Revolving Credit Commitments (each as defined in the First Lien Credit Agreement) then outstanding and Incurred under Section 2.14(b)(B) were fully drawn), the Borrower would be in compliance with (I) in the case of the Incurrence or provision of any secured Permitted Additional Debt under this clause (ii) that constitutes or is intended to constitute First Lien Obligations (or is otherwise secured by Liens on the Collateral ranking senior to the Liens on the Collateral securing the Obligations), a Consolidated First Lien Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence or provision of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 4.50:1.00 or (y) if Incurred in connection with an Acquisition or other Investment, the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such Acquisition or other Investment, (II) in the case of the Incurrence or provision of any secured Permitted Additional Debt under this clause (ii) that does not constitute or is not intended to constitute First Lien Obligations (and is not otherwise secured by Liens on the Collateral ranking senior to the Liens on the Collateral securing the Obligations), a Consolidated Secured Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence or provision of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence or provision (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 5.50:1.00 or (y) if Incurred in connection with an Acquisition or other Investment, the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such Acquisition or other Investment or (III) in the case of the Incurrence or provision of any unsecured Permitted Additional Debt under this clause (ii), a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence or provision of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 6.00:1.00 or (y) if Incurred in connection with an Acquisition or other Investment, the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such Acquisition or other Investment; provided, further, that, in each case of this clause (ii), subject to Section 1.10, no Event of Default (or, in the case of the Incurrence or provision of Permitted Additional Debt in connection with an Acquisition or other Investment, no Event of Default under either Section 11.1 or 11.5) shall have occurred and be continuing at the time of the Incurrence or provision of any such Indebtedness or after giving pro forma effect thereto and (iii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that, without limitation of the requirements set forth in the definition of “Permitted Refinancing Indebtedness”, except in the case of any such Indebtedness that constitutes First Liens Obligations, such Permitted Refinancing Indebtedness shall be of the type described in the definition of “Permitted Additional Debt”;

(v)    Indebtedness of (i) Non-Credit Parties; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding in reliance on this Section 10.1(v) shall not exceed the greater of (x) $45,500,000 and (y) 28.45% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date) and (ii) of Non-Credit Parties Incurred from time to time pursuant to asset-based facilities or local working capital lines of credit to the extent non-recourse to the Credit Parties so long as (x) such Indebtedness is not secured by assets constituting Collateral and (y) the Credit Parties shall not guarantee such Indebtedness;

(w)    Indebtedness in the amount equal to the sum of (i) 200% of any Excluded Contribution to the extent not counted for purposes of the Available Equity Amount or Cure Amount and (ii) the Available RP Capacity Amount; provided, that, the maturity date of such Indebtedness is not earlier than the Latest Maturity Date;

(x)    Indebtedness of the Borrower and the Restricted Subsidiaries; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this Section 10.1(x) shall not exceed the greater of (x) $104,000,000 and (y) 65.00% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date);

(y)    (i) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Subsidiary Guarantor (other than any Indebtedness (A) in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money) or (B) in connection with cash management tax or accounting operations of the Borrower and its Restricted Subsidiaries) shall be evidenced by the Intercompany Note and (ii) Indebtedness in respect of shares of Disqualified Capital Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a lien permitted by Section 10.2) of any such shares of Disqualified Capital Stock (except to the Borrower or another of the Restricted Subsidiaries or any pledge of such Capital Stock constituting a lien permitted by Section 10.2 (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Disqualified Capital Stock (to the extent such Disqualified Capital Stock is then outstanding) not permitted by this clause;

(z)    Indebtedness in respect of commercial letters of credit obtained in the ordinary course of business or consistent with past practice;

(aa)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice;

(bb)    customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(cc)    Indebtedness Incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business or consistent with past practice on arm’s length commercial terms on a recourse basis;

(dd)    Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or Joint Venture in the ordinary course of business or consistent with past practice;

(ee)    Indebtedness arising solely as a result of the existence of any Lien (other than for Liens securing debt for borrowed money) permitted under Section 10.2;

(ff)    Indebtedness of any Receivables Subsidiary arising under a Qualified Receivables Facility;

(gg)    Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding in reliance on this Section 10.1(gg) shall not exceed the greater of (x) $13,000,000 and (y) 8.125% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(hh)    obligations in respect of Disqualified Capital Stock; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (hh) shall not exceed the greater of (x) $13,000,000 and (y) 8.125% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(ii)    unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent they do not result in an Event of Default under Section 11.6;

(jj)    endorsement of instruments or other payment items for deposit in the ordinary course of business;

(kk)    performance guarantees of the Borrower and its Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of the Borrower or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(ll)    obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(mm)    Indebtedness owing to any landlord in connection with the financing by such landlord of tenant improvements;

(nn)    Indebtedness incurred by the Borrower or any Restricted Subsidiary to the extent that the Net Cash Proceeds are deposited with a trustee or other representative to satisfy any underlying Obligations under the Credit Documents;

(oo)    Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any Acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement; and

(pp)    all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 10.1.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (pp) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify all or a portion of such item of Indebtedness (or any portion thereof and including as between the Incremental Base Amount and the Incremental Ratio Debt Amount) in a manner that complies with this Section 10.1 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Credit Documents and any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been Incurred in reliance only on the exception set forth in Section 10.1(a) (but without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify, Indebtedness incurred under Section 2.14 or Section 10.1(u) as between the Incremental Base Amount and the Incremental Ratio Debt Amount); provided, further, that if the Consolidated First Lien Debt to Consolidated EBITDA Ratio for the incurrence of any such Indebtedness would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after such incurrence, the reclassification described in this paragraph shall be deemed to have occurred automatically. The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 10.1.

At the time of Incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the paragraphs above.

10.2    Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)    Liens created pursuant to (i) the Credit Documents to secure the Obligations or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (ii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be Incurred under Section 10.1(u) (provided that such Liens do not extend to any assets that are not Collateral) and (iii) the documentation governing any Credit Agreement Refinancing Indebtedness (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations that are, or are intended to be, secured by Liens on the Collateral that rank senior in priority to the Liens on the Collateral securing the Obligations, the applicable Permitted Additional Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement of the type described in clause (b) of the definition thereof with the Administrative Agent and/or the Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations shall rank senior in priority to the Liens on the Collateral securing the Obligations, (B) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that constitute, or are intended to constitute, Second Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement of the type described in clause (a) of the definition thereof with the Administrative Agent and/or Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness shall have the same priority ranking as the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (C) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that are, or are intended to be, secured by Liens on the Collateral that rank junior in priority to the Liens on the Collateral securing the Obligations and any other Second Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement of the type described in clause (c) of the definition thereof with the Administrative Agent and/or Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness, as applicable, shall rank junior in priority to the Liens on the Collateral securing the Obligations and any other Second Lien Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(a);

(b)    Permitted Encumbrances;

(c)    Liens securing Indebtedness permitted pursuant to Section 10.1(f) or Section 10.1(g) (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, restoration, construction, expansion or improvement (as applicable) of the property subject to such Liens or the making of the applicable Capital Expenditures, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto and (iii) with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d)    Liens on property and assets existing on the Closing Date or pursuant to agreements in existence on the Closing Date and listed on Schedule 10.2 or, to the extent not listed in such Schedule, such property or assets have a Fair Market Value that does not exceed $10,000,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Restricted Subsidiary, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that such Liens secured on the Closing Date and any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1;

(e)    the modification, Refinancing, replacement, extension or renewal (or successive modifications, Refinancings, replacements, extensions or renewals) of any Lien permitted by clauses (c), (d), (f), (p), (t), (u), (bb) and (kk)of this Section 10.2 upon or in the same assets theretofore subject to such Lien other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) in the case of Liens permitted by clauses (f), (t), (u), (bb) or (kk), after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof;

(f)    Liens existing on the assets, or shares of Capital Stock, of any Person that becomes a Restricted Subsidiary (including by designation as a Restricted Subsidiary pursuant to Section 9.15), or existing on assets acquired, pursuant to an Acquisition or other Investment permitted under Section 10.5 or Section 10.6 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that such Liens attach at all times only to the same assets that such Liens attached to (other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(j), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof), and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Acquisition or such other Investment, as applicable;

(g)    Liens arising out of any license, sublicense or cross-license (including of any Intellectual Property) permitted under Section 10.4;

(h)    Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Restricted Subsidiary;

(i)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(j)    Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 or Section 10.6 to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof), and (ii) consisting of an agreement to sell, transfer, lease or otherwise Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, Disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)    (i) Liens arising out of conditional sale, title retention (including any security or quasi-security arising under any retention of title, extended retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods supplied to the Borrower or any of the Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower or any of the Restricted Subsidiaries), consignment or similar arrangements for sale of property and bailee arrangements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement and (ii) Lien arising by operation of Applicable Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Applicable Law) in favor of a seller or buyer of goods;

(l)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(m)    Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the Incurrence of Indebtedness, (B) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, (C) against credit balances of the Borrower or any Restricted Subsidiary with credit card issuers or credit card processor or amounts owing by credit card issuers or credit card processors to the Borrower or any Restricted Subsidiary to secure the obligations of the Borrower or any Restricted Subsidiary in respect of fees and chargebacks, or (D) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; provided that, Liens permitted pursuant to this clause (m) may be first priority Liens and not subject to any Lien or security interest securing the Obligations;

(n)    Liens (i) solely on any earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4;

(o)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and Liens on deposits made or secured provided in the ordinary course of business or consistent with past practice to secure liability to insurance carriers;

(p)    Liens on property subject to Sale Leasebacks and customary security deposits, related contract rights and payment intangibles related thereto;

(q)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with past practice;

(r)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(s)    (i) Liens on Capital Stock in Joint Ventures or similar arrangements securing obligations of such Joint Ventures or similar arrangements or pursuant to any Joint Ventures or similar agreements and (ii) to the extent constituting Liens, transfer restrictions, purchase options, rights of first refusal, tag or drag, put or call or similar rights of minority holders or Joint Ventures partners, in each case under partnership, limited liability coverage, Joint Venture or similar Organizational Documents;

(t)    Liens with respect to property or assets of any Non-Credit Party securing Indebtedness or other obligations of a Non-Credit Party;

(u)    Liens not otherwise permitted by this Section 10.2; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens Incurred in reliance on, and then outstanding under, Section 10.2(e) above in respect of a Refinancing of Indebtedness previously secured under this Section 10.2(u)) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the greater of (x) $65,000,000 and (y) 40.625% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date such Lien is created, incurred, assumed or suffered to exist (measured as such date) based upon the Internal Financial Statements most recently available on or prior to such date; provided that, if such Liens are consensual Liens that are secured by Collateral (other than cash and Cash Equivalents), then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into a Customary Intercreditor Agreement providing that such Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either senior in priority to, equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(u);

(v)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(w)    Liens on cash and Cash Equivalents used to defease or to satisfy or discharge Indebtedness; provided such defeasance or satisfaction or discharge is permitted under this Agreement;

(x)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice;

(y)    Liens securing commercial letters of credit permitted pursuant to Section 10.1(z);

(z)    Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(aa)    Liens securing Hedging Agreements submitted for clearing in accordance with Applicable Law;

(bb)    Liens securing Indebtedness permitted under Section 10.1; provided that, subject to Section 1.10, after giving pro forma effect to the Incurrence of any such Liens and the Incurrence of such Indebtedness and to any Acquisition, Investment, Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and Restricted Subsidiaries shall be in compliance on a pro forma basis with (A) in the case of any Indebtedness that is secured by Liens on the Collateral that constitutes or is intended to constitute First Lien Obligations, a Consolidated First Lien Debt to Consolidated EBITDA Ratio that is no greater than 4.50:1.00, (B) in the case of any Indebtedness that is secured by Liens on the Collateral that does not constitute or is not intended to constitute First Lien Obligations, a Consolidated Secured Debt to Consolidated EBITDA Ratio that is no greater than 5.50:1.00 and (C) in the case of any other Indebtedness secured by Liens on assets not constituting Collateral, a Consolidated Secured Debt to Consolidated EBITDA Ratio of no greater than 6.00:1.00, in each case as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, and any Specified Transaction or Specified Restructuring to be consummated in connection therewith occurred on the first day of such Test Period; provided, further, that, if such Liens are consensual Liens that are secured by the Collateral (other than cash and Cash Equivalents), then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into a Customary Intercreditor Agreement providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, senior in priority to, equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(bb);

(cc)    with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary);

(dd)    Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness permitted to be incurred hereunder (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(ee)    Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(ff)    Liens on accounts receivable and related assets, incurred in connection with a Qualified Receivables Facility;

(gg)    Liens securing obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services incurred in the ordinary course of business or consistent with past practice;

(hh)    Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(ii)    Liens granted pursuant to a security agreement between the Borrower or any Restricted Subsidiary and a licensee of Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Restricted Subsidiary;

(jj)    utility and similar deposits in the ordinary course of business;

(kk)    Liens securing any Hedging Obligations under any Hedging Agreement so long as the Fair Market Value of the Collateral securing such Hedging Obligations does not exceed the greater of (x) $32,500,000 and (y) 20.3125% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Lien is created, incurred, assumed or suffered to exist (measured as such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(ll)    Liens arising in connection with rights of dissenting equityholders pursuant to Applicable Law in respect of the Transactions, a Permitted Change of Control or any other Acquisition;

(mm)    Liens arising solely by virtue of any statutory or common law provision or from customary contractual provisions (such as banks’ general terms and conditions) relating to banker’s liens, rights of set-off or similar rights;

(nn)    Liens on cash and Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness for no longer than 60 days prior to such defeasance, discharge or redemption, so long as such defeasance, discharge or redemption is not prohibited by the terms of this Agreement;

(oo)    Liens securing Indebtedness permitted under Section 10.1(b); provided that such Liens are subject to the terms of the First Lien/Second Lien Intercreditor Agreement or such other Customary Intercreditor Agreement which sets forth the seniority of such Liens on the Collateral relative to the Liens on the Collateral securing the Obligations;

(pp)    Liens securing rental payments under agreements for Financing Lease Obligations, which Financing Lease Obligations are permitted to be so secured;

(qq)    customary Liens in favor of credit card companies pursuant to agreements therewith; and

(rr)    Liens securing Indebtedness or other obligations in an amount not to exceed the amount permitted to be Incurred pursuant to Section 10.1(x).

For purposes of determining compliance with this Section 10.2, (A) Lien need not be incurred solely by reference to one category of Liens permitted by this Section 10.2 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 10.2, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 10.2 and (C) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section 10.2(bb) above (giving pro forma effect to the Incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 10.2(bb) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 10.2.

10.3    Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4, 10.5 or 10.6, the Borrower will not and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its business units, assets or other properties, except that:

(a)    any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its business units, assets and other properties; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (iii) if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or Disposition, is not a Restricted Subsidiary of the Borrower (A) subject to Section 1.10, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have confirmed by a supplement to the Guarantee that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or Disposition and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (F) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not breach or result in a default under this Agreement or any other Credit Document and (G) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5 or Section 10.6; provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 13.6(a), if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(b)    any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiary Guarantors, if the surviving Person formed by or surviving such merger, amalgamation or consolidation or the transferee of such assets and properties is a Non-Credit Party, then any Indebtedness of any Subsidiary Guarantor assumed by such surviving Person or the transferee of such assets and properties shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 10.1 of this Agreement (without giving effect to Section 10.1(j) and (iii) if such merger, amalgamation, consolidation or Disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Restricted Subsidiary of the Borrower, (A) subject to Section 1.10, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any Credit Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.4, Section 10.4(d) or Section 10.6;

(c)    any Restricted Subsidiary may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary of the Borrower;

(d)    the Transactions may be consummated;

(e)    any Restricted Subsidiary may liquidate or dissolve or change its legal form if (x) the Borrower determines in good faith that such liquidation or dissolution or change of legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) any assets or business not otherwise Disposed of or transferred in accordance with Section 10.4, Section 10.4(d) or Section 10.6, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Restricted Subsidiary after giving effect to such liquidation or dissolution or change of legal form; and

(f)    the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, amalgamation or Disposition, the purpose of which is to (i) effect a Disposition permitted pursuant to Section 10.4 (other than 10.4(h)), (ii) reorganize or reincorporate any such Person in the United States, any state thereof, the District of Columbia or any territory thereof, (iii) effect any Holdings Termination Event in accordance with Section 1.11(h) or (iv) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Person or another jurisdiction of the United States, any state thereof, the District of Columbia or any territory thereof; provided that, with respect to any of the actions described in clauses (ii) and (iv) above, the Borrower or applicable Restricted Subsidiary shall have complied with Section 4.2 of the Security Agreement.

10.4    Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer, license or otherwise dispose of any of its property, business or assets (including receivables and including pursuant to a Sale Leaseback and including any disposition of property or assets to a Divided LLC pursuant to an LLC Division), whether now owned or hereafter acquired (each, a “Disposition”) (other than any such Disposition resulting from a Recovery Event), or (ii) sell to any Person (other than to the Borrower or a Restricted Subsidiary) any shares owned by it of any of their respective Restricted Subsidiaries’ Capital Stock, except that:

(a)    the Borrower and the Restricted Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise Dispose of, the following: (i) obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or surplus assets, rights and properties and other assets, rights and properties that are held for sale or no longer used, useful or necessary for the operation of the Borrower’s and its Subsidiaries’ business, (ii) inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business, (iii) cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business, (iv) books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business and (v) any such other assets or Capital Stock to the extent that the aggregate Fair Market Value of such assets sold in any single transaction or series of related transactions does not exceed the greater of (x) $6,500,000 and (y) 4.0625% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Internal Financial Statements most recently available on or prior to such date;

(b)    the Borrower and the Restricted Subsidiaries may (i) enter into non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property including in connection with a research and development agreement in which the other party receives a license to Intellectual Property that results from such agreement, (ii) exclusively license, sublicense or cross-license Intellectual Property if done in the ordinary course of business or consistent with past practice of the Borrower and its Restricted Subsidiaries, (iii) Dispose of Intellectual Property under a research and development agreement in which the other party receives a license to Intellectual

Property that results from such agreement and (iv) assign, lease, sublease, license or sublicense any real or personal property or terminate or allow to lapse any such assignment, lease, sublease, license or sublicense, other than any Intellectual Property, but including in connection with the closure or discontinuation of operations at any Grocery Store, in the ordinary course of business or consistent with past practice;

(c)    the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise Dispose of other assets for Fair Market Value; provided that (i) with respect to any Disposition pursuant to this Section 10.4(c) for a purchase price in excess of the greater of (x) $31,200,000 and (y) 19.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Internal Financial Statements most recently available on or prior to such date, not less than 75% of the aggregate consideration therefor from such Disposition, together with all other Dispositions made since the Closing Date under this Section 10.4(c) (on a cumulative basis), received by the Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto or if accrued or incurred subsequent to the date of such balance sheets, such liabilities would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Cash Equivalents, (B) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or Cash Equivalents and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $26,000,000 and (y) 16.25% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Internal Financial Statements most recently available on or prior to such date, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents, (ii) any non-cash proceeds received in the form of Indebtedness or Capital Stock are pledged to the Collateral Agent to the extent required under Section 9.11, and (iii) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans to the extent required by Section 5.2(a)(i);

(d)    the Borrower and the Restricted Subsidiaries may (i) Dispose of, discount, forgive or write off accounts receivable, notes receivable or other current assets in the ordinary course of business or convert accounts receivable to notes receivable or make other Dispositions of accounts receivable in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Term Loans pursuant to Section 5.2(a)(i);

(e)    the Borrower and the Restricted Subsidiaries may Dispose of properties, rights or assets (including the Disposition or issuance of Capital Stock) to the Borrower or to a Restricted Subsidiary; provided that, if the transferor of such property, right or asset is the Borrower or a Subsidiary Guarantor and the transferee thereof is a Restricted Subsidiary that is not a Subsidiary Guarantor, then the Indebtedness of such transferor assumed by such transferee shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 10.1 (without giving effect to Section 10.1(j));

(f)    the Borrower and the Restricted Subsidiaries may Dispose of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g)    the Borrower and the Restricted Subsidiaries may sell, transfer and otherwise Dispose of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(h)    the Borrower and the Restricted Subsidiaries may effect any transaction permitted by Section 10.2(bb), 10.4(d) or 10.5(l) and may create, incur, assume or suffer to exist Liens permitted by Section 10.2;

(i)    the Borrower and the Restricted Subsidiary may transfer property subject to Recovery Events, including foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets;

(j)    the Borrower and the Restricted Subsidiaries may make Dispositions listed on Schedule 10.4 and Dispositions of (i) non-core or obsolete assets acquired in connection with Acquisitions or other Investments that are not used or useful in, or are surplus to, the business of the Borrower and the Restricted Subsidiaries, (ii) other assets acquired in connection with Acquisitions or other Investments permitted under this Agreement for Fair Market Value; provided that any such Dispositions referred to in this clause (ii) shall be made or contractually committed to be made within 365 days of the date such assets were acquired by the Borrower or such Restricted Subsidiary or (iii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any Acquisition under this Agreement;

(k)    the Borrower and the Restricted Subsidiaries may unwind or terminate any Hedging Agreement or Cash Management Agreement and allow for the expiration of any options agreement with respect to any Real Property or personal property;

(l)    the Borrower and the Restricted Subsidiaries may make Dispositions of residential Real Property and related assets in connection with relocation activities for officers, managers, consultants, directors, employees or independent contractors (or their Immediate Family Members) of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower and the Restricted Subsidiaries;

(m)    the Borrower and the Restricted Subsidiaries may issue directors’ qualifying shares and shares issued to foreign nationals, in each case as required by Applicable Laws;

(n)    the Borrower and the Restricted Subsidiaries may enter into any netting arrangement of accounts receivable between or among the Borrower and its Restricted Subsidiaries or among Restricted Subsidiaries of the Borrower made in the ordinary course of business;

(o)    the Borrower and the Restricted Subsidiaries may allow the lapse of, abandon, cancel or cease to maintain or cease to enforce Intellectual Property rights that are no longer (i) used, useful or necessary for the on-going business of the Borrower and its Restricted Subsidiaries, (ii) economically practicable or commercially reasonable to maintain or (iii) in the best interest of or material for the operation of the Borrower’s and the Restricted Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or consistent with past practice in the reasonable business judgment of the Borrower;

(p)    the Borrower and the Restricted Subsidiaries may surrender, terminate or waive any contract rights or surrender, waive, settle, modify, compromise or release any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(q)    the Borrower and the Restricted Subsidiaries may make Dispositions or issuances of the Capital Stock in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(r)    the Borrower and the Restricted Subsidiaries may effect Sale Leasebacks;

(s)    the Borrower may issue Qualified Capital Stock and, to the extent permitted by Section 10.1, Disqualified Capital Stock;

(t)    the Borrower and the Restricted Subsidiaries may make Dispositions (including those of the type otherwise described herein) after the Closing Date in an aggregate amount not to exceed the greater of (x) $6,500,000 and (y) 4.0625% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior the date such assets are Disposed (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(u)    to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(v)    sales or transfers of accounts receivable, or participations therein and related assets, in connection with any Qualified Receivables Facility;

(w)    sales or dispositions of Capital Stock of any Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by Applicable Law;

(x)    samples, including time-limited evaluation software, provided to customers or prospective customers;

(y)    de minimis amounts of equipment provided to employees;

(z)    the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Capital Stock, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary (subject to applicable subordination terms if Indebtedness of a Credit Party is transferred to a non-Credit Party), (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdings, the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, Holdings, the Borrower or any Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(aa)    the Borrower and the Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business or consistent with past practice;

(bb)    the Borrower and the Restricted Subsidiaries may make nominal issuances of Capital Stock of Foreign Subsidiaries in an aggregate amount not to exceed 2.00% of all issued and outstanding Capital Stock of such Foreign Subsidiary on a fully-diluted basis;

(cc)    the Borrower and the Restricted Subsidiaries may undertake or consummate any IPO Reorganization Transactions and any transaction related thereto or contemplated thereby and any Tax Restructuring; and

(dd)    the Borrower and the Restricted Subsidiaries may make Dispositions of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (dd) above.

10.5    Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Investment, except (each of the following exceptions, the “Permitted Investments”):

(a)    extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies, materials or equipment or other similar assets), the lease or sublease of any asset and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business or consistent with past practice;

(b)    Investments in assets constituting, or at the time of making such Investments were, cash or Cash Equivalents;

(c)    loans and advances to officers, managers, directors, employees, consultants and independent contractors of Holdings (or any Parent Entity thereof), the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle); provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that, after giving pro forma effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 10.5(c)(iii) shall not exceed the greater of (x) $26,000,000 and

(y) 16.25% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Investment is made (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(d)    Investments (i) existing on the Closing Date or (ii) contemplated on the Closing Date or made pursuant to binding agreements in effect on the Closing Date to the extent listed on Schedule 10.5 and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 10.5(d) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Closing Date, except pursuant to the terms of such Investment or binding agreements existing or contemplated as of the Closing Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this Section 10.4(d) or Section 10.6;

(e)    Investments in Hedging Agreements permitted by Section 10.1(i) and Cash Management Agreements permitted by Section 10.1;

(f)    Investments acquired by the Borrower or any of the Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of any bankruptcy, workout, reorganization or recapitalization suppliers, trade creditors or customers or in settlement of delinquent obligations and disputes with, or judgments against, or other disputes with, customers, trade creditors or suppliers, (ii) in satisfaction of judgments against other Persons, (iii) as a result of the foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) in compromise or resolution of (A) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business or consistent with past practice of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (B) litigation, arbitration or other disputes;

(g)    Investments to the extent that the payment for such Investments is made solely with the Capital Stock (other than Disqualified Capital Stock) of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower;

(h)    Investments constituting non-cash proceeds of sales, transfers and other Dispositions of assets to the extent permitted by Sections 10.2(bb) and 10.4 (other than clause (h));

(i)    (i) Investments by or among the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary (including guarantees of obligations of the Borrower or any Restricted Subsidiary and any prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments of any Indebtedness of any such Person not prohibited by Section 10.7) and (ii) Investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary or Joint Venture as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not exceed the greater of (x) $65,000,000 and (y) 40.625% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Investment is made (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(j)    Investments consisting of advances, loans, rebates and extensions of credit in the nature of accounts receivable, notes receivable security deposits and prepayments (including prepayments of expenses) arising and trade credit granted in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers in the ordinary course of business or consistent with past practice;

(k)    the Borrower may make a loan to Holdings (or any Parent Entity thereof or any Equityholding Vehicle) that could otherwise be made as a Restricted Payment (other than a Restricted Investment) to Holdings (or any Parent Entity thereof or any Equityholding Vehicle) under Section 10.5(l), so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 10.5(l);

(l)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(m)    advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to officers, managers, employees, consultants or independent contractors, in each case in the ordinary course of business;

(n)    Guarantees by the Borrower or any Restricted Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligations or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or consistent with past practice;

(o)    Investments made to acquire, purchase, repurchase, redeem, acquire or retire Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower owned by any employee equity ownership plan or key employee equity ownership plan of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower;

(p)    Investments constituting Permitted Acquisitions;

(q)    any additional Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries and Investments in Joint Ventures or similar entities that do not constitute Restricted Subsidiaries), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 10.5(q) measured at the time such Investment is made, to exceed, after giving pro forma effect to such Investment, the sum of (i) the greater of (x) $91,000,000 and (y) 56.875% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior the date such Investment is made (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date, (ii) the Available Equity Amount at such time and (iii) the Available Amount at such time; provided, however, that if any Investment pursuant to this Section 10.5(q) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case, after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 10.5(i)(i) above and shall cease to have been made pursuant to this Section 10.5(q) for so long as such Person continues to be a Restricted Subsidiary;

(r)    Investments arising as a result of Sale Leasebacks;

(s)    Investments held by any Person acquired by the Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged, consolidated or amalgamated with or into the Borrower or merged, consolidated or amalgamated with or into a Restricted Subsidiary in accordance with Section 10.2(bb) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(t)    Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments (other than Restricted Investments) and debt payments permitted under Sections 10.1, 10.2(bb) (but only any lettered paragraphs thereof), 10.4 (other than 10.4(e) or 10.4(h) (as such Section 10.4(h) relates to Section 10.4(d))), 10.5(l) (other than 10.6(c)(i)) and 10.6(a);

(u)    the forgiveness, capitalization or conversion to Qualified Capital Stock of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 10.1;

(v)    Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Sections 9.10, 9.11 and 9.14, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.4(d), and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Sections 9.10, 9.11 and 9.14 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(w)    Investments consisting of earnest money deposits required in connection with purchase agreements or other Acquisitions or similar Investments;

(x)    Investments consisting of loans and advances to Holdings (or any Parent Entity or any Equityholding Vehicle) and its Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(y)    Investment Grade Securities maturing no more than 24 months from the date of acquisition;

(z)    contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Restricted Subsidiaries;

(aa)    non-cash or non-Cash Equivalent Investments in connection with tax planning and reorganization activities; provided that, after giving pro forma effect to any such activities, the Liens on the Collateral securing the Obligations would not be materially impaired;

(bb)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, contributions or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(cc)    (i) loans and advances to customers in the ordinary course of business in respect of payment of insurance premiums, (ii) loans and advances to independent operators of Grocery Stores to provide funding for the ordinary course obligations of such independent operators and (iii) guarantees in respect of obligations of independent operators of Grocery Stores in an aggregate amount under clauses (ii) and (iii) of this clause (cc) not to exceed the greater of $52,000,000 and 32.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior the date such Investment is made (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(dd)    any Investment made in connection with the Transactions and any transactions in connection with the Existing Debt Refinancing;

(ee)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(ff)    Investments in the ordinary course of business consisting or consistent with past practice of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(gg)    Capital Expenditures permitted or not restricted under this Agreement;

(hh)    deposits in the ordinary course of business to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business or consistent with past practice;

(ii)    Investments made in the ordinary course of business in connection with (i) obtaining, maintaining or renewing client and customer contracts and (ii) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees.

(jj)    additional Investments so long as, subject to Section 1.10, after giving pro forma effect to such Investment, the Borrower and the Restricted Subsidiaries would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of the making of such Investment, as if such Investment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 5.45:1.00;

(kk)    Investments in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 10.5(jj) that are at that time outstanding, not to exceed the greater of (x) $26,000,000 and (y) 16.25% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such Investment (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date; provided, however, that if any Investment pursuant to this Section 10.5(jj) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case, after such date, such investment shall thereafter be deemed to have been made pursuant to Section 10.5(i) above and shall cease to have been made pursuant to this Section 10.5(jj) for so long as such Person continues to be a Restricted Subsidiary;

(ll)    to the extent not required to be applied to prepay the Term Loans in accordance with Section 5.2(a)(i), Investments made in accordance with clause (v) of the definition of “Net Cash Proceeds” with the proceeds received in connection with a Recovery Prepayment Event;

(mm)    Investments resulting from pledges and deposits permitted by Sections 10.2(a)(i), 10.2(b) (with respect to clause (d) of the definition of “Permitted Encumbrances”) and 10.1(n);

(nn)    any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(oo)    Investments in deposit accounts and securities accounts in the ordinary course of business;

(pp)    Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 10.5;

(qq)    the acquisition of additional Capital Stock of Restricted Subsidiaries from minority equityholders (it being understood that to the extent that any Restricted Subsidiary that is not a Credit Party is acquiring Capital Stock from minority equityholders, then this clause (pp) shall not in and of itself create, or increase the capacity under, any basket for Investments by Credit Parties in any Restricted Subsidiary that is not a Credit Party);

(rr)    Investments in Capital Stock in any Subsidiary resulting from any sale, transfer or other Disposition by the Borrower or any Subsidiary permitted by Section 10.4, including as a result of any contribution from any Parent Entity or distribution to any Subsidiary of such Capital Stock;

(ss)    Term Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement;

(tt)    Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(uu)    Investments in any Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Receivables Facility or any repurchase obligation in connection therewith;

(vv)    Additional Investments in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (uu);

(ww)    Acquisitions by the Borrower of obligations of one or more directors, officers, employees, member or management or consultants of Holdings, the Borrower or its Subsidiaries in connection with such Person’s acquisition of Capital Stock of any Parent Entity or Equityholding Vehicle, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(xx)    Investments in the Borrower or any Restricted Subsidiary in connection with any Tax Restructuring; provided that, after giving effect to any such activities, the value of the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, would not be adversely impaired in any material respect; and

(yy)    the Borrower and the Restricted Subsidiaries may undertake or consummate any IPO Reorganization Transaction and any transactions related thereto or contemplated thereby.

For purposes of determining compliance with this Section 10.5, (A) Investments need not be incurred solely by reference to one category of Investments permitted by this Section 10.5 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Investment (or any portion thereof) meets the criteria of one or more of the categories of Investments permitted by this Section 10.5, the Borrower shall, in its sole discretion, classify or reclassify such Investment (or any portion thereof) in any manner that complies with the definition thereof and (C) in the event that a portion of any Investment could be classified as having been made pursuant to Section 10.5(ii) above (giving pro forma effect to the making of such Investment), the Borrower, in its sole discretion, may classify such portion of such Investment as having been made pursuant to Section 10.5(ii) above and thereafter the remainder of such Investment or as having been made pursuant to one or more of the other clauses of this Section 10.5.

10.6    Limitation on Restricted Payments. The Borrower will not pay any dividends (other than dividends payable solely in the Qualified Capital Stock of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any Parent Entity or any Equityholding Vehicle now or hereafter outstanding (or any options or warrants or equity appreciation or similar rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes (but excluding, in each case, the payment of compensation in the ordinary course of business to equity holders of any such Capital Stock who are employees of the Borrower or any Restricted Subsidiary), or permit the Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.4(d)) any shares of any class of the Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or equity appreciation or similar rights issued with respect to any of the Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Capital Stock of the Borrower) or make any Restricted Investment (all of the foregoing, “Restricted Payments”); provided that:

(a)    (i) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof or any Equityholding Vehicle to) redeem, repurchase, discharge, defease, retire or otherwise acquire in whole or in part any Capital Stock (“Treasury Capital Stock”) of the Borrower or any Restricted Subsidiary or any Capital Stock of any Parent Entity or Equityholding Vehicle, in exchange for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from equity contributions or sales or issuances (other than to the Borrower or a Restricted Subsidiary) of Capital Stock of the Borrower or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower (in each case other than Disqualified Capital Stock, “Refunding Capital Stock”) made within 120 days of such contribution or sale or issuance of Refunding Capital Stock, (ii) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 10.6(aa), the declaration and payment of dividends and distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity or Equityholding Vehicle) in an aggregate amount per year no greater than the aggregate amount of dividends and distributions per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement and (iii) the Borrower and any Restricted Subsidiary may pay Restricted Payments payable solely in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by Section 10.1) of such Person;

(b)    so long as no Event of Default under Section 11.1 or 11.5 has occurred and is continuing or would result therefrom, the Borrower may redeem, discharge, defease, retire, repurchase or otherwise acquire (and the Borrower may declare and pay Restricted Payments to any Parent Entity thereof or any Equityholding Vehicle, the proceeds of which are used to so redeem, discharge, defease, retire, repurchase or otherwise acquire) shares of its Capital Stock (or any options or warrants or equity appreciation or similar rights issued with respect to any of such Capital Stock) (or to allow any of the Borrower’s Parent Entities or any Equityholding Vehicle to so redeem, discharge, defease, retire, repurchase or otherwise acquire their Capital Stock (or any options or warrants or equity appreciation or similar rights issued with respect to any of its Capital Stock)) held by future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Subsidiaries of the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation or similar rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreements or equity holders’ agreement (including, for the avoidance of doubt, any principal or interest payable on any Indebtedness Incurred by the Borrower or any Parent Entity or Equityholding Vehicle in connection with any such redemption, acquisition, retirement or repurchase); provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock (or any options or warrants or equity appreciation or similar rights issued with respect to any of such Capital Stock) so redeemed, discharged, defeased, retired, repurchased or otherwise acquired, does not exceed the sum of (i) $39,000,000 in any calendar year (which shall increase to $97,500,000 in any calendar year following the consummation of an IPO); notwithstanding the foregoing, 100.0% of the unused amount of payments in respect of this Section 10.6(b)(i) (before giving pro forma effect to any carry forward), may be carried forward to succeeding calendar years and utilized to make payments pursuant to this Section 10.6(b) plus (ii) all proceeds obtained by any Parent Entity or any Equityholding Vehicle (and contributed to the Borrower) or the Borrower after the Closing Date from the sale of such Capital Stock to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with any plan or agreement referred to above in this clause (b) plus (iii) all Net Cash Proceeds obtained from any key-man life insurance policies received by the Borrower (or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower) after the Closing Date less (iv) the amount of any previous Restricted Payments made pursuant to clauses (ii) and (iii) of this Section 10.6(b); and provided, further, that, the cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, Holdings or any of the Restricted Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Capital Stock will not be deemed to constitute a Restricted Payment for purposes of this Agreement; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(b) shall reduce the amounts available pursuant to this Section 10.6(b);

(c)    (i) to the extent constituting Restricted Payments (other than Restricted Investments), the Borrower and any Restricted Subsidiary may make Investments permitted by Section 10.4(d) and (ii) each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);

(d)    to the extent constituting Restricted Payments, the Borrower and any Restricted Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 10.2(bb) and 10.4 (other than 10.4(h)), and the Borrower may pay Restricted Payments to any Parent Entity thereof or any Equityholding Vehicle as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect the transactions permitted by such section;

(e)    the Borrower may redeem, discharge, defease, retire, repurchase or otherwise acquire Capital Stock of any Parent Entity or any Equityholding Vehicle of the Borrower or the Borrower, as applicable, upon exercise of equity options or warrants to the extent such Capital Stock represents all or a portion of the exercise price of such options or warrants, and the Borrower may pay Restricted Payments to a Parent Entity or Equityholding Vehicle thereof as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect such repurchases;

(f)    in addition to the foregoing Restricted Payments (i) the Borrower may make additional Restricted Payments, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Restricted Payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Payment, as if such Restricted Payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.95:1.00, (ii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Amount at the time such Restricted Payment is paid, so long as no Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Equity Amount at the time such Restricted Payment is paid and (iv) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination, that the Borrower elects to apply pursuant to this clause (iv); provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(f) shall reduce the amounts available pursuant to this Section 10.6(f);

(g)    the Borrower may make and pay Restricted Payments:

(i)    the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) any consolidated, combined or similar type of foreign, federal, state, provincial and local income tax liability (including any interest or penalties related thereto) in respect of taxable income of the Borrower and its Subsidiaries, but not in excess of the Tax liability that the Borrower would incur if it filed tax returns as the parent of a consolidated, combined or similar type of group for itself and its Subsidiaries (and net of any payment already made and to be made by the Borrower to a taxing authority to satisfy such Tax liability); provided that a Restricted Payment attributable to any taxes attributable to an Unrestricted Subsidiary shall be permitted only to the extent such Unrestricted Subsidiary distributed cash to the Borrower or its Restricted Subsidiaries;

(ii)    the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) its operating expenses incurred in the ordinary course (including related to maintenance of organizational existence and auditing and other accounting matters), general administrative costs and other overhead costs and expenses (including administrative, legal, accounting, professional and similar fees and expenses provided by third parties, including the Borrower’s proportionate share of such amount relating to such Parent Entity being a Public Company), plus any indemnification claims made by future, current and former employees, managers, consultants, independent contractors, directors or officers of any Parent Entity of the Borrower or any Equityholding Vehicle;

(iii)    the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its Parent Entities’ or Equityholding Vehicles’) corporate or other legal or organizational existence;

(iv)    the proceeds of which shall be used to make Investments contemplated by Section 10.5(c);

(v)    the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) fees and expenses (other than to Affiliates of the Borrower) related to any successful or unsuccessful equity issuance or offering or Incurrence of Indebtedness, Refinancing, Permitted Change of Control, Disposition or acquisition or Investment transaction permitted by this Agreement;

(vi)    to the extent not constituting a Restricted Investment, the proceeds of which shall be used to finance Investments that would otherwise be permitted to be made pursuant to Section 10.5 or as a Restricted Investment pursuant to Section 10.6 if made by the Borrower or a Restricted Subsidiary; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (ii) such Parent Entity shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Borrower or one of the Restricted Subsidiaries or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one of the Restricted Subsidiaries (to the extent not prohibited by Section 10.3) in order to consummate such Investment and (iii) such Parent Entity and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have otherwise given such consideration or made such payment in compliance with this Agreement;

(vii)    the proceeds of which shall be used to pay customary salary, bonus, severance and other benefits payable to or provided on behalf of, future, current or former directors, officers, managers, employees, consultants or independent contractors of any Parent Entity of the Borrower or any Equityholding Vehicle to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries including the Borrower’s proportionate share of such amount relating to such Parent Entity being a Public Company; and

(viii)    cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any Parent Entity of the Borrower or Equityholding Vehicle.

(h)    the Borrower may (or may make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower, or any Parent Entity of the Borrower or any Equityholding Vehicle), share split, reverse share split or combination thereof, or any Permitted Change of Control, Acquisition or other Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i)    the Borrower may pay (or may make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to pay) Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower or any Subsidiary of the Borrower in connection with the exercise or vesting of Capital Stock or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Capital Stock in connection with any exercise of Capital Stock or other equity options or warrants or the vesting of Capital Stock or other equity awards if such Capital Stock represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Capital Stock or equity awards;

(j)    the Borrower may make payments (or make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to make such payments) described in Sections 10.11(c), (e), (h), (i), (j), (l), (v) and (x) (subject to the conditions set out therein);

(k)    the Borrower may make Restricted Payments and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section (l);

(l)    so long as no Event of Default is continuing or would result therefrom, after an IPO, the Borrower may make Restricted Payments to any Parent Entity of the Borrower or any Equityholding Vehicle so that such Parent Entity or Equityholding Vehicle can make Restricted Payments to its equity holders in an aggregate per annum amount not exceeding 6.0% of the Net Cash Proceeds of such IPO; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(l) shall reduce the amounts available pursuant to this Section 10.6(l);

(m)    the Borrower and any Restricted Subsidiary may pay and make any Restricted Payment (i) in connection with the Transactions including (A) the 2018 Dividend, (B) the payment of Transaction Expenses and (C) to holders of equity, restricted equity units or similar equity awards, (ii) in connection with any Permitted Change of Control or any Acquisition or other Investment, (iii) to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (iv) in connection with working capital adjustments or purchase price adjustments in connection with any Permitted Change of Control or any Acquisition or other Investment, (v) in connection with the satisfaction of indemnity and other similar obligations in connection with any Acquisition or other Investment, (vi) in addition to Restricted Payments described in clause (m)(i) above, to any employee, officer, manager, director, consultant, independent contractor and other holders of options that are subject to vesting, as such options vest or upon acceleration of such options in connection with Restricted Payments that were declared on or prior to the Closing Date (including with respect to the 2018 Dividend and to any dividends or other distributions declared in 2016), or (vii) necessary to consummate the funding of amounts owed to Affiliates (including those made by any Parent Entity) of the Borrower or any Equityholding Vehicle to permit payment by such Parent Entity or Equityholding Vehicle;

(n)    the Borrower may make payments made to optionholders or holders of profits interests of the Borrower or any Parent Entity or any Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Borrower or any Parent Entity or any Equityholding Vehicle (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of profits interests as though they were equityholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of profits interests pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder or holder of profits interests if it were a shareholder pursuant to any other paragraph of this Section (l), and any payment hereunder shall reduce payments available under such other paragraph);

(o)    the Borrower may pay Restricted Payments to pay for the redemption, discharge, defeasance, retirement, repurchase or other acquisition, in each case for nominal value, of Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower from a former investor of a business acquired in an Acquisition or other Investment or a current or former employee, officer, director, manager or consultant of a business acquired in an Acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Capital Stock was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates the failure of such earn-out to fully vest;

(p)    the Borrower may make distributions, by Restricted Payment or otherwise, or other transfer or Disposition of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents); and

(q)    the Borrower may make payments or distributions to satisfy dissenters’ rights pursuant to or in connection with an Acquisition, merger, consolidation, amalgamation or transfer of assets that complies with Section (bb);

(r)    the Borrower may make Restricted Payments constituting “interest” or like payments on Disqualified Capital Stock, to the extent such Disqualified Capital Stock constitutes Indebtedness, was Incurred in compliance with Section 10.1 and such Restricted Payments are included in the calculation of Consolidated Interest Expense;

(s)    the Borrower may make Restricted Payments in an aggregate amount that (i) does not exceed the aggregate amount of Excluded Contributions received since the Closing Date (not otherwise building Available Equity Amount or constituting a Cure Amount or used to incur Indebtedness) and (ii) without duplication of clause (i) above, in an amount equal to the Net Cash Proceeds from any Disposition in respect of property or assets acquired after the Closing Date, to the extent such property or assets was financed with Excluded Contributions; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(s) shall reduce the amounts available pursuant to this Section 10.6(s);

(t)    the Borrower may make distributions or payments of Receivables Fees and purchases of receivables in connection with any Qualified Receivables Facility or any repurchase obligation in connection therewith;

(u)    the Restricted Subsidiaries may make Restricted Payments in connection with the acquisition of additional Capital Stock in any Restricted Subsidiary from minority equityholders;

(v)    so long as no Event of Default is continuing or would result therefrom, after an IPO, the Borrower may make Restricted Payments to any Parent Entity of the Borrower or any Equityholding Vehicle so that such Parent Entity or Equityholding Vehicle can make Restricted Payments to its equity holders in an aggregate per annum amount not exceeding 7.0% of the Market Capitalization; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(v) shall reduce the amounts available pursuant to this Section 10.6(v);

(w)    the Borrower may make any Restricted Payments to a Parent Entity for nominal value per right, of any rights granted to all holders of Capital Stock of the Borrower (or any Parent Entity of the Borrower) pursuant to any equityholders’ rights plan adopted for the purpose of protecting equityholders from unfair takeover practices;

(x)    the Borrower may make and pay (or make Restricted Payments to allow any Parent Entity or Equityholding Vehicle to make and pay) Restricted Payments in connection with or required in order to consummate a Permitted Change of Control and/or to pay any fees and expenses incurred in connection therewith, including any Permitted Change of Control Costs;

(y)    the Borrower may make redemptions, acquisitions, retirements or repurchases of Capital Stock of any Parent Entity of the Borrower or of any Equityholding Vehicle of the Borrower, as applicable, deemed to occur upon the exercise of stock options or warrants; and

(z)    the Borrower may declare and make Restricted Payments (i) to holders of any class or series of Preferred Stock (other than Disqualified Capital Stock) issued by the Borrower or any of the Restricted Subsidiaries after the Closing Date, (ii) Restricted Payments to a Parent Entity of the Borrower, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Preferred Stock (other than Disqualified Capital Stock) of such Parent Entity issued after the Closing Date; provided that the amount of dividends and distributions paid pursuant to this clause (ii) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Preferred Stock or (iii) on Refunding Capital Stock that is Preferred Stock in excess of the dividends and distributions declarable and payable thereon pursuant to Section 10.6(a).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For the avoidance of doubt, this Section 10.6 shall not restrict the making of any AHYDO Catch Up Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any of the Restricted Subsidiaries permitted to be incurred under the terms of this Agreement. Indebtedness Incurred under Section 10.1(q) shall reduce availability under this Section 10.6 in an amount equal to the aggregate principal amount incurred from time to time under Section 10.1(q), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made.

For purposes of determining compliance with this Section 10.6, (A) Restricted Payments need not be incurred solely by reference to one category of Restricted Payments permitted by this Section 10.6 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of Restricted Payments permitted by this Section 10.6, the Borrower shall, in its sole discretion, classify or reclassify such Restricted Payment (or any portion thereof) in any manner that complies with the definition thereof and (C) in the event that a portion of any Restricted Payment could be classified as having been made pursuant to Section 10.6(f)(i) above (giving pro forma effect to the making of such Restricted Payment), the Borrower, in its sole discretion, may classify such portion of such Restricted Payments as having been made pursuant to Section 10.6(f)(i) above and thereafter the remainder of such Restricted Payment or as having been made pursuant to one or more of the other clauses of this Section 10.6.

10.7    Limitations on Debt Payments and Amendments.

(a)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to, prepay, repurchase, redeem or otherwise defease or make similar payments in respect of any Material Junior Debt (any such payments, “Junior Debt Payments”) on or prior to the date that occurs earlier than six months prior to the stated maturity date thereof (it being understood that payments of regularly scheduled interest, fees, expenses, indemnification obligations and, so long as no Event of Default under Section 11.1 or Section 11.5 is continuing or would result therefrom, AHYDO Catch Up Payments shall be permitted); provided, however, the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem, defease, acquire or otherwise make payments on any such Indebtedness (i) with the proceeds of any Permitted

Refinancing Indebtedness in respect of such Indebtedness, (ii) by converting or exchanging any such Indebtedness to Capital Stock of Holdings or any of its Parent Entities and (iii) (A) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to such prepayment, repurchase, redemption, defeasance, acquisition or other payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of any such payment, as if such prepayment, repurchase, redemption, defeasance, acquisition or other payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 5.20:1.00 after giving pro forma effect thereto, (B) in an aggregate amount not to exceed the Available Amount at the time of such prepayment, repurchase, redemption, defeasance, acquisition or other payment, so long as (x) no Event of Default has occurred and is continuing or would result therefrom, (C) in an aggregate amount not to exceed the Available Equity Amount at the time of such prepayment, redemption, repurchase, defeasance, acquisition or other payment, (D) in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (D), (E) any purchase, repurchase, redemption, defeasance or other acquisition or similar payment of Junior Debt Incurred pursuant to Section 10.1(j) (other than Indebtedness Incurred (I) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted Subsidiary or (II) otherwise in connection with or contemplation of such acquisition), so long as such purchase, repurchase, redemption, defeasance or other acquisition or similar payment is made or deposited with a trustee or other similar representative of the holders of such Junior Debt contemporaneously with, or substantially simultaneously with, the closing of the Acquisition under which such Junior Debt is Incurred, (F) any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Capital Stock (to the extent such Disqualified Capital Stock constitutes Indebtedness and was Incurred in compliance with Section 10.1, and (G) the payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness within 60 days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 10.7(a); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section (a) shall prohibit substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving pro forma effect to such transfer.

(b)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to, waive, amend or modify any term or condition in any Junior Debt Documentation to the extent that any such waiver, amendment or modification, taken as a whole, would be materially adverse to the interests of the Lenders.

For purposes of determining compliance with this Section 10.7, (A) Junior Debt Payments need not be made solely by reference to one category of Junior Debt Payments permitted by this Section 10.7 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Junior Debt Payment (or any portion thereof) meets the criteria of one or more of the categories of Junior Debt Payments permitted by this Section 10.7, the Borrower shall, in its sole discretion, classify or reclassify such Junior Debt Payment (or any portion thereof) in any manner that complies the definition thereof and (C) in the event that a portion of any Junior Debt Payment could be classified as having been made pursuant to Section 10.7(a)(iii) above (giving pro forma effect to the making of such Junior Debt Payment), the Borrower, in its sole discretion, may classify such portion of such Junior Debt Payments as having been made pursuant to Section 10.7(a)(iii) above and thereafter the remainder of such Junior Debt Payment or as having been made pursuant to one or more of the other clauses of this Section 10.7.

10.8    Negative Pledge Clauses. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Credit Document, any Permitted Additional Debt Documents related to any secured Permitted Additional Debt, any document governing any secured Credit Agreement Refinancing Indebtedness and/or the First Lien Credit Documents and any documentation governing any Permitted Refinancing Indebtedness Incurred to Refinance any such Indebtedness) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Obligations that in any material respect:

(i)    (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section (a)) are listed on Schedule 10.8 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not materially expand the scope of such Contractual Obligation (as determined in good faith by the Borrower),

(ii)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower,

(iii)    represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Credit Party to the extent such Indebtedness is permitted by Section 10.1,

(iv)    arise pursuant to agreements entered into with respect to any sale, transfer, lease, license or other Disposition permitted by Section 10.4, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale, transfer, lease, license, or other Disposition of the Capital Stock of such Subsidiary, and applicable solely to assets under such sale, transfer, lease, license or other Disposition,

(v)    are customary provisions in Joint Venture agreements, partnership agreements, limited liability company organizational governance document, and other similar agreements applicable to partnerships, limited liability companies, Joint Ventures and similar Persons permitted by Section (d) or Section 10.6 and applicable solely to such Persons or the transfer of ownership therein,

(vi)    are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness,

(vii)    are customary restrictions on leases, subleases, service agreements, product sales, licenses and sublicenses (including with respect to Intellectual Property) or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii)    comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness,

(ix)    are customary provisions restricting subletting or assignment or transfers of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary,

(x)    are customary provisions restricting assignment of any agreement (or the assets subject thereto) entered into in the ordinary course of business,

(xi)    are restrictions on cash or other deposits or net worth imposed (including by customers) under agreements entered into in the ordinary course of business,

(xii)    are imposed by Applicable Law,

(xiii)    are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation;

(xiv)    comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 10.1 that are, taken as a whole, in the good-faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not materially impair its obligation or ability to make any payments required hereunder,

(xv)    arise in connection with purchase money obligations for property acquired in the ordinary course of business or Financing Lease Obligations;

(xvi)    arise in connection with any agreement or other instrument of a Person or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries, or any other transaction is entered into with any such Acquisition, merger, consolidation or amalgamation, in existence at the time of such Acquisition or at the time it merges, consolidates or amalgamates with or into the Borrower or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired or redesignated;

(xvii)    are restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xviii)    are provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Borrower and its Restricted Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);

(xix)    arise in connection with cash or other deposits imposed by agreement permitted under Section 10.2, Section 10.5 or Section 10.6 entered into in the ordinary course of business or consistent with past practice;

(xx)    restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xxi)    restrictions created in connection with any Qualified Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Receivables Facility; and

(xxii)    are any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xxi) of this Section 10.7(a); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good-faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9    Passive Holding Company; Etc.

(a)    Holdings will not conduct, transact or otherwise engage in any material business or material operations other than (i) the ownership and/or acquisition of the Capital Stock (other than Disqualified Capital Stock) of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the Credit Documents, the First Lien Credit Documents and any documents relating to other Indebtedness permitted under Section 10.1, (v) any public offering of its Capital Stock or any other issuance or registration of its Capital Stock for sale or resale not prohibited by Section 10, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under this Section 10 and any transaction between Holdings and the Borrower or any Restricted Subsidiary permitted under this Section 10, including (a) making any dividend or distribution or other transaction similar to a Restricted Payment (other than a Restricted Investment) not prohibited by Section (l) (or the making of a loan to its Parent Entities or any Equityholding Vehicle in lieu of any such Restricted Payment (other than Restricted Investments) or distribution or other transaction similar to a Restricted Payment (other than Restricted Investments)) or holding any cash received in connection with Restricted Payments (other than Restricted Investments) made by the Borrower in accordance with Section (l) pending application thereof by Holdings in the manner contemplated by Section (l) (including the redemption in whole or in part of any of its Capital Stock (other than Disqualified Capital Stock) in exchange for another class of Capital Stock (other than Disqualified Capital Stock) or rights to acquire its Capital Stock (other than Disqualified Capital Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than Disqualified Capital Stock)), (b) making any Investment to the extent (1) payment therefor is made solely with the Capital Stock of Holdings (other than Disqualified Capital Stock), the proceeds of Restricted Payments (other than a Restricted Investment) received from the Borrower and/or proceeds of the issuance of, or contribution in respect of the, Capital Stock (other than Disqualified Capital Stock) of Holdings and (2) any property (including Capital Stock) acquired in connection therewith is contributed to the Borrower or a Subsidiary Guarantor (or, if otherwise permitted by Section (d) or Section 10.6, a Restricted Subsidiary) or the Person formed or acquired in connection therewith is merged with the Borrower or a Restricted Subsidiary and (c) the (w) provision of guarantees in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such guarantees shall not be in respect of debt for borrowed money, (x) Incurrence of Indebtedness of Holdings contemplated by Sections 10.1(p) and 10.1(q), (y) Incurrence of guarantees and the performance of its other obligations in respect of Indebtedness Incurred pursuant to Sections 10.1(a), 10.1(b), 10.1(j) and 10.1(s) and Permitted Additional Debt Incurred pursuant to Section 10.1(u) and (z) granting of Liens to the extent the Indebtedness contemplated by subclause (y) is permitted to be secured under Sections 10.2(a), 10.2(u), 10.2(bb) and 10.2(oo), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 10, (ix) activities related or incidental to such consummation of the Transactions or any Permitted Change of Control, (x) organizational activities incidental to any Permitted Change of Control, Acquisitions or other Investments consummated by the Borrower, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to any such Permitted Change of Control, Acquisitions or other Investments in each case consummated substantially contemporaneously with the consummation of the applicable Acquisitions or other Investments; provided that in no event shall any such activities include the incurrence of a Lien on any of the assets of Holdings, (xi) the making of any loan to any officers or directors contemplated by Section (d) or Section 10.6, the making of any Investment in the Borrower or any Subsidiary Guarantor or, to the extent otherwise allowed under Section (d) or Section 10.6, a Restricted Subsidiary, (xii) the ownership and/or acquisition of the Capital Stock of any IPO Shell Company, including payment of Restricted Payments and other amounts in respect of its Capital Stock (xiii) the performance of its obligations and the guarantee of any obligations in connection with the Transactions; (xiv) a Permitted Change of Control and (xv) activities incidental to the businesses or activities described in clauses (i) to (xiv) of this Section (i)(a).

(b)    Except in connection with the Transactions and any Permitted Change of Control, Holdings will not consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its assets and other properties, except that Holdings may merge, amalgamate or consolidate with or into any other Person (other than the Borrower) or, in connection with an IPO, liquidate into the issuing entity, or otherwise Dispose of all or substantially all of its assets and property; provided that (i) Holdings shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where Holdings is not the continuing or surviving Person or where Holdings has been liquidated, or in connection with a Disposition of all or substantially all of its assets, the Person formed by or surviving any such merger, amalgamation or consolidation or the Person into which Holdings has been liquidated or to which Holdings has transferred such assets shall, in each case, be a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein referred to as the “Successor Holdings”), (ii) the Successor Holdings (if other than Holdings) shall expressly assume all the obligations of Holdings under this Agreement and the other applicable Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Holdings’ obligations under this Agreement, (iv) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the applicable Credit Documents confirmed that its obligations thereunder shall apply to the Successor Holdings’ obligations under this Agreement, (v) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Holdings’ obligations under this Agreement, (vi) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation, liquidation or Disposition and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (vii) the Successor Holdings shall, immediately following such merger, amalgamation, consolidation, liquidation or Disposition, directly or indirectly, own all Subsidiaries owned by Holdings immediately prior to such merger, amalgamation, consolidation, liquidation or Disposition and (viii) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation, consolidation, liquidation, or Disposition does not breach or result in a default under this Agreement or any other Credit Document; provided, further, that if the foregoing are satisfied, the Successor Holdings (if other than Holdings) will succeed to, and be substituted for, Holdings under this Agreement.

10.10    [Reserved].

10.11    Transactions with Affiliates. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any transaction with any Affiliate of the Borrower involving aggregate payments or consideration in excess of the greater of (x) $13,000,000 and (y) 8.125% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such transaction occurs (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date except:

(a)    such transactions that are made on terms, when taken as a whole, not materially less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(b)    (i) if such transaction is among Holdings, the Borrower and one or more Subsidiary Guarantors or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction or (ii) any merger, consolidation or amalgamation of the Borrower or any Parent Entity of the Borrower, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose,

(c)    the payment of Transaction Expenses (including the payment of all fees, expenses, bonuses and awards) and the consummation of the Transactions and the payment of Permitted Change of Control Costs (including the payment of all fees, expenses, bonuses and awards) and the consummation of any Permitted Change of Control,

(d)    the issuance of Capital Stock of any Parent Entity, any Equityholding Vehicle or the Borrower to the management of such Parent Entity, the Borrower or any of its Subsidiaries pursuant to arrangements described in clause (m) below,

(e)    the payment of indemnities and other similar amounts and reasonable expenses incurred by the Permitted Holders and their respective Affiliates in connection with (i) the management or monitoring of, or the provision of other services rendered to, any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower or any of its Subsidiaries, (ii) monitoring, consulting, management, transaction, advisory or similar fees payable to the Permitted Holders or any other direct or indirect holder of the Equity Interests of the Parent Entity of the Borrower in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of (A) $6,500,000 and (B) 4.0625% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such transaction occurs (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date plus (2) reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods plus (3) any deferred fees (to the extent such fees were within such amount in clause (1) above originally) and (iii) the present value of all amounts payable pursuant to any agreement described in clause (ii) in connection with the termination of any agreements to pay such fees,

(f)    equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Capital Stock by any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower permitted under Section (l) and any actions by the Borrower and its Restricted Subsidiaries to permit the same,

(g)    loans, guarantees and other transactions by any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries to the extent permitted under Section 10 (other than by reliance on this Section 10.11),

(h)    the entry into, performance under, and making of any payments in respect of any employment, compensation and severance arrangements and health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements between any Parent Entity of the Borrower, the Borrower and the Restricted Subsidiaries and their respective future, current or former directors, officers, managers, employees, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) (including management and/or employee benefit plans or agreements, equity/option plans, management equity plans, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of any Parent Entity of the Borrower or the Borrower,

(i)    the payment of customary fees, compensation and reasonable out-of-pocket costs and expenses to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former, directors, managers, consultants, officers, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(j)    transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 10.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the interests of the Lenders in any material respect as compared to the applicable agreement in effect on the Closing Date (as determined in the good-faith judgment of the Borrower),

(k)    Restricted Payments permitted under Section (l), and Investments permitted under Section 10.4(d),

(l)    payments (including reimbursement of out-of-pocket fees and expenses) by the Borrower and any Restricted Subsidiaries to the Permitted Holders and any of their respective Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or Dispositions, whether or not consummated), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of any Parent Entity of the Borrower or Holdings in good faith,

(m)    any issuance or transfer of Capital Stock, or other payments, awards or grants in cash, securities, Capital Stock or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower, as the case may be and the granting and performing of customary registration rights,

(n)    the issuance and sale or transfer of any Qualified Capital Stock and any purchase by any Parent Entity of the Borrower of the Qualified Capital Stock of the Borrower; provided that, to the extent required by Section 9.11, any Capital Stock of the Borrower so purchased shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement,

(o)    transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,

(p)    transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or that are consistent with past practice,

(q)    any contribution by any Parent Entity or Equityholding Vehicle to the capital of the Borrower,

(r)    transactions with Joint Ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,

(s)    any transaction between or among Holdings, the Borrower or any Restricted Subsidiary and any Affiliate of Holdings, the Borrower or a Joint Venture or similar Person that would constitute an Affiliate transaction solely because Holdings, the Borrower or a Restricted

Subsidiary owns Capital Stock in or otherwise controls such Affiliate, Joint Venture or similar Person or due to the fact that a director of such Joint Venture or similar Person is also a director of the Borrower or any Restricted Subsidiary (or any Parent Entity);

(t)    Affiliate repurchases of the Loans or Commitments or First Lien Term Loans or commitments under any documentation governing any First Lien Obligations to the extent permitted under this Agreement and the holding of such Loans or commitments or First Lien Term Loans and the payments and other transactions contemplated under this Agreement in respect thereof;

(u)    customary transactions effected as part of any Qualified Receivables Facility that are otherwise permitted under this Agreement;

(v)    the entering into, and payments by, any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among any such Parent Entity, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries on customary terms; provided that payments by Borrower and the Restricted Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would pay on a standalone basis over the amount they actually pay to Governmental Authorities;

(w)    transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 10.11;

(x)    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of the Restricted Subsidiaries or any Parent Entity or Equityholding Vehicle and employment agreements, equity option plans and other compensatory arrangements with any such employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) which, in each case, are approved by the Borrower in good faith;

(y)    (i) Investments by any of the Permitted Holders in securities of any Parent Entity, the Borrower or any Restricted Subsidiary (and payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the Investment is being offered generally to other investors on the same or more favorable terms and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than any Parent Entity, the Borrower or any Restricted Subsidiary, in each case, in accordance with the terms of such securities or loans;

(z)    pledges of Capital Stock of Unrestricted Subsidiaries;

(aa)    the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary (and not entered into in contemplation of such designation) and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary (and not entered into in contemplation of such designation);

(bb)    the existence of, and performance under, customary obligations under the terms of any equityholders agreement, principal investors agreement (including any registration rights or purchase agreement related thereto) to which any Parent Entity, Equityholding Vehicle, the Borrower or any Restricted Subsidiary is a party as of the Closing Date (as such agreement may be amended or otherwise modified from time to time) and any similar agreements relating to the Capital Stock of any of the foregoing which the relevant parties may enter into after the Closing Date (except to the extent the performance of such obligations is otherwise prohibited under the terms of this Agreement);

(cc)    any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, which is approved by the Borrower in good faith;

(dd)    intellectual property licenses entered into in the ordinary course of business;

(ee)    payments to and from, and transactions with, any Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(ff)    transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(gg)    equity repurchases, retirements, redemptions or other acquisitions or retirements of Capital Stock by any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower permitted under Section 10.6 and any actions by the Borrower and its Restricted Subsidiaries to permit the same; and

(hh)    the payment of Permitted Change of Control Costs (including the payment of all fees, expenses, bonuses and awards) and the consummation of any Permitted Change of Control.

SECTION 11.    Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue (i) for five or more Business Days, in the payment when due of any interest on the Loans or (ii) for ten or more Business Days, in the payment when due of any fees or any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause 11.1(a) or clause 11.1(b)(i)); or

11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made and such representation, warranty or statement, if capable of being cured, remains incorrect in such respect for 30 days after receipt by the Borrower of written notice thereof by the Administrative Agent; or

11.3    Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (with respect to the existence of the Borrower only) or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1, Section 11.2 and clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4    Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) fail to make any required payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1) in excess of $45,500,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) fail to observe or perform any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (i) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and (ii) secured Indebtedness that becomes due solely as a result of the sale, transfer or other Disposition (including as a result of Recovery Event) of the property or assets securing such Indebtedness), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; provided that such failure remains unremedied or has not been waived (including in the form of an amendment) by the holders of such Indebtedness or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid prior to the stated maturity thereof other than by (x) a regularly scheduled required prepayment or (y) as a mandatory prepayment or redemption; provided that this clause (b) shall not apply to (A) Indebtedness outstanding under any Hedging Agreements that becomes due pursuant to a termination event or equivalent event under the terms of such Hedging Agreements, (B) secured Indebtedness that becomes due as a result of a Disposition or a Recovery Event with respect to the property or assets securing such Indebtedness or (C) Indebtedness that is convertible into Capital Stock and converts to Capital Stock in accordance with its terms; provided that, with respect to the occurrence of any such default or event or other condition under the First Lien Credit Documents, such default or event or other condition shall only constitute a Default and an Event of Default under this Agreement if (x) such default described in clause (a) is the result of default in payment of principal on the final maturity date or (y) such default or event or other condition has resulted in the principal amount of the First Lien Facility Obligations having been declared due and payable prior to the stated maturity thereof in accordance with the terms of the First Lien Credit Agreement; or

11.5    Bankruptcy, Etc. Holdings, the Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Specified Subsidiary under the Bankruptcy Code and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or Holdings, the Borrower or any Specified Subsidiary commences any other proceeding or action under any other Debtor Relief Law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Specified Subsidiary; or there is commenced against Holdings, the Borrower or any Specified Subsidiary under any other Debtor Relief Law any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or

11.6    ERISA. (a) With respect to any Pension Plan, the failure by Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate to satisfy the minimum funding standard required for any plan year or part thereof, whether or not waived, under Section 412 of the Code; with respect to any Multiemployer Plan, the failure to make any required contribution or payment; a determination that any Pension Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; any Pension Plan is or shall have been terminated or is the subject of termination proceedings by the PBGC under Title IV of ERISA (including the giving of written notice thereof); a determination that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; with respect to any Multiemployer Plan, notification by the administrator of such Multiemployer Plan that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan; the PBGC provides written notice of its intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan in a manner that results in a liability under Title IV of ERISA to the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate; an event shall have occurred or a condition shall exist entitling the PBGC to provide written notice of its intent to terminate any Pension Plan; the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Pension Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069 or 4212(c) of ERISA or Section 4971 or 4975 of the Code (including the receipt by Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate of written notice thereof); any termination of a Foreign Plan has occurred that gives rise to liability for Holdings, the Borrower or any Restricted Subsidiary; or any non-compliance with the funding requirements under Applicable Law for any Foreign Plan has occurred; (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7    Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8    Security Document. Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent, the Collateral Agent or any Lender), or any grantor, pledgor or mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document; or

11.9    Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any of the Restricted Subsidiaries for the payment of money in an aggregate amount in excess of $45,500,000 for all such judgments and decrees for Holdings, the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

11.10    Change of Control. A Change of Control shall occur; provided that a Permitted Change of Control shall not constitute an Event of Default with respect to any Loans or Commitments hereunder;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower without prejudice to the rights of any Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 with respect to the Borrower shall occur, no written notice by the Administrative Agent shall be required and all amounts in respect of all Loans and all Obligations shall automatically become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower).

11.11    [Reserved].

SECTION 12.    The Administrative Agent and the Collateral Agent.

12.1    Appointment.

(a)    Each Lender hereby irrevocably designates and appoints Morgan Stanley Senior Funding, Inc. (together with any successor Administrative Agent pursuant to Section 12.11) as Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)    Each Lender hereby appoints Morgan Stanley Senior Funding, Inc. (together with any successor Collateral Agent pursuant to Section 12.11) as the Collateral Agent hereunder and authorizes the Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Credit Documents and (ii) exercise such powers as are reasonably incidental thereto. For purposes of the exculpatory, liability-limiting, indemnification and other similar provisions of this Section 12, references to the “Administrative Agent” shall be deemed to include the Collateral Agent in its capacity as such. Each Lender hereby appoints the Collateral Agent to enter into, and sign for and on behalf of the Lenders as Secured Parties, the Security Documents for the benefit of the Lenders and the Secured Parties.

(c)    Each Lead Arranger and each Joint Bookrunner, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2    Limited Duties. Under the Credit Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.5(e)), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Credit Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

12.3    Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.4    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact, or through their respective Related Parties, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.5    Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (a) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document, including, for the avoidance of doubt, any action taken by it in good faith in connection with the entry into, or any amendment of, or any action taken in connection with, any Customary Intercreditor Agreement contemplated by the terms hereof (except for its or such Person’s own gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction), (b) be responsible for or have any duty to ascertain or inquire into (i) any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document or in any certificate, report, statement, agreement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, (iii) the creation, perfection priority of any Lien purported to be created by the Credit Documents, (iv) any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder or the occurrence of any Default or (v) the value or the sufficiency of any Collateral, (c) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (d) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law and (e) except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

12.6    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail message or teletype message, statement, order or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.7    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a written notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.8    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this

Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.9    Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent required to be reimbursed by the Borrower and not so reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction. The agreements in this Section 12.9 shall survive the payment of the Loans and all other amounts payable hereunder.

12.10    Agent in Its Individual Capacity. Each of Morgan Stanley Senior Funding, Inc. and its Affiliates may make loans to, and accept deposits from, and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though Morgan Stanley Senior Funding, Inc. was not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, Morgan Stanley Senior Funding, Inc. shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include Morgan Stanley Senior Funding, Inc. in its individual capacity.

12.11    Successor Agent. The Administrative Agent and/or the Collateral Agent may resign as the Administrative Agent and/or Collateral Agent, as the case may be, upon 30 days’ prior written notice to the Lenders, the other Agents and the Borrower. If the Administrative Agent and/or Collateral Agent is in material breach of its obligations under the Credit Documents as an Administrative Agent and/or Collateral Agent, as the case may be, then such Administrative Agent or Collateral Agent, as the case may be, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Required Lenders. If the Administrative Agent and/or Collateral Agent shall resign or be removed as the Administrative Agent and/or the Collateral Agent under this Agreement and the other Credit Documents, then (a) the Required Lenders shall appoint from among the Lenders a successor for the Lenders within 30 days, or (b) in the case of a resignation, the Administrative Agent and/or the Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and/or the Collateral Agent, as applicable, selected from among the Lenders. In either case, the successor shall be approved by the Borrower (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing), whereupon such successor shall succeed to the rights, powers and duties of the Administrative Agent and/or the Collateral Agent, and the term “Administrative Agent”, and/or “Collateral Agent”, as applicable, shall mean such successor effective upon such appointment and approval, and the former Administrative Agent’s and/or Collateral Agent’s rights, powers and duties as the Administrative Agent and/or the Collateral Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent and/or Collateral Agent or any of the parties to this Agreement or any Lenders or other holders of the Loans. If no successor has accepted appointment as Administrative Agent and/or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s and/or Collateral Agent’s notice of resignation, as the case may be, (x) the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above and (y) the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective at such time as a successor Collateral Agent shall have been appointed, and such successor Collateral Agent shall have accepted such appointment, in accordance with the terms of this Section 12.11 and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents. After any retiring or removed Administrative Agent’s and/or the Collateral Agent’s resignation or removal as the Administrative Agent and/or Collateral Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and/or Collateral Agent under this Agreement and the other Credit Documents.

12.12    Withholding Tax. To the extent the Administrative Agent reasonably believes that it is required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of the Credit Parties under Section 5.4, if the United States Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses. The agreements in this Section 12.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Administrative Agent shall be entitled to set off any amounts owing to it under Section 12.12 against any amounts otherwise payable to the applicable Lender.

12.13    Duties as Collateral Agent and as Paying Agent. Without limiting the generality of Section 12.1 above, the Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders each Hedge Bank and each Cash Management Bank), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 11.5 or any other proceedings under any other Debtor Relief Laws, and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.5 or any other proceedings under any other Debtor Relief Laws (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Collateral Agent and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable requirements of law or otherwise, (vii) negotiate the form of any Mortgage and (viii) execute any amendment, consent or waiver under the Security Documents on behalf of the Secured Parties, to the extent consented to in accordance with Section 13.1 and the terms thereof; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by such Secured Party and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

12.14    Authorization to Release Liens and Guarantees. The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by Section 13.17 without further action or consent by the Lenders.

12.15    Intercreditor Agreements. The Collateral Agent is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Collateral Agent to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Collateral Agent to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.

Each Lender acknowledges and agrees that (i) Morgan Stanley Senior Funding, Inc. (or one or more of its affiliates) is acting as “Senior Priority Representative” under the First Lien/Second Lien Intercreditor Agreement and (ii) any of the Agents (including Morgan Stanley Senior Funding, Inc.) (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto and/or under the First Lien/Second Lien Intercreditor Agreement or other Customary Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

12.16    Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

12.17    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.1 and 13.5) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, under any other Debtor Relief Laws or under any similar laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving pro forma effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vii) of Section 13.1 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.18    ERISA Lender Acknowledgement.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

(c)    The Administrative Agent and each of the Lead Arrangers hereby informs the applicable Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, bankers’ acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 13.    Miscellaneous.

13.1    Amendments and Waivers. Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document (other than the Fee Letter), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except with respect to any amendment, modification or waiver contemplated in clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders or any other majority or required percentage of Lenders of any Class of Loans or Commitments and, except as otherwise set forth in this Agreement, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall directly:

(i)    without the written consent of each Lender directly and adversely affected thereby:

(A)    reduce or forgive the principal of any Loan (it being understood that a waiver of any condition precedent set forth in Section 6 and 7 or waiver or amendment of any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal);

(B)    extend the date of any scheduled amortization payment (including any date scheduled for the repayment of any installment of Incremental Term Loans) or the final scheduled maturity date of any Loan (other than as a result of waiving the conditions precedent set forth in Sections 6 and 7 or other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment (which shall not constitute an extension, forgiveness or postponement of any maturity date)); provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;

(C)    reduce the amount of any fee payable hereunder or reduce the stated interest rate applicable to the Loans; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the “default rate”, (ii) to amend Section 2.8(c) or (iii) to waive any requirement of Section 2.14(c);

(D)    extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees));

(E)    [reserved];

(F)    [reserved];

(G)    [reserved];

(H)    [reserved]; or

(I)    amend the “default waterfall” under Section 5.4 of the Security Agreement or Section 12(b) of the Pledge Agreement in a manner that would alter the pro rata sharing of payments thereunder; or

(ii)    [reserved],

(iii)    amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.2(bb)), in each case without the written consent of each Lender,

(iv)    amend, modify or waive any provision of Section 12 without the written consent of then-current Administrative Agent and/or the Collateral Agent, as applicable,

(v)    [reserved],

(vi)    [reserved], or

(vii)    subject to the First Lien/Second Lien Intercreditor Agreement or any other applicable Customary Intercreditor Agreement, release all or substantially all of the value of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents), in each case without the prior written consent of each Lender.

provided, further, that (A) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans of a particular Class (but not the Lenders holding Loans of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower, and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (B) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Security Documents, guarantees, intercreditor agreements or related documents executed by any Credit Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Security Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Credit Documents), so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with (x) any borrowing of Incremental Term Loans to effect the provisions of Section 2.14, (y) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Effective Yield for which only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans or (z) changes otherwise to effect the provisions of Section 2.14, 2.15, 2.17 or 10.2(a) and (C) Holdings, the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) negotiate the form of any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent, (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 13.6(g)(B) herein and (iii) effect technical changes to this Agreement that are required in connection with a Permitted Change of Control.

Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent may, without the consent of any Lender, enter into any amendment to the Security Documents or a Customary Intercreditor Agreement contemplated by Section 10.2(a) or 10.2(u) or by Section 8.09(b) of the First Lien/Second Lien Intercreditor Agreement.

To the extent notice has been provided to the Administrative Agent pursuant to the definition of Credit Agreement Refinancing Indebtedness, Permitted Additional Debt or Permitted Refinancing Indebtedness or pursuant to Sections 2.14(c), 10.1(k)(i)(E) or 10.1(s) with respect to the inclusion of any Previously Absent Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 13.1 deemed modified to include such Previously Absent Covenant on the date of the Incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

13.2    Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)    if to the Borrower, Holdings or any other Credit Party, to it at:

Grocery Outlet Inc.

5650 Hollis St.

Emeryville, CA 94608

Attention: Charles Bracher

Tel: [                    ]

Fax: [                    ]

Electronic Mail: [                    ]

(b) if	to the Administrative Agent, to it at:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: AGENCY.BORROWERS@morganstanley.com

(c) if	to the Collateral Agent, to it at:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: DOCS4LOANS@morganstanley.com

(d)    if to a Lender, to it at its address (or fax number) set forth on Schedule 13.2 or in the Assignment and Acceptance, Incremental Agreement or documents relating to any Refinancing pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.2 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 13.2. Notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 9, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a notice pursuant to Section 2.6, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings (or any Parent Entity thereof) or the Borrower or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Agents and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to Holdings (or any Parent Entity thereof) or the Borrower or any of their respective securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all information delivered pursuant to Section 9.1(a) and (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings (or any Parent Entity thereof) or the Borrower or any of their respective securities for purposes of United States federal securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE

PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY OTHER AGENT OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL DECISION BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5    Payment of Expenses; Indemnification.

(a)    The Borrower agrees (i) to pay or reimburse each of the Agents, the Lead Arrangers and the Joint Bookrunners for all their reasonable and documented or invoiced out-of-pocket costs and expenses (without duplication) associated with the syndication of the Initial Term Loan Facility and incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), and (ii) to pay or reimburse each of the Agents for all their reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Agents, and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, each Lead Arranger and each Joint Bookrunner and their respective Related Parties (without duplication) (the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or penalties (collectively, “Losses”) of any kind or nature whatsoever and the reasonable and documented and invoiced out-of-pocket expenses, joint or several, to which any such Indemnified Party may become subject, in each case to the extent of any such Losses and related expenses, to the extent arising out of, resulting from, or in connection with any action, claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (any of the foregoing, a “Proceeding”) (regardless of whether such Indemnified Party is a party thereto or whether or not such Proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person), and, subject to Section 13.5(e), to reimburse each such Indemnified Party promptly for any reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing (which in the case of legal fees shall be limited to the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating, responding to or defending any of the foregoing has retained its own counsel, of one other firm of counsel for such affected Indemnified Party)), relating to the Transactions or the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents or the use of the proceeds of the Loans, (all the foregoing in this clause (iii), collectively, the “indemnified liabilities”); provided that this clause (iii) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or penalties arising from any non-Tax claim; and provided, further, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities to the extent arising from (a) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related

Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (b) a material breach of the obligations of such Indemnified Party or any of its Related Parties under the terms of this Agreement or any other Credit Document by such Indemnified Party or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (c) in addition to clause (b) above, in the case of any Proceeding initiated by Holdings, the Borrower or any Restricted Subsidiary against the relevant Indemnified Party, solely from a breach of the obligations of such Indemnified Party or its Related Parties under the terms of this Agreement or any other Credit Document as determined in a final and non-appealable decision by a court of competent jurisdiction, or (d) any Proceeding brought by any Indemnified Party against any other Indemnified Party that does not involve an act or omission by Holdings, the Borrower or its Restricted Subsidiaries; provided that each of the Agents, the Lead Arrangers and the Joint Bookrunners, in each case to the extent fulfilling their respective roles in their capacities as such, shall remain indemnified in respect of such a Proceeding, to the extent that none of the exceptions set forth in clause (a), (b) or (c) of the immediately preceding proviso applies to such Person at such time. All amounts payable under this Section 13.5(a) shall be paid within 30 days after receipt by the Borrower of written demand and an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder and the termination of the Obligations.

(b)    No Credit Party nor any Indemnified Party shall have any liability for any special, punitive, indirect or consequential damages (including any loss of profits, business or anticipated savings) in connection with this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification and reimbursement obligations to the Indemnified Parties pursuant to Section 13.5(a)(iii), to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the Indemnified Parties with respect to which the applicable Indemnified Party is entitled to indemnification under Section 13.5(a)(iii). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties as determined by a final and non-appealable decision of a court of competent jurisdiction.

(c)    No Credit Party shall be liable for any settlement of any Proceeding effected without written consent of the Borrower (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of paragraph (d) below (with “the Borrower” being substituted for “Indemnified Party” in each such clause) shall be deemed reasonable), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, each Credit Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 13.5. If any Person has reimbursed any Indemnified Party for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 13.5, then the Indemnified Party shall promptly refund such amount.

(d)    No Credit Party shall without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Party.

(e)    In case any proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnified Party hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnified Party (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnified Party in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnified Party would present it with a conflict of interest or (iii) the Indemnified Party reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnified Party, including situations in which there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Borrower.

13.6    Successors and Assigns; Participations and Assignments; Etc..

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 10.2(bb), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 13.6(d)) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph 13.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund (unless increased costs would result therefrom) or (y) if an Event of Default under Section 11.1 or an Event of Default with respect to the Borrower under Section 11.5 has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment of a Term Loan unless it shall object thereto by written notice to the Administrative Agent within fifteen Business Days after having received written notice thereof; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and

(B)    in the case of Term Loans or Commitments in respect of Term Loans, the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to any Purchasing Borrower Party or any Affiliated Lender.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans to a Purchasing Borrower Party or any Affiliated Lender shall also be subject to the requirements of Section 13.6(g).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an assignment of the entire remaining amount of the assigning Lender’s Loans of the applicable Class, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or an integral multiple of $1,000,000 in excess thereof), unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliated Lenders or related Approved Funds or by a single assignor to related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)    subject to the terms of Section 13.7(c), the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case, together with a processing fee of $3,500 (it being understood that such recordation fee shall not apply to any assignment by any of the Lead Arrangers, Joint Bookrunners or any of their respective Affiliates hereunder in connection with the primary syndication of the Initial Term Loan Facility); provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment, including assignments effected pursuant to the provisions of Section 13.7;

(C)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax form required by Section 5.4 and an administrative questionnaire in a form approved by the Administrative Agent in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws; and

(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, except that this clause (D) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis.

Notwithstanding the foregoing or anything to the contrary set forth herein (i) any assignment of any Loans to a Purchasing Borrower Party or an Affiliated Lender shall also be subject to the requirements set forth in Section 13.6(g) and (ii) no natural person may be an Eligible Assignee with respect to any Loans.

For the purpose of this Section 13.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is primarily engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to Section 13.6(b)(vi), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits and subject to the requirements of Sections 2.10, 2.11, 5.4 and 13.5);. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(d).

(iv)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the outstanding balances of its Loans, in each case without giving pro forma effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that (x) it is legally authorized to enter into such Assignment and Acceptance and (y) to the extent that such assignee has received, upon its request, a notification of whether or not it is on the list of Disqualified Lenders, it is not a Disqualified Lender or an Affiliate of a Disqualified Lender; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8.9 or delivered pursuant to Section 9.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the

Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans (and interest thereon) pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by (x) the Borrower and the Collateral Agent and (y) any Lender (solely with respect to its own outstanding Loans), in each case, at any reasonable time and from time to time upon reasonable prior notice.

(vi)    Upon its receipt of and, if required, consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire and any tax form required by Section 5.4 (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)    Notwithstanding any provision to the contrary, any Lender may assign to one or more wholly owned special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans, without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. Any such assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Administrative Agent and the Borrower may deliver notices to such assigning Lender (as agent for the SPV) and not separately to the SPV unless the Administrative Agent and the Borrower are requested in writing by the SPV to deliver such notices separately to it. Notwithstanding anything herein to the contrary, (i) neither the grant to the SPV nor the exercise by any SPV of such option will increase the costs or expenses or otherwise change the obligations of the Borrower under this Agreement and the other Credit Documents, except, in the case of Sections 2.10, 2.11 or 5.4, where (A) the increase or change results from a change in any Applicable Law after the SPV becomes an SPV and the assigning Lender notifies the Borrower in writing of such increase or change no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the grant was made with the Borrower’s prior written consent, (ii) the assigning Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document and the receipt of any notices provided by the Administrative Agent and the Borrower (as agent for the SPV) remain the Lender of record hereunder and (iii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the assigning Lender). The Borrower shall, at the request of any such assigning

Lender, execute and deliver to such Person as such assigning Lender may designate, a Note, substantially in the form of Exhibit F, in the amount of such assigning Lender’s original Note to evidence the Loans of such assigning Lender and related SPV.

(d)

(i)    Any Lender may, without the consent of the Borrower unless an Event of Default under Section 11.1 or an Event of Default with respect to the Borrower under Section 11.5 has occurred and is continuing), the Administrative Agent or the Collateral Agent sell participations to one or more Eligible Assignees (but in any event, not to any Disqualified Lender (to the extent that the list of Disqualified Lenders has been made available to the Lenders)), (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Sections 2.10, 2.11, 5.4 and 13.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b); provided that the documentation required under Section 5.4(d), (e) and (g) shall be delivered to the participating Lender. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the entitlement to a greater payment resulted from a change in any Applicable Law after the Participant became a Participant and the participating Lender notifies the Borrower in writing of such entitlement to a greater payment no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender having sold a participation in any of its Obligations, acting as a non-fiduciary agent of the Borrower solely for this purpose, shall establish and maintain at its address a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such Participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such Participant in any Obligation, in any commitment and in any right to receive any interest or principal payment hereunder (such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Obligation) to any Person except to the extent that such disclosure is necessary to establish that such Obligation or Commitment is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat the Person listed in the Participant Register as the Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(e)    Any Lender may, without the consent of the Borrower, the Collateral Agent or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a Note evidencing the Loans owing to such Lender.

(f)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g)    (a) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party or any Affiliated Lender in accordance with Section 13.6(b) (which assignment, if to a Purchasing Borrower Party, will not, except for purposes of making the calculations set forth in Section 5.2(a)(ii), constitute a prepayment of Loans for any purposes of this Agreement and the other Credit Documents); provided that:

(A)    with respect to any assignment to a Purchasing Borrower Party, no Event of Default has occurred or is continuing or would result therefrom;

(B)    with respect to any such assignment to a Purchasing Borrower Party, either (x) such Purchasing Borrower Party shall offer to all Lenders within any Class of Term Loans (but not, for the avoidance of doubt, to every Class) to buy the Term Loans within such Class on a pro rata basis based on the then outstanding principal amount of all Term Loans of such Class, pursuant to procedures to be reasonably agreed between the Administrative Agent and the Borrower or (y) such assignment shall be effected pursuant to an open market purchase;

(C)    the assigning Lender and Purchasing Borrower Party or Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(D)    [reserved];

(E)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(F)    no Purchasing Borrower Party may use the proceeds from loans made under the Revolving Credit Facility (or any other revolving credit facility that is effective in reliance on Section 10.1(b) or Section 10.1(u)) to purchase any Term Loans;

(G)    no Term Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 13.6(g) if, after giving pro forma effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 30.0% of the Term Loans of all Class then outstanding (determined as of the time of such purchase); and

(H)    any purchases or assignments of Loans by a Purchasing Borrower Party or a Non-Debt Fund Affiliate made through “dutch auctions” shall (i) be conducted pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 13.6(g) and are otherwise reasonably acceptable to the Borrower and (ii) require that such Person clearly identify itself as a Purchasing Borrower Party or an Affiliated Lender, as the case may be, in any assignment and acceptance agreement executed in connection with such purchases or assignments.

(ii)    Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Collateral Agent or any Lender to which representatives of the Credit Parties are not invited, (B) receive any information or material prepared by the Administrative Agent, the Collateral Agent or any Lender or any communication by or among the Administrative Agent, the Collateral Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Sections 2, 3, 4 and 5 of this Agreement) or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Credit Documents or to challenge such Agent’s attorney-client privilege.

(iii)    By its acquisition of Term Loans, a Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that if a case under the Bankruptcy Code is commenced against any Credit Party, such Credit Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization or liquidation of such Credit Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization or liquidation proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have) from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (iii);

(iv)    Any Lender may assign all or a portion of the Term Loans of any Class held by it to a Debt Fund Affiliate in accordance with Section 13.6(b).

(h)    Notwithstanding anything in Section 13.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, (A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders (or requisite vote of any Class of Lenders) have taken any actions and (B) the aggregate amount of Term Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders” (any such excess amount shall be deemed to be not outstanding on a pro rata basis among all Debt Fund Affiliates).

(i)    Upon any contribution of Term Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Term Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Term Loans shall automatically be cancelled and retired or extinguished by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Term Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement or extinguishment in the Register.

(j)    The Administrative Agent shall not (a) be required to serve as the auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, “dutch auction” unless it is reasonably satisfied with the terms and restrictions of such auction or (b) have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market purchases by any Purchasing Borrower Party.

13.7    Replacements of Lenders Under Certain Circumstances.

(a)    The Borrower, at its sole expense, shall be permitted to replace any Lender (or any Participant) that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11 or 5.4 or (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, with a replacement bank, financial institution or other institutional lender or investor that is an Eligible Assignee; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or such replacement bank, financial institution or other institutional lender or investor shall purchase, at par) all Loans and pay all other amounts (other than any disputed amounts) owing to such replaced Lender hereunder (including, for the avoidance of doubt, pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) and under the other Credit Documents prior to the date of replacement of such Lender, (D) such replacement bank, financial institution or other institutional lender or investor (if not already a Lender) and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against the Borrower and the other parties for indemnity, contribution, payment of disputed and other unpaid amounts and otherwise.

(b)    If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination, which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or each Lender and with respect to which the Required Lenders shall have granted their consent, then, provided no Event of Default has occurred and is continuing, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such

Non-Consenting Lender to assign its Loans to one or more Eligible Assignees reasonably acceptable to the Administrative Agent; provided that (i) all Obligations of the Borrower under this Agreement owing to such Non-Consenting Lender being replaced shall be paid in full (including any applicable premium under Section 5.1(b)) to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest and other accrued and unpaid amounts thereon, (iii) the replacement Lender shall consent to the proposed amendment, modification, supplement, waiver, discharge or termination, (iv) all Lenders required to have consented to such proposed amendment, modification, supplement, waiver, discharge or termination (other than Non-Consenting Lenders which are simultaneously replaced) shall have consented thereto, and (v) the assignment of such Non-Consenting Lenders Loans to one or more Eligible Assignees does not otherwise conflict with Applicable Law. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6(a).

(c)    Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8    Adjustments; Set-off.

(a)    Except as otherwise set forth herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Loans of any Class, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans of such Class, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans of such Class, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of their respective Loans of the applicable Class; provided that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Holdings, the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans = of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law and each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Person; provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything in this Section 13.8(b) to the contrary, no Lender will exercise, or attempt to exercise, any right of set off, banker’s lien or the like against any deposit account or property of the Borrower or any other credit party held or maintained by such Lender to the extent the deposits or other proceeds of such exercise, or attempt to exercise, any right of set off, banker’s lien or the like are, or are intended to be or are otherwise are held out to be applied to the Obligations hereunder or otherwise secured by the Collateral, without the prior written consent of the Collateral Agent.

13.9    Counterparts . This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Holdings, the Borrower and each Agent.

13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11    Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14    Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    none of the Administrative Agent, the Collateral Agent, any Lead Arranger, any Joint Bookrunner or any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and Holdings or the Borrower on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no Joint Venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

13.15    WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16    Confidentiality. Each Agent and each Lender shall hold all non-public information furnished by or on behalf of Holdings and the Borrower and their Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or such Agent pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or regulatory authority having jurisdiction over it (including any self-regulatory authority or representative thereof) or pursuant to legal process or otherwise as required by Applicable Law based on the reasonable advice of counsel, (b) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that, in the case of each of clauses (i) and (ii), the relevant Person is advised of and agrees to be bound by the provisions of this Section 13.16 or other provisions at least as restrictive as this Section 13.16, (c) to such Lender’s or such Agent’s trustees, attorneys, professional advisors or independent auditors or Related

Parties, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information or are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (and to the extent a person’s compliance is within the control of an Agent or Lender, such Agent or Lender will be responsible for such compliance), (d) with the written consent of the Borrower, (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 13.16, (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source that is not subject to these confidentiality provisions or (iii) to the extent such information is independently developed by such Agent, Lender, or Affiliate without the use of confidential information in breach of this Section 13.16 or (f) for purposes of establishing a “due diligence” defense; provided that unless specifically prohibited by Applicable Law or court order, each Lender or each Agent shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or such Agent by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that, in no event shall any Lender or any Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any Subsidiary of the Borrower. Each Lender and each Agent agrees that it will not provide to prospective Transferees, pledgees referred to in Section 13.16 or to prospective direct or indirect contractual counterparties under Hedging Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16. The confidentiality provisions contained herein shall not prohibit disclosures to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV; provided that any such Person is advised of and agrees to be bound by the provisions of this Section 13.16.

13.17    Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)    The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other Disposition (including any disposition by means of a distribution or Restricted Payment) of such Collateral (including as part of or in connection with any other sale, transfer or other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale, transfer or other Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party by a Person that is not a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second and third succeeding sentences and Section 25 of the Guarantee), (vi) as required by the Collateral Agent (or the First Lien Collateral Agent) to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (vii) to the extent such Collateral otherwise becomes Excluded Capital Stock or Excluded Property (other than pursuant to clause (c) of the definition thereof). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit

Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantee upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary (including in connection with any designation of an Unrestricted Subsidiary), or, in the case of a Previous Holdings, in accordance with the conditions set forth in the definition of Holdings. Subject to, and solely to the extent contemplated by, Section 1.11(h), upon the occurrence of a Holdings Termination Event, Holdings shall be released from its Guarantee and all of its property released as Collateral automatically, and Holdings shall be released from all obligations under this Agreement and the other Credit Documents, including with respect to all representations and warranties, covenants, and defaults. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b)    Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable) have been paid in full, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)    Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon reasonable request of the Borrower in connection with any Liens permitted by the Credit Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to give effect to (by means of an acknowledgment reasonably satisfactory to the Administrative Agent), or to subordinate the Lien on any Collateral to, any Lien permitted under Sections 10.2(c), (e) (solely as it relates to clauses (c) and (f) of Section 10.2), (f), (k)(i), (l), (m), (n), (o), (q), (r), (s), (v), (w), (x), (y), (aa), (ff) and clauses (d), (e), (f), (g), (i) and (n) of the definition of “Permitted Encumbrances.” In addition, notwithstanding anything to the contrary contained herein or in any other Credit Document, upon reasonable request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as a party to such subordination or intercreditor agreements, in each case to the extent consistent with the provisions of Section 12.15.

(d)    Notwithstanding the foregoing or anything in the Credit Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Credit Parties’ assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a proceeding under any Debtor Relief Law, enter into a settlement agreement on behalf of all Lenders.

13.18    USA PATRIOT ACT. Each Lender hereby notifies the Borrower and each Credit Party that pursuant to the requirements of the PATRIOT ACT, it is required to obtain, verify and record information that identifies the Borrower and each Credit Party, which information includes the name and address of the Borrower and each Credit Party and other information that will allow such Lender to identify the Borrower and Credit Parties in accordance with the PATRIOT ACT.

13.19    Legend. THE TERM LOANS WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THESE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.2.

13.20    Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GOBP HOLDINGS, INC.

By:	/s/ Charles Bracher
	Name:	Charles Bracher
	Title:	Chief Financial Officer

GLOBE INTERMEDIATE CORP.

By:	/s/ Charles Bracher
	Name:	Charles Bracher
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent, Collateral Agent, and a Lender,

By:	/s/ Brendan MacBride
	Name:	Brendan MacBride
	Title:	Authorized Signatory

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

SCHEDULE 1.1(a)

TO THE CREDIT AGREEMENT

Commitments of Lenders

Lender	Initial Term Loan Commitment
MORGAN STANLEY BANK, N.A.	$150,000,000.00
Total	$150,000,000.00

SCHEDULE 1.1 (c)

TO THE CREDIT AGREEMENT

Mortgaged Property

None.

SCHEDULE 8.12

TO THE CREDIT AGREEMENT

Subsidiaries

Entity Name	Jurisdiction	Guarantor	Specified Subsidiary	Immaterial Subsidiary	Restricted/ Unrestricted Subsidiary	Stock/Unit Holder	Ownership Percent
Domestic Entities

GOBP Holdings Inc.	Delaware	Yes	N/A	N/A	N/A	Globe Intermediate Corp.	100%
GOBP Midco, Inc.	Delaware	Yes	Yes	Yes	Restricted	GOBP Holdings Inc.	100%
Grocery Outlet Inc.	California	Yes	Yes	No	Restricted	GOBP Midco, Inc.	100%
Amelia’s, LLC	Delaware	Yes	No	Yes	Restricted	Grocery Outlet Inc.	100%

SCHEDULE 8.15

TO THE CREDIT AGREEMENT

Owned Real Property

None.

SCHEDULE 9.17

TO THE CREDIT AGREEMENT

Post-Closing Obligations

Within 60 days of the Closing Date (or such longer period as agreed by the Administrative Agent), the Credit Parties shall deliver to the Administrative Agent insurance certificates as to coverage under the insurance policies required by Section 9.3 of the Credit Agreement, together with, if applicable, endorsements for each insurance certificate, thereby naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and/or loss payee, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

SCHEDULE 10.1

TO THE CREDIT AGREEMENT

Indebtedness

1.	Intercompany Loan Agreement (On Loan Agreement), dated as of October 7, 2014, by and among GOBP Holdings, Inc. and Grocery Outlet Inc.

SCHEDULE 10.2

TO THE CREDIT AGREEMENT

Liens

None.

SCHEDULE 10.4

TO THE CREDIT AGREEMENT

Dispositions

None.

SCHEDULE 10.5

TO THE CREDIT AGREEMENT

Investments

None.

SCHEDULE 10.8

TO THE CREDIT AGREEMENT

Negative Pledge Clauses

None.

SCHEDULE 10.11

TO THE CREDIT AGREEMENT

Transactions with Affiliates

None.

SCHEDULE 13.2

TO THE CREDIT AGREEMENT

Address for Notices

Borrower, Holdings or any other Credit Party:

Grocery Outlet Inc.

5650 Hollis St.

Emeryville, CA 94608

Attention: Charles Bracher

Tel: [                    ]

Fax: [                    ]

Electronic Mail: [                    ]

Administrative Agent’s Office (for financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

1.    Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: AGENCY.BORROWERS@morganstanley.com

Other Notices as Collateral Agent:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street, 4th Floor

Tharnes Street Whart

Baltimore, MD 21231

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: DOCS4LOANS@morganstanley.com

Letter of Credit Issuer

Morgan Stanley Senior Funding, Inc.

C/O Morgan Stanley Bank, N.A.

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Tel: (443) 627-4555

Fax: (212) 507-5010

Electronic Mail: MSB.LOC@morganstanley.com

Swingline Lender

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: AGENCY.BORROWERS@morganstanley.com

EXHIBIT D

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

1585 Broadway

New York, NY 10036

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: AGENCY.BORROWERS@morganstanley.com

[            ], 20[    ]

Ladies and Gentlemen:

The undersigned, GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), refers to the Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”), as the Administrative Agent and the Collateral Agent.

Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it hereby requests a Borrowing under the Credit Agreement and, in connection therewith, sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing , [1]

(B)	Aggregate Principal amount of $ [2]

Borrowing

(C)	Class of Borrowing [3]

(D)	Type of Borrowing [4]

[1]

In the case of the Initial Term Loans, the Closing Date; in the case of the Incremental Term Loans, the applicable Incremental Facility Closing Date in respect of such Class. In the case of all other Borrowings, a Business Day.

[2]	The aggregate principal amount of each Borrowing of Term Loans shall be in a multiple of $500,000.
[3]	Specify Initial Term Loans, Incremental Term Loans (of the same Class) or Extended Term Loans (of the same Extension Series).
[4]	Specify ABR Loans or Eurodollar Loans.

EXHIBIT D

(E)	[Interest Period ][5]

[The undersigned hereby certifies that (a) all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Borrowing requested hereby (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects), and (b) no Default or Event of Default shall have occurred and be continuing as of the date of the Borrowing requested hereby nor, after giving effect to the Borrowing requested hereby, would a Default or Event of Default occur.]6

If any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing or failure to satisfy the conditions of Section 6 and Section 7 of the Credit Agreement, the Borrower shall, after receipt of a written request by any Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent clearly demonstrable error, the amount requested shall be final and conclusive and binding upon all parties hereto), pay to the Administrative Agent for the account of such Lender within ten Business Days of such request any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan.

[Signature page follows]

[5]	Applicable only to Eurodollar Borrowings and subject to the definition of “Interest Period” and Section 2.9 of the Credit Agreement.
[6]	Not to be included in Notice of Borrowing for borrowings made pursuant to Sections 2.14, 2.15 and/or 2.17 of the Credit Agreement (to the extent set forth therein).

EXHIBIT D

The undersigned Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer as of the date first written above.

GOBP HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT D

EXHIBIT E

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

[            ], 20[    ]

Reference is made to that certain Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”) GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement, as applicable.

1.    The undersigned, [                    ], [Authorized Officer] of each entity listed on Schedule I hereto (each, a “Certifying Credit Party” and, collectively, the “Certifying Credit Parties”), hereby certifies that [                    ] is a duly elected and qualified [Authorized Officer] of each Certifying Credit Party and the signature set forth on the signature line for such signatory below is such signatory’s true and genuine signature, and such signatory is duly authorized to execute and deliver on behalf of each Certifying Credit Party each Credit Document to which it is a party and any certificate or other document to be delivered by each Certifying Credit Party pursuant to such Credit Documents.

2.    Each of the undersigned Authorized Officers of the Certifying Credit Parties hereby certifies with respect to each such Certifying Credit Party for which he or she is an Authorized Officer as follows:

(a)    All representations and warranties made by each Certifying Credit Party contained in the Credit Agreement or in the other Credit Documents are true and correct in all material respects as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects); and

(b)    No Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will have occurred and be continuing after giving effect to the Borrowing on the date hereof.

3.    The undersigned, [                    ], [Authorized Officer] of each Certifying Credit Party hereby certifies with respect to each Certifying Credit Party for which he or she is an Authorized Officer as follows:

(a)    Each Certifying Credit Party is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of organization;

EXHIBIT E

(b)    Attached hereto as Exhibit A is a complete and correct copy of the resolutions duly adopted by the board of directors (or a duly authorized committee thereof), board of managers or a designated person or applicable member or members, as applicable, of each Certifying Credit Party on the date indicated therein, authorizing the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate or company proceedings of each Certifying Credit Party now in force relating to or affecting the matters referred to therein;

(c)    The persons set forth on Exhibit B are now duly elected and qualified Authorized Officers of each Certifying Credit Party holding the offices indicated next to their respective names, and such officers hold such offices with such Certifying Credit Party on the date hereof, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of each Certifying Credit Party each Credit Document to which it is a party and any certificate or other document to be delivered by such Certifying Credit Party pursuant to such Credit Documents.

(d)    Attached hereto as Exhibit C is a true and complete copy of the bylaws or limited liability company agreement, as applicable, of each Certifying Credit Party as in effect on the date hereof;

(e)    Attached hereto as Exhibit D is a true and complete copy of the certificate of incorporation or the certificate of formation, as applicable, of each Certifying Credit Party as in effect on the date hereof, certified by the Secretary of State of its state of organization; and

(f)    Attached hereto as Exhibit E is a true and complete copy of the certificate of good standing or equivalent document of each Certifying Credit Party issued by the Secretary of State of its state of organization.

[Remainder of page intentionally left blank.]

EXHIBIT E

IN WITNESS WHEREOF, the undersigned have signed this certificate as of the date first written above.

EACH OF THE ENTITIES LISTED ON SCHEDULE I HERETO	EACH OF THE ENTITIES LISTED ON SCHEDULE I HERETO

Name:	Name:
Title:	Title:

EXHIBIT E

SCHEDULE I

[                    ]

EXHIBIT A

to the Closing Certificate

Resolutions

[See attached]

EXHIBIT B

to the Closing Certificate

Incumbency

[See attached]

EXHIBIT C

to the Closing Certificate

Bylaws / Limited Liability Company Agreements

[See attached]

EXHIBIT D

to the Closing Certificate

Certificates of Incorporation / Certificate of Formation

[See attached]

EXHIBIT E

to the Closing Certificate

Good Standing Certificates or Equivalent Documents

[See attached]

EXHIBIT F

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

(INITIAL TERM LOANS)

New York
$	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [LENDER] or its registered successors or assigns (the “Lender”), at the Administrative Agent’s Office or such other place MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) shall have specified, in U.S. Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Initial Term Loan Maturity Date, the principal amount of $[        ] or, if less, the aggregate unpaid principal amount of all Initial Term Loans, if any, made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This promissory note (the “Promissory Note”) is one of the promissory notes referred to in Section 13.6 of the Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent and the Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Initial Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Initial Term Loans evidenced hereby are subject to prepayment prior to the Initial Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

[Remainder of Page Left Intentionally Blank]

EXHIBIT F

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

GOBP HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT F

EXHIBIT G-1

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT

among

GLOBE INTERMEDIATE CORP.,

as Holdings,

GOBP HOLDINGS, INC.,

as the Borrower,

and the other Grantors party hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Credit Agreement Collateral Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Authorized Representative for the Credit Agreement Secured Parties,

and

each additional Authorized Representative from time to time party hereto

dated as of [                    ]

EXHIBIT G-1

EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of [                    ] (this “Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (or any successor thereof; “Holdings”), the other Grantors (as defined below) party hereto, MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as collateral agent for the Credit Agreement Secured Parties, the Initial Additional Credit Agreement Secured Parties and Additional Credit Agreement Secured Parties (each, as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), MSSF, as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below) each additional Authorized Representative from time to time party hereto for the other Additional Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity and each additional Collateral Agent from time to time party hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Administrative Agent (as defined below) (for itself and on behalf of the Credit Agreement Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Secured Parties of the applicable Series) and each additional Collateral Agent agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Additional Collateral Agent” means the collateral agent for the Additional Secured Parties, other than the Initial Additional Secured Parties and the Additional Credit Agreement Secured Parties, together with its successors in such capacity.

“Additional Credit Agreement Obligations” means “Additional Second Lien Obligations” as such term is defined in the Credit Agreement Security Agreement (which for the avoidance of doubt shall not include any Initial Additional Credit Agreement Obligations).

“Additional Credit Agreement Secured Party” means the holders of any Additional Credit Agreement Obligations and any Authorized Representative with respect thereto.

“Additional Documents” means, with respect to the Initial Additional Obligations or any Series of Additional Class Debt, the notes, credit agreements, loan agreements, note purchase agreements, indentures, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional Security Documents and the Additional Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Obligations or any Series of Additional Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Obligations) has been designated as Additional Obligations pursuant to Section 5.13 hereto.

EXHIBIT G-1

“Additional Obligations” shall mean the Additional Credit Agreement Obligations and all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Additional Documents relating to any Series of Additional Class Debt relating to Indebtedness Incurred by, or provided to, the Borrower and/or any other Credit Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding (or that would accrue but for the operation of applicable Bankruptcy Law), regardless of whether such interest and fees are allowed claims in such proceeding, in each case, that have been designated as Additional Obligations pursuant to and in accordance with Section 5.13(ii).

“Additional Secured Party” means the holders of any Additional Obligations and any Authorized Representative and Collateral Agent with respect thereto, and shall include the Initial Additional Secured Parties.

“Additional Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional Obligations.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement”.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (a) until the earlier of (i) the Discharge of Credit Agreement Obligations and (ii) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (b) from and after the earlier of (i) the Discharge of Credit Agreement Obligations and (ii) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided that (in each case of (a)(i) and (b)(i) above) the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Obligations secured by Shared Collateral under an Additional Document that has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Initial Additional Collateral Agent or Additional Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Applicable Collateral Agent” means at any time, the Collateral Agent with respect to the Series of Obligations represented by the Authorized Representative that is the Applicable Authorized Representative at such time.

“Authorized Representative” means, at any time, (a) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (b) in the case of the Initial Additional Obligations or the Initial Additional Secured Parties, the Initial Additional Authorized Representative, and (c) in the case of any other Series of Additional Obligations or Additional Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

EXHIBIT G-1

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign law, including common law, from time to time in effect in respect of voluntary or involuntary insolvency, liquidation, dissolution, wind-up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or debtor relief.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any Security Document to secure one or more Series of Obligations.

“Collateral Agent” means (a) in the case of any Credit Agreement Obligations, any Initial Additional Credit Agreement Obligations and any Additional Credit Agreement Obligations, the Credit Agreement Collateral Agent, (b) in the case of the Initial Additional Obligations, other than Initial Additional Credit Agreement Obligations, the Initial Additional Collateral Agent, and (c) in the case of the Additional Obligations, other than Additional Credit Agreement Obligations, the Additional Collateral Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (a) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (b) at any other time, the Series of Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Second Lien Credit Agreement, dated as of [●], 2018, as amended, restated, supplemented or otherwise modified from time to time, among the Borrower, Holdings, the several Lenders from time to time party thereto and MSSF, as the Administrative Agent (in such capacity, the “Administrative Agent”) and the Collateral Agent.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Credit Agreement Security Agreement, the Pledge Agreement (as defined in the Credit Agreement), the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Credit Agreement Security Agreement” means the Second Lien Security Agreement, dated as of [●], 2018 among the Credit Agreement Collateral Agent and the Grantors party thereto.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

EXHIBIT G-1

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Obligations, the date on which such Series of Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means the Borrower, Holdings, and each of the other Guarantors (as defined in the Credit Agreement) and each other Subsidiary of the Borrower that has granted a security interest pursuant to any Security Document to secure any Series of Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” means, in the case of any Initial Additional Obligations or Initial Additional Secured Parties that are subject to this Agreement on the date hereof, [                    ].

“Initial Additional Collateral Agent” means the collateral agent for the Initial Additional Secured Parties, together with its successors in such capacity.

“Initial Additional Credit Agreement Obligations” means “Additional Second Lien Obligations” (as such term is defined in the Credit Agreement Security Agreement) existing as at the date hereof, if any.

“Initial Additional Credit Agreement Secured Party” means the holders of any Initial Additional Credit Agreement Obligations and any Authorized Representative and Collateral Agent with respect thereto.

“Initial Additional Obligations” shall mean the Initial Additional Credit Agreement Obligations and all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Additional Documents relating to Indebtedness Incurred by, or provided to, the Borrower and/or any other Credit Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding (or that would accrue but for the operation of applicable Bankruptcy Law), regardless of whether such interest and fees are allowed claims in such proceeding, in each case, to the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional Documents to be Incurred and secured by Liens on the Shared Collateral on a priority basis that is equal to the Liens on the Shared Collateral securing the Credit Agreement Obligations.

“Initial Additional Secured Party” means the holders of any Initial Additional Obligations and any Authorized Representative and Collateral Agent with respect thereto.

EXHIBIT G-1

“Initial Additional Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Initial Additional Obligations.

“Insolvency or Liquidation Proceeding” means:

(1)    any case or other proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereof required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional Obligations and add Additional Secured Parties (other than Initial Additional Secured Parties) hereunder.

“Lien” means any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a “Non-Financing Lease Obligation” (as such term is defined in the Credit Agreement) be deemed to be a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Obligations or Initial Additional Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional Obligations or Initial Additional Obligations (as the case may be) which have an equal outstanding principal amount, the Series of Additional Obligations or Initial Additional Obligations (as the case may be) with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“MSSF” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

EXHIBIT G-1

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (A) an Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (b) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (i) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (ii) the Additional Obligations or Initial Additional Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (A) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (B) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Obligations” means, collectively, (a) the Credit Agreement Obligations, (b) the Initial Additional Obligations, and (c) each Series of Additional Obligations.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to Incur other indebtedness or enter alternative financing arrangements, in exchange or replacement for, such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, loan agreement, note purchase agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (a) the Credit Agreement and each Credit Document (as defined in the Credit Agreement), (b) each Additional Document with respect to the Initial Additional Obligations, and (c) each Additional Document with respect to any Series of Additional Class Debt.

EXHIBIT G-1

“Secured Parties” means (a) the Credit Agreement Secured Parties, (b) the Initial Additional Secured Parties with respect to the Initial Additional Obligations, and (c) the Additional Secured Parties with respect to each Series of Additional Obligations.

“Security Documents” means, collectively, (a) the Credit Agreement Collateral Documents, (b) the Initial Additional Security Documents, and (c) the Additional Security Documents.

“Series” means (a) with respect to the Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Secured Parties (in their capacities as such), and (iii) the Additional Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Secured Parties) and (b) with respect to any Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Obligations, and (iii) the Additional Obligations Incurred pursuant to any Additional Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Obligations hold a valid and perfected security interest at such time. If more than two Series of Obligations are outstanding at any time and the holders of less than all Series of Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Terms Generally. The rules of construction and other interpretive provisions set forth in Sections 1.2, 1.3, 1.5, 1.6, 1.7, 1.8, 1.10 and 1.11 of the Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals to this Agreement.

SECTION 1.03 Impairments. It is the intention of the Secured Parties of each Series that the holders of Obligations of such Series (and not the Secured Parties of any other Series) bear the risk of (a) any determination by a court of competent jurisdiction that (i) any of the Obligations of such Series are unenforceable under Applicable Law or are subordinated to any other obligations (other than another Series of Obligations), (ii) any of the Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Obligations and/or (iii) any intervening security interest exists securing any other obligations (other than another Series of Obligations) on a basis ranking prior to the security interest of such Series of Obligations but junior to the security interest of any other Series of Obligations or (b) the existence of any Collateral for any other Series of Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (a) or (b) with respect to any Series of Obligations, an “Impairment” of such Series); provided, that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Obligations shall not be deemed to be an Impairment of any Series of Obligations. In the event of any Impairment with respect to any Series of Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Obligations, and the rights of the holders of such Series of Obligations (including, without limitation, the right to receive distributions in respect of such Series of Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Obligations subject to such Impairment. Additionally, in the event the Obligations of any Series are modified pursuant to Applicable Law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law), any reference to such Obligations or the Security Documents governing such Obligations shall refer to such obligations or such documents as so modified.

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ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of Holdings, the Borrower or any other Grantor or any Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Secured Party or received by the Applicable Collateral Agent or any Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment in full in cash of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full in cash of the Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment in full in cash of all Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Section 2.01(a), such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Obligations with respect to which such Impairment exists.

(b)    It is acknowledged that the Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents and subject to Section 2.08, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Secured Parties of any Series.

(c)    Notwithstanding the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens securing any Series of Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other Applicable Law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Secured Party hereby agrees that the Liens securing each Series of Obligations on any Shared Collateral shall be of equal priority.

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SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)    Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, no Additional Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Security Document, Applicable Law or otherwise, it being agreed that only the Credit Agreement Collateral Agent or any person authorized by it, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b)    With respect to any Shared Collateral at any time when the Additional Collateral Agent or the Initial Additional Collateral Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Applicable Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Security Document, Applicable Law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional Security Documents or Initial Additional Security Documents (as applicable), shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c)    Notwithstanding the equal priority of the Liens securing each Series of Obligations, the Applicable Collateral Agent (in the case of the Additional Collateral Agent or the Initial Additional Collateral Agent, acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)    Each of the Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

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SECTION 2.03 No Interference; Payment Over.

(a)    Each Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Obligations of any Series or any Security Document or the validity, attachment, perfection or priority of any Lien under any Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any Disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit, Insolvency or Liquidation Proceeding or any other proceeding any claim against the Applicable Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other Secured Party to enforce this Agreement.

(b)    Each Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Security Document or by the exercise of any rights available to it under Applicable Law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens.

(a)    If, at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b)    Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.

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SECTION 2.05 Certain Agreements with Respect to Insolvency or Liquidation Proceedings.

(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Bankruptcy Law, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Holdings, the Borrower or any of its Subsidiaries.

(b)    If Holdings, the Borrower and/or any other Grantor shall become subject to a case or other proceedings under the Bankruptcy Code or any other Bankruptcy Law (a “Bankruptcy Case”) and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank equal in priority with the Liens on any such Shared Collateral granted to secure the Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Secured Parties of each Series are granted Liens on any additional collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under any Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Obligations shall again have been paid in full in cash.

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SECTION 2.07 Insurance. As between the Secured Parties, the Applicable Collateral Agent (and in the case of the Additional Collateral Agent, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)    The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Applicable Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Applicable Collateral Agent, promptly deliver all Possessory Collateral to the Applicable Collateral Agent together with any necessary endorsements (or otherwise allow the Applicable Collateral Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b)    The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c)    The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties therein.

SECTION 2.10 Amendments to Security Documents.

(a)    Without the prior written consent of the Credit Agreement Collateral Agent, the Additional Collateral Agent and the Initial Additional Collateral Agent agree that no Additional Security Document or Initial Additional Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Security Document or new Initial Additional Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

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(b)    Without the prior written consent of the Additional Collateral Agent and the Initial Additional Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)    In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Obligations of any Series, or the Shared Collateral subject to any Lien securing the Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other person as a result of such determination.

ARTICLE IV

The Applicable Collateral Agent

SECTION 4.01 Authority.

(a)    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)    In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Security Documents, as applicable, for which the Applicable Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other

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Collateral securing any of the Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Obligations or any other Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with the Security Documents or any other agreement related thereto or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by any Applicable Collateral Agent, any Applicable Authorized Representative or any holders of Obligations, in any proceeding instituted under the Bankruptcy Code or any other applicable Bankruptcy Law, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by Holdings, the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction or similar provision of any foreign law, without the consent of each Authorized Representative representing holders of Obligations for whom such Collateral constitutes Shared Collateral.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Borrower, Holdings or any Grantor, to it at:

Grocery Outlet Inc.

5650 Hollis St.

Emeryville, CA 94608

Attention: Charles Bracher

Tel: [                    ]

Fax: [                    ]

Email: [                    ]

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Brian Steinhardt

Email: [                    ]

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(b)	if to the Collateral Agent, to it at:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Email: docs4loans@morganstanley.com

(c)	if to the [Initial Additional Collateral Agent], to it at:

[                    ]

Attention: [                    ]

Tel: [                    ]

Facsimile: [                    ]

Electronic mail: [                    ]

With a copy to:

[                    ]

(d)	if to any other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with

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respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).

(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Secured Parties that become subject to this Agreement after the date hereof and Additional Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional Security Documents applicable thereto.

(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any Incurrence of any Additional Obligations in compliance with the Credit Agreement and the other Secured Credit Documents. With respect to any Additional Class Debt that is Incurred after the Closing Date, the Borrower and each of the other Grantors agrees to take such actions (if any) as may from time to time reasonably be requested by any Authorized Representative, and enter into such technical amendments, modifications and/or supplements to this Agreement, the then existing Security Documents (or execute and deliver such additional Security Documents) as may from time to time be reasonably requested by such Persons, to ensure that such Additional Class Debt are secured by, and entitled to the benefits of, the relevant Security Documents relating to such Additional Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Applicable Authorized Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Security Documents).

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, and 2.09) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.

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SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional Documents, the Borrower may Incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional Documents to be Incurred and secured by the Shared Collateral on a priority basis that is equal to the Liens on the Shared Collateral securing the Obligations (such indebtedness referred to as “Additional Class Debt”). Any such Additional Class Debt may be secured by a Lien on the Shared Collateral on a basis that is equal to the Liens on the Shared Collateral securing the Obligations, in each case under and pursuant to the Additional Documents, if and subject to the condition that the Authorized Representative of any such Additional Class Debt (each, an “Additional Class Debt Representative”), acting on behalf of the holders of such Additional Class Debt (such Authorized Representative and holders in respect of any Additional Class Debt being referred to as the “Additional Class Debt Parties”), and, to the extent not already a party hereto, the collateral agent for any such Additional Class Debt, becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Class Debt Representative and, if applicable, the collateral agent for any such Additional Class Debt, to become a party to this Agreement,

(i)    such Additional Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by each Collateral Agent and such Additional Class Debt Representative) pursuant to which (a) such Additional Class Debt Representative becomes an Authorized Representative hereunder, (b) if applicable, such collateral agent becomes the Additional Collateral Agent hereunder, and (c) the Additional Class Debt in respect of which such Additional Class Debt Representative is the Authorized Representative and the related Additional Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Documents relating to such Additional Class Debt, certified as being true and correct by an authorized officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional Obligations and the initial aggregate principal amount or face amount thereof;

(iii)    all filings, recordations and/or amendments or supplements to the Security Documents necessary or desirable in the reasonable judgment of such Additional Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of such Additional Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Class Debt Representative); and

(iv)    the Additional Documents, as applicable, relating to such Additional Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Class Debt Party with respect to such Additional Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Class Debt.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, MSSF is acting in the capacity of Authorized Representative solely for

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the Credit Agreement Secured Parties and in its capacity as Collateral Agent solely for the Credit Agreement Secured Parties, the Initial Additional Credit Agreement Secured Parties and the Additional Credit Agreement Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent, the Initial Additional Collateral Agent or the Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Security Documents represents the agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Security Documents.

[Signature Pages Follow]

EXHIBIT G-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ], as Initial Additional Collateral Agent

By:
Name:
Title:

[ ], as Initial Additional Authorized Representative for the Initial Additional Credit Agreement Secured Parties

By:
Name:
Title:

EXHIBIT G-1

GOBP HOLDINGS, INC.

By:
Name:
Title:

GLOBE INTERMEDIATE CORP.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

EXHIBIT G-1

ANNEX I

Grantors

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ANNEX II

[FORM OF] JOINDER NO. [    ], dated as of [            ], 20[    ] (this “Joinder”) to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of [                    ] (the “Equal Priority Intercreditor Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (or any successor thereof; the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the other Grantors (as defined below) from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as collateral agent for the Credit Agreement Secured Parties, the Initial Additional Credit Agreement Secured Parties and the Additional Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), MSSF, as Authorized Representative for the Credit Agreement Secured Parties, [                    ], as Additional Collateral Agent], [                    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B.    As a condition to the ability of the Borrower to Incur Additional Obligations and to secure such Additional Class Debt with the liens and security interests created by the Additional Security Documents, the Additional Class Debt Representative in respect of such Additional Class Debt is required to become an Authorized Representative, and such Additional Class Debt and the Additional Class Debt Parties in respect thereof are required to become subject to and bound by, the Equal Priority Intercreditor Agreement. Section 5.13 of the Equal Priority Intercreditor Agreement provides that such Additional Class Debt Representative may become an Authorized Representative, and such Additional Class Debt and such Additional Class Debt Parties may become subject to and bound by the Equal Priority Intercreditor Agreement upon the execution and delivery by the Authorized Representative of an instrument in the form

[1]

In the event of (a) a joinder by the Additional Collateral Agent or (b) the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by the Additional Collateral Agent or a new Credit Agreement Collateral Agent, as applicable.

EXHIBIT G-1

of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the Equal Priority Intercreditor Agreement. The undersigned Additional Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Equal Priority Intercreditor Agreement and the Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1.    In accordance with Section 5.13 of the Equal Priority Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Class Debt and Additional Class Debt Parties become subject to and bound by, the Equal Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Class Debt Parties, hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Class Debt Parties that it represents as Additional Secured Parties. Each reference to an “Authorized Representative” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Representative. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe Additional Document], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (iii) the Additional Documents relating to such Additional Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Class Debt Parties in respect of such Additional Class Debt will be subject to and bound by the provisions of the Equal Priority Intercreditor Agreement as Additional Secured Parties.

SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder

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shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.    Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8.    The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable and documented or invoiced out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel in accordance with the terms of the applicable Secured Credit Documents.

[Signature Page Follows]

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IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Phone:
Fax:
Email:

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Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ],

as [the Additional Collateral Agent and] Initial Additional Authorized Representative,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

GLOBE INTERMEDIATE CORP.,

as Holdings

By:
Name:
Title:

GOBP HOLDINGS, INC.,

as Borrower

By:
Name:
Title:

THE OTHER GRANTORS

LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

EXHIBIT G-1

ANNEX II

Schedule I to the

Supplement to the

Equal Priority Intercreditor Agreement

Grantors

EXHIBIT G-1

EXHIBIT G-2

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF FIRST LIEN / SECOND LIEN INTERCREDITOR AGREEMENT

Attached.

EXHIBIT G-2

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

Among

GLOBE INTERMEDIATE CORP.,

as Holdings,

GOBP HOLDINGS, INC.,

as the Borrower,

and the other Grantors party hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Senior Priority Representative for the First Lien Credit Agreement Secured Parties,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Second Priority Representative for the Second Lien Credit Agreement Secured Parties,

and

each additional Representative from time to time party hereto dated as of October 22, 2018

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of October 22, 2018 (this “Agreement”), among GLOBE INTERMEDIATE CORP., a Delaware corporation (or any successor thereof), GOBP HOLDINGS, INC., a Delaware corporation, the other Grantors (as defined below) party hereto, MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”) as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Administrative Agent”), MSSF as Representative for the Second Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Second Lien Administrative Agent”), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Administrative Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Second Lien Administrative Agent (for itself and on behalf of the Second Lien Credit Agreement Secured Parties) and each additional Senior Priority Representative (for itself and on behalf of the Additional Senior Secured Parties under the applicable Additional Senior Priority Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Additional Second Priority Secured Parties under the applicable Additional Second Priority Debt Facility) agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Second Priority Debt” means any Indebtedness that is Incurred or guaranteed by the Borrower, Holdings and/or any other Guarantor (other than Indebtedness constituting Second Lien Credit Agreement Obligations), which Indebtedness and Guarantees are secured by Liens on the Second Priority Collateral (or a portion thereof) having, or intended to have, the same priority ranking (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) as the Liens securing the Second Lien Credit Agreement Obligations; provided, however, that (a) such Indebtedness is permitted to be Incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document and (b) the Representative for the holders of such Indebtedness shall have become party to (i) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (ii) the Second Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof (or any equivalent Section); provided, further, that, if such Indebtedness will be the initial Additional Second Priority Debt Incurred by the Borrower after the Closing Date, then the Guarantors, the Second Lien Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Second Priority Collateral Documents.

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“Additional Second Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, (a) all principal of, and premium and interest, fees and expenses (including, without limitation, any interest, fees and expenses which accrue after the commencement of any Bankruptcy Case or which would accrue but for the operation of Bankruptcy Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Second Priority Debt, (b) all other amounts payable to the related Additional Second Priority Secured Parties under the related Additional Second Priority Debt Documents, including, if applicable, any Hedging Obligations and/or Cash Management Obligations, and (c) any Refinancings of the foregoing.

“Additional Second Priority Secured Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness or any other Additional Second Priority Debt Obligation, including if applicable, any counterparty to any Hedging Agreements and/or in regard of any Cash Management Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Second Priority Debt Documents.

“Additional Senior Priority Debt” means any Indebtedness that is Incurred or guaranteed by the Borrower, Holdings and/or any other Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations), which Indebtedness and Guarantees are secured by Liens on the Senior Priority Collateral (or a portion thereof) having a priority ranking (but without regard to control of remedies) that is senior to the Liens on the Second Priority Collateral securing the Second Priority Debt Obligations; provided, however, that (a) such Indebtedness is permitted to be Incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document and (b) the Representative for the holders of such Indebtedness shall have become party to (i) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (ii) the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof (or any equivalent Section); provided, further, that, if such Indebtedness will be the initial Additional Senior Priority Debt incurred by the Borrower after the Closing Date, then the Guarantors, the First Lien Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Priority Debt Documents” means, with respect to any series, issue or class of Additional Senior Priority Debt, the promissory notes, credit agreements, loan agreements, indentures, or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Senior Priority Collateral Documents.

“Additional Senior Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Senior Priority Debt.

“Additional Senior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Senior Priority Debt, (a) all principal of, and premium and interest, fees and expenses (including, without limitation, any interest, fees and expenses which accrues after the commencement of any Bankruptcy Case or which would accrue but for the operation of Bankruptcy Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Priority Debt, (b) all other amounts payable to the related Additional Senior Secured Parties under the related Additional Senior Priority Debt Documents ,including, if applicable, any Hedging Obligations and/or Cash Management Obligations, and (c) any Refinancings of the foregoing.

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“Additional Senior Secured Parties” means, with respect to any series, issue or class of Additional Senior Priority Debt, the holders of such Indebtedness or any other Additional Senior Priority Debt Obligation, including, if applicable, any counterparty to any Hedging Agreements and/or in regard of any Cash Management Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Priority Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means the “Borrower” as defined in the First Lien Credit Agreement.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Closing Date” means October 22, 2018.

“Collateral” means the Senior Priority Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Priority Collateral Documents and the Second Priority Collateral Documents.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means all United States (a) copyrights, rights in works of authorship, mask works and integrated circuit designs and other rights subject to the copyright laws of the United States, or of any other country or any group of countries, including copyrights and other rights in Software, data, databases, Internet web sites and the proprietary content thereof, (b) registrations, renewals, rights of reversion, extensions, supplemental registrations, recordings and applications for registration of any of the foregoing in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, and (c) rights to obtain all renewals, reversions and extensions thereof.

“Debt Facility” means any Senior Priority Debt Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (a) the Second Lien Administrative Agent, so long as the Second Priority Debt Facility under the Second Lien Credit Agreement is the only Second Priority Debt Facility under this Agreement and (b) at any time when clause (a) does not apply, the “Applicable Authorized Representative” (as defined in any Second Lien Intercreditor Agreement that may be in effect at such time).

“Designated Senior Priority Representative” means (a) the First Lien Administrative Agent, so long as the Senior Priority Debt Facility under the First Lien Credit Agreement is the only Senior Priority Debt Facility under this Agreement and (b) at any time when clause (a) does not apply, the “Applicable Authorized Representative” (as defined in any First Lien Intercreditor Agreement that may be in effect at such time).

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Priority Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Credit Agreement Obligations” means, the Discharge of the First Lien Credit Agreement Obligations; provided that the Discharge of First Lien Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Credit Agreement Obligations with an Additional Senior Priority Debt Facility secured by Shared Collateral under one or more Additional Senior Priority Debt Documents that have been designated in writing by the “Administrative Agent” (under the First Lien Credit Agreement so Refinanced) to the Designated Senior Priority Representative as the “First Lien Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Priority Obligations” means the date on which the Discharge of First Lien Credit Agreement Obligations and the Discharge of each Additional Senior Priority Debt Facility has occurred.

“Disposition” means any conveyance, sale, lease, assignment, transfer, license or other disposition.

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“First Lien Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 12 of the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of October 22, 2018, among Holdings, the Borrower, the lenders from time to time party thereto, the letter of credit issuers from time to time party thereto, MSSF, as administrative agent and collateral agent, and the other parties thereto.

“First Lien Credit Agreement Credit Documents” means the First Lien Credit Agreement and the other “Credit Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“First Lien Intercreditor Agreement” means (a) an intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement (as defined in the First Lien Credit Agreement) or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Senior Priority Representative with respect to each Senior Priority Debt Facility in existence at the time such intercreditor agreement is entered into and the Borrower, and which provides that the Liens securing all Indebtedness covered thereby shall be of equal priority (but without regard to the control of remedies).

“Grantors” means Holdings, the Borrower and each Subsidiary that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Guarantors” as defined in the First Lien Credit Agreement.

“Holdings” means “Holdings” as defined in the First Lien Credit Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

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“Intellectual Property” means Copyrights, Patents and Trademarks.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Designated Senior Priority Representative or Designated Second Priority Representative, as the case may be, pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Priority Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“Lien” means any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a Non-Financing Lease Obligation be deemed to be a Lien.

“Major Second Priority Representative” means, with respect to any Shared Collateral, the Second Priority Representative of the series of Second Priority Debt Obligations that constitutes the largest outstanding principal amount of any then outstanding series of Second Priority Debt Obligations with respect to such Shared Collateral.

“MSSF” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Patents” means all United States (a) patents, statutory invention registrations, certificates of invention, industrial designs and utility models, and all pending applications of the foregoing, (b) provisionals, reissues, reexaminations, continuations, divisions, continuations-in-part, renewals or extensions thereof and (c) the inventions, discoveries and designs disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions, discoveries and designs disclosed or claimed therein.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority (as defined in the First Lien Credit Agreement as in effect on the date hereof).

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Priority Representative or any Senior Priority Secured Party from a Second Priority Secured Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

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“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to Incur other indebtedness or enter alternative financing arrangements, in exchange or replacement for, such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, loan agreement, note purchase agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Priority Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 12 of the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of October 22, 2018, among Holdings, the Borrower, the lenders from time to time party thereto, MSSF, as administrative agent and collateral agent, and the other parties thereto.

“Second Lien Credit Agreement Credit Documents” means the Second Lien Credit Agreement and the other “Credit Documents” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Second Lien Credit Agreement.

“Second Lien Intercreditor Agreement” means (a) an intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement (as defined in the Second Lien Credit Agreement) or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Second Priority Representative with respect to each Second Priority Debt Facility in existence at the time such intercreditor agreement is entered into and the Borrower, and which provides that the Liens securing all Indebtedness covered thereby shall be of equal priority (but without regard to the control of remedies).

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

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“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Lien Credit Agreement Credit Document or any other Second Priority Debt Document or any other assets of Holdings, the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the “Security Documents” as defined in the Second Lien Credit Agreement, the Second Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the security agreements and other instruments and documents executed and delivered by Holdings, the Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt Documents” means (a) the Second Lien Credit Agreement Credit Documents and (b) any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” means the Second Lien Credit Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Second Lien Credit Agreement Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date that is 180 days (through which 180 day period such Second Priority Representative was the Major Second Priority Representative) after the occurrence of both (a) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (b) the Designated Senior Priority Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (i) such Second Priority Representative is the Major Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (ii) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Designated Senior Priority Representative has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time any Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Secured Parties under the Second Priority Collateral Documents.

“Second Priority Representative” means (a) in the case of any Second Lien Credit Agreement Obligations or the Second Lien Credit Agreement Secured Parties, the Second Lien Administrative Agent and (b) in the case of any Additional Second Priority Debt Facility and the Additional Second Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility in the applicable Joinder Agreement.

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“Second Priority Secured Parties” means the Second Lien Credit Agreement Secured Parties and any Additional Second Priority Secured Parties.

“Secured Obligations” means the Senior Priority Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Priority Secured Parties and the Second Priority Secured Parties.

“Senior Lien” means the Liens on the Senior Priority Collateral in favor of the Senior Priority Secured Parties under the Senior Priority Collateral Documents.

“Senior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Priority Collateral” means any “Collateral” as defined in any First Lien Credit Agreement Credit Document or any other Senior Priority Debt Document or any other assets of Holdings, the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Priority Collateral Document as security for any Senior Priority Obligations.

“Senior Priority Collateral Documents” means the “Security Documents” as defined in the First Lien Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the security agreements and other instruments and documents executed and delivered by Holdings, the Borrower or any other Grantor for purposes of providing collateral security for any Senior Priority Obligation.

“Senior Priority Debt Documents” means (a) the First Lien Credit Agreement Credit Documents and (b) any Additional Senior Priority Debt Documents.

“Senior Priority Debt Facilities” means the First Lien Credit Agreement and any Additional Senior Priority Debt Facilities.

“Senior Priority Obligations” means the First Lien Credit Agreement Obligations and any Additional Senior Priority Debt Obligations (provided that the Senior Priority Obligations shall exclude any such obligations the Incurrence of which was not permitted under each Second Priority Debt Document extant at the time of the Incurrence thereof).

“Senior Priority Representative” means (a) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Administrative Agent and (b) in the case of any Additional Senior Priority Debt Facility and the Additional Senior Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Priority Debt Facility that is named as the Representative in respect of such Additional Senior Priority Debt Facility in the applicable Joinder Agreement.

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“Senior Priority Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Secured Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Priority Obligations under at least one Senior Priority Debt Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Priority Debt Facilities, are deemed pursuant to Article 2 to hold a security interest). If, at any time, any portion of the Senior Priority Collateral under one or more Senior Priority Debt Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Priority Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility that does not have a security interest in such Collateral at such time.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50.0% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, Joint Venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50.0% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Trademarks” means all United States (a) trademarks, service marks, domain names, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof, and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York or the Uniform Commercial Code of another jurisdiction, to the extent it may be required to apply to any item or items of collateral.

“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

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SECTION 1.02. Terms Generally. The rules of interpretation set forth in Sections 1.2, 1.5, 1.6, 1.7, 1.8 and 1.11 of the First Lien Credit Agreement are incorporated herein mutatis mutandis.

ARTICLE 2

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01. Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Secured Parties on the Shared Collateral or of any Liens granted to any Senior Priority Representative or any other Senior Priority Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any Applicable Law, any Second Priority Debt Document or any Senior Priority Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Priority Obligations now or hereafter held by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Secured Parties or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Priority Obligations. All Liens on the Shared Collateral securing any Senior Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Priority Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature Of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Priority Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Priority Debt Documents and the Senior Priority Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Priority Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Priority Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Priority Obligations or the Second Priority Debt Obligations, or any portion thereof. As between Holdings, the Borrower and the other Grantors and the Second Priority Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of Holdings, the Borrower and the other Grantors contained in any Second Priority Debt Document with respect to the Incurrence of additional Senior Priority Obligations.

SECTION 2.03. Prohibition On Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect

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to, any Senior Priority Obligations held (or purported to be held) by or on behalf of any Senior Priority Representative or any of the other Senior Priority Secured Parties or other agent or trustee therefor in any Senior Priority Collateral, and each Senior Priority Representative, for itself and on behalf of each Senior Priority Secured Party under its Senior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Secured Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Priority Representative to enforce this Agreement (including the priority of the Liens securing the Senior Priority Obligations as provided in Section 2.01) or any of the Senior Priority Debt Documents.

SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Priority Obligations has not occurred, (a) none of the Grantors shall grant any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Priority Obligations; and (b) if any Second Priority Representative or any Second Priority Secured Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the Liens securing all Senior Priority Obligations under the Senior Priority Collateral Documents, such Second Priority Representative or Second Priority Secured Party (i) shall notify the Designated Senior Priority Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Priority Representative as security for the Senior Priority Obligations, shall assign such Lien to the Designated Senior Priority Representative as security for all Senior Priority Obligations for the benefit of the Senior Priority Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Priority Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Priority Representative and the other Senior Priority Secured Parties as security for the Senior Priority Obligations.

SECTION 2.05. Perfection Of Liens. Except for the limited agreements of the Senior Priority Representatives pursuant to Section 5.05 hereof, none of the Senior Priority Representatives or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives, the Second Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Priority Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and deposit account balances pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Administrative Agent pursuant to Section 3.8 of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

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ARTICLE 3

ENFORCEMENT

SECTION 3.01. Exercise Of Remedies.

(a) So long as the Discharge of Senior Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or other action brought with respect to the Shared Collateral or any other Senior Priority Collateral by any Senior Priority Representative or any Senior Priority Secured Party in respect of the Senior Priority Obligations, the exercise of any right by any Senior Priority Representative or any Senior Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Priority Representative or any Senior Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Priority Debt Documents or otherwise in respect of the Senior Priority Collateral or the Senior Priority Obligations, or (z) object to the forbearance by the Senior Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Priority Obligations and (ii) except as otherwise provided herein, the Senior Priority Representatives and the Senior Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral or any other Senior Priority Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against Holdings, the Borrower or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Priority Obligations or the rights of the Senior Priority Representatives or the Senior Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03, (E) any Second Priority Representative and the Second Priority Secured Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Secured Parties, including any claims secured by the Second Priority Collateral, in each case in accordance with the terms of this Agreement and (F) from and after the Second Priority Enforcement Date, the Major Second Priority Representative (or such other Person, if any, as is so authorized under the Second Lien Intercreditor Agreement) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Priority Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral or (2) any Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding. In

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exercising rights and remedies with respect to the Senior Priority Collateral, the Senior Priority Representatives and the Senior Priority Secured Parties may enforce the provisions of the Senior Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Priority Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Priority Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by any Senior Priority Representative or any Senior Priority Secured Party with respect to the Shared Collateral under the Senior Priority Debt Documents, including any Disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Priority Representatives or the Senior Priority Secured Parties seek to enforce or collect the Senior Priority Obligations or the Liens granted on any of the Senior Priority Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party is adverse to the interests of the Second Priority Secured Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Priority Representatives or the Senior Priority Secured Parties with respect to the Senior Priority Collateral as set forth in this Agreement and the Senior Priority Debt Documents.

(e) Subject to the proviso in Section 3.01(a), until the Discharge of Senior Priority Obligations, the Designated Senior Priority Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Priority Obligations, the Designated Second Priority Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative or any Person Authorized by it shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the

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Second Priority Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Secured Parties to take such actions with respect to the Collateral after the Discharge of Senior Priority Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Secured Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Priority Obligations has occurred, it will not commence, or join with any Person (other than the Senior Priority Secured Parties and the Senior Priority Representatives upon the request of the Designated Senior Priority Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions Upon Breach. Should any Second Priority Representative or any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Priority Representative or other Senior Priority Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Facility, hereby (a) agrees that the Senior Priority Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that Holdings, the Borrower, any other Grantor or the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Priority Representative or any other Senior Priority Secured Party.

ARTICLE 4

PAYMENTS

SECTION 4.01. Application Of Proceeds. So long as the Discharge of Senior Priority Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Priority Representative to the Senior Priority Obligations in such order as specified in the relevant Senior Priority Debt Documents and, if applicable, the First Lien Intercreditor Agreement, until the Discharge of Senior Priority Obligations has occurred. Upon the Discharge of Senior Priority Obligations, each applicable Senior Priority Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents and, if applicable, the Second Lien Intercreditor Agreement.

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SECTION 4.02. Payments Over. So long as the Discharge of Senior Priority Obligations has not occurred, any Shared Collateral or proceeds thereof received by any Second Priority Representative or any Second Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Priority Representative for the benefit of the Senior Priority Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Priority Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5

OTHER AGREEMENTS

SECTION 5.01. Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that, if in connection with (i) a Disposition of any specified item of Shared Collateral (including all or substantially all of the Capital Stock of any Subsidiary of the Borrower) (other than in connection with the exercise of remedies with respect to the Shared Collateral which shall be governed by clause (ii)) permitted under the terms of the Second Priority Debt Documents or (ii) the exercise of any remedies with respect to the Shared Collateral by any Senior Priority Secured Parties made or exercised on a commercially reasonable basis, the Liens granted to the Second Priority Representatives and the Second Priority Secured Parties upon such Shared Collateral (but not on the Proceeds thereof) to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Priority Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Priority Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Secured Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by Holdings, the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at Holdings’, the Borrower’s or the other Grantor’s sole cost and expense and without any representation or warranty, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Secured Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Priority Representative and any officer or agent of the Designated Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Secured Party or in the Designated Senior Priority Representative’s own name, from time to time in the Designated Senior Priority Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

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(c) Unless and until the Discharge of Senior Priority Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Priority Debt Document of proceeds of Shared Collateral to the repayment of Senior Priority Obligations pursuant to the Senior Priority Debt Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Secured Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Priority Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Priority Representative and any Second Priority Representative or Second Priority Secured Party, such Grantor may, until the applicable Discharge of Senior Priority Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Priority Representative.

SECTION 5.02. Insurance And Condemnation Awards. Unless and until the Discharge of Senior Priority Obligations has occurred, the Designated Senior Priority Representative and the Senior Priority Secured Parties shall have the sole and exclusive right, subject in each case to the rights of the Grantors under the Senior Priority Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Priority Obligations has occurred, and subject to the rights of the Grantors under the Senior Priority Debt Documents, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Priority Obligations, to the Designated Senior Priority Representative for the benefit of Senior Priority Secured Parties pursuant to the terms of the Senior Priority Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Priority Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Senior Priority Obligations and no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Priority Representative in accordance with the terms of Section 4.02.

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SECTION 5.03. Certain Amendments.

(a) No Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Priority Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Priority Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Priority Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent, pursuant to or in connection with the First Lien Credit Agreement dated as of October 22, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Holdings, the Borrower, the lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent and collateral agent, and the other parties thereto, and (ii) the exercise of any right or remedy by the [Second Priority Representative] or any other secured party hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement, dated as of October 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among MORGAN STANLEY SENIOR FUNDING, INC., as First Lien Administrative Agent, MORGAN STANLEY SENIOR FUNDING, INC., as Second Lien Administrative Agent, Holdings, the Borrower and certain of its affiliated entities party thereto. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Priority Representative and/or the Senior Priority Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Priority Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document or changing in any manner the rights of the Senior Priority Representatives, the Senior Priority Secured Parties, Holdings, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Priority Collateral) in a manner that is applicable to all Senior Priority Debt Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Secured Party and without any action by any Second Priority Representative, Holdings, the Borrower or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall have the effect (i) of removing assets subject to the Lien of any Second Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01(a), (ii) imposing duties that are materially adverse on any Second Priority Representative without its consent or (iii) altering the terms of the Second Priority Collateral Documents to permit other Liens on the Collateral not permitted under the terms of the Second Priority Debt Documents as in effect on the date hereof or Article VI hereof and (y) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

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(c) The Senior Priority Debt Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Senior Priority Debt Documents may be Refinanced, in each case, without the consent of any Second Priority Representative or Second Priority Secured Party; provided, however, that, without the consent of the Second Lien Administrative Agent, acting with the consent of the Required Lenders (as such term is defined in the Second Lien Credit Agreement) and each other Second Priority Representative (acting with the consent of the requisite holders of each series of Additional Second Priority Debt), no such amendment, restatement, amendment and restatement, waiver, supplement or modification (including self-effecting or other modifications pursuant to Section 2.14 or Section 2.15 of the First Lien Credit Agreement) shall contravene any provision of this Agreement.

(d) The Second Priority Debt Documents may be amended, restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Second Priority Debt Documents may be Refinanced, in each case, without the consent of any Senior Priority Representative or Senior Priority Secured Party; provided, however, that, without the consent of the First Lien Administrative Agent, acting with the consent of the Required Lenders (as such term is defined in the First Lien Credit Agreement) and each other Senior Priority Representative (acting with the consent of the requisite holders of each series of Additional Senior Priority Debt), no such amendment, restatement, supplement or modification (including self-effecting or other modifications pursuant to Section 2.14 or 2.15 of the Second Lien Credit Agreement) shall contravene any provision of this Agreement.

SECTION 5.04. Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors against Holdings, the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and Applicable Law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Secured Party becomes a judgment Lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment Lien shall be subordinated to the Liens securing Senior Priority Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Priority Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Priority Representatives or the Senior Priority Secured Parties may have with respect to the Senior Priority Collateral.

SECTION 5.05. Gratuitous Bailee For Perfection.

(a) Each Senior Priority Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Priority Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Priority Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Priority Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

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(b) In the event that any Senior Priority Representative (or its agents or bailees) has Lien filings against Intellectual Property that are part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Priority Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Priority Obligations has occurred, the Senior Priority Representatives and the Senior Priority Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Priority Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Priority Representatives and the Senior Priority Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Priority Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Priority Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Secured Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives and releases the Senior Priority Representatives from all claims and liabilities arising pursuant to the Senior Priority Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of the Senior Priority Obligations, each applicable Senior Priority Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be an additional loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any Governmental Authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. Holdings, the Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby. The Senior Priority Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Secured Party in contravention of this Agreement.

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(g) None of the Senior Priority Representatives nor any of the other Senior Priority Secured Parties shall be required to marshal any present or future collateral security for any obligations of Holdings, the Borrower or any Subsidiary to any Senior Priority Representative or any Senior Priority Secured Party under the Senior Priority Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge Of Senior Priority Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Priority Obligations has occurred, Holdings, the Borrower or any Subsidiary Incurs any Senior Priority Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Priority Obligations), then such Discharge of Senior Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Priority Obligations) and the applicable agreement governing such Senior Priority Obligations shall automatically be treated as a Senior Priority Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Priority Obligations shall be the Senior Priority Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Priority Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments, supplements or modifications to this Agreement, as the Borrower or such new Senior Priority Representative shall reasonably request in writing in order to provide the new Senior Priority Representative the rights of a Senior Priority Representative contemplated hereby, (b) deliver to such Senior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any Governmental Authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Priority Representative is entitled to approve any awards granted in such proceeding.

ARTICLE 6

INSOLVENCY OR LIQUIDATION PROCEEDINGS

SECTION 6.01. Financing Issues. Until the Discharge of Senior Priority Obligations has occurred, if Holdings, the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that (A) if any Senior Priority Representative or any Senior Priority Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to Holdings’, the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code (the “Bankruptcy Code”) or any similar provision of any other Bankruptcy Law (“DIP Financing”), it will raise no

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objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Priority Obligations are subordinated to or have the same priority as the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Priority Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Priority Secured Parties and (z) “carve-out” for professional and United States Trustee fees agreed to by the Senior Priority Representatives, (B) it will raise no objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Priority Obligations made by any Senior Priority Representative or any other Senior Priority Secured Party, (C) it will raise no objection to (and will not otherwise contest) any lawful exercise by any Senior Priority Secured Party of the right to credit bid Senior Priority Obligations at any sale in foreclosure of Senior Priority Collateral (including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under any other applicable Bankruptcy Law) or to exercise any rights under Section 1111(b) of the Bankruptcy Code with respect to the Senior Priority Collateral, (D) it will raise no objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Priority Secured Party relating to the lawful enforcement of any Lien on Senior Priority Collateral and (E) it will raise no objection to (and will not otherwise contest or oppose) any Disposition (including pursuant to Section 363 of the Bankruptcy Code) of assets of any Grantor for which any Senior Priority Representative has consented that provides, to the extent such Disposition is to be free and clear of Liens, that the Liens securing the Senior Priority Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Priority Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that notice received three Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief From The Automatic Stay. Until the Discharge of Senior Priority Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Priority Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Priority Representative or any Senior Priority Secured Parties for adequate protection, (b) any objection by any Senior Priority Representative or any Senior Priority Secured Parties to any motion, relief, action or proceeding based on any Senior Priority Representative’s or Senior Priority Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Priority Representative or any other Senior Priority Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and

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on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which Lien or superpriority claim is subordinated to the Liens securing or providing adequate protection for all Senior Priority Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Priority Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Secured Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Secured Party under their Second Priority Debt Facilities, agree that each Senior Priority Representative shall also be granted a senior Lien on such additional collateral as security or adequate protection for the Senior Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing or providing adequate protection for the Senior Priority Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Priority Obligations under this Agreement.

SECTION 6.04. Preference Issues. If any Senior Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of Holdings, the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential in any respect or for any other reason (any such amount, a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Priority Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Priority Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement. Without limiting the generality of the foregoing, to the extent that Senior Priority Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Second Priority Representatives, for themselves and on behalf of the Second Priority Secured Parties under the Second Priority Debt Facilities, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Priority Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Secured Parties.

SECTION 6.05. Separate Grants Of Security And Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Priority Obligations and

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must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Priority Secured Parties and the Second Priority Secured Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Priority Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.

SECTION 6.06. No Waivers Of Rights Of Senior Priority Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Priority Representative or any other Senior Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Priority Representative; provided that if requested by any Senior Priority Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Priority Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Priority Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Priority Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

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SECTION 6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Priority Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Priority Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.11. Post-Petition Interest.

(a) None of the Second Priority Representatives or any other Second Priority Secured Party shall oppose or seek to challenge any claim by any Senior Priority Representative or any Senior Priority Secured Party for allowance in any Insolvency or Liquidation Proceedings of Senior Priority Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims and Liens held by the Second Priority Secured Parties on the Shared Collateral).

(b) None of the Senior Priority Representatives or any Senior Priority Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any other Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceedings of Second Priority Debt Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code or otherwise, to the extent of the value of the Lien of the Second Priority Representatives on behalf of the Second Priority Secured Parties on the Shared Collateral (after taking into account the Senior Priority Obligations and the Senior Priority Liens).

ARTICLE 7

RELIANCE; ETC

SECTION 7.01. Reliance. The consent by the Senior Priority Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Priority Secured Parties to Holdings, the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Secured Parties have, independently and without reliance on any Senior Priority Representative or other Senior Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties Or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Priority Representative nor any other Senior Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Priority Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Priority Debt Documents in accordance with Applicable Law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Priority Secured Parties may manage their loans

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and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Priority Representative nor any other Senior Priority Secured Party shall have any duty to any Second Priority Representative or Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with Holdings, the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Priority Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Priority Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Priority Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Priority Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of Holdings, the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) Holdings, the Borrower or any other Grantor in respect of the Senior Priority Obligations or (ii) any Second Priority Representative or Second Priority Secured Party in respect of this Agreement.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01. Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Priority Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Priority Representatives and the Senior Priority Secured Parties (as amongst themselves) with respect to any Senior Priority Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

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SECTION 8.02. Continuing Nature Of This Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Priority Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Priority Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of Holdings, the Borrower or any Subsidiary constituting Senior Priority Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of Holdings, the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Priority Secured Parties and the Second Priority Secured Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and, upon such execution and delivery, such Representative and the Secured Parties and Senior Priority Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition Of Holdings, The Borrower And The Subsidiaries. The Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Priority Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Priority Obligations or the Second Priority Debt Obligations. The Senior Priority Representatives, the Senior Priority Secured

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Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Priority Representative, any Senior Priority Secured Party, any Second Priority Representative or any Second Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Priority Obligations has occurred.

SECTION 8.06. Application Of Payments. Except as otherwise provided herein, all payments received by the Senior Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Priority Obligations as the Senior Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Priority Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. Holdings and the Borrower agree that, if any Subsidiary shall become a Grantor after the date hereof, they will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Priority Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings With Grantors. Upon any application or demand by Holdings, the Borrower or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), Holdings, the Borrower or such other Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

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SECTION 8.09. Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of the Senior Priority Debt Documents and the Second Priority Debt Documents, the Borrower, Holdings or any other Grantor may Incur one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Priority Debt. Any such additional class or series of Additional Second Priority Debt (the “Second Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b). Any such additional class or series of Senior Priority Debt Facilities (the “Senior Priority Class Debt”; and the Senior Priority Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior priority Lien on Shared Collateral, in each case under and pursuant to the Senior Priority Collateral Documents, if and subject to the condition that the Representative of any such Senior Priority Class Debt (each, a “Senior Priority Class Debt Representative”; and the Senior Priority Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Priority Class Debt (such Representative and holders in respect of any such Senior Priority Class Debt being referred to as the “Senior Priority Class Debt Parties”; and the Senior Priority Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b). In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered to the Designated Senior Priority Representative and the Designated Second Priority Representative a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Priority Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Priority Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Designated Senior Priority Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Authorized Officer of the Borrower; and

(iii) the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt shall provide, or shall be amended on terms and conditions reasonably approved by the Designated Senior Priority Representative and such Class Debt Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

(b) With respect to any Class Debt that is Incurred after the Closing Date, the Borrower and each of the other Grantors agrees to take such actions (if any) as may from time to time reasonably be requested by any Senior Priority Representative, any Second Priority Representative or any Major Second Priority Representative, and enter into such technical amendments, modifications and/or supplements to

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this Agreement or the then existing Guarantees and Collateral Documents (or execute and deliver such additional Collateral Documents) as may from time to time be reasonably requested by such Persons, to ensure that the Class Debt is secured by, and entitled to the benefits of, the relevant Collateral Documents relating to such Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Designated Senior Priority Representative and the Designated Second Priority Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Collateral Documents).

SECTION 8.10. Consent To Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in the County of New York, the courts of the United States of America for the Southern District of New York in the County of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)	if to Holdings, the Borrower or any Grantor, to the Borrower, at its address at:

Grocery Outlet Inc.

5650 Hollis St.

Emeryville, CA 94608

Attention: Charles Bracher

Tel: [                ]

Fax: [                ]

Electronic Mail: [                ]

(ii)	if to the First Lien Administrative Agent, to it at:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: AGENCY.BORROWERS@morganstanley.com

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(iii)	if to the Second Lien Administrative Agent, to it at:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: AGENCY.BORROWERS@morganstanley.com

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.11 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.11. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.12. Further Assurances. Each Senior Priority Representative, on behalf of itself and each Senior Priority Secured Party under the Senior Priority Debt Facility for which it is acting, and each Second Priority Representative, on behalf of itself, and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13. Governing Law; Waiver Of Jury Trial.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14. Binding On Successors And Assigns. This Agreement shall be binding upon the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives, the Second Priority Secured Parties, Holdings, the Borrower, the other Grantors party hereto and their respective successors and assigns.

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SECTION 8.15. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Administrative Agent represents and warrants that this Agreement is binding upon the First Lien Credit Agreement Secured Parties. The Second Lien Administrative Agent represents and warrants that this Agreement is binding upon the Second Lien Credit Agreement Secured Parties.

SECTION 8.18. No Third Party Beneficiaries; Successors And Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20. Administrative Agent And Representative. It is understood and agreed that (a) the First Lien Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Section 12 of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Administrative Agent hereunder, (b) the Second Lien Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Second Lien Credit Agreement and the provisions of Section 12 of the Second Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Second Lien Administrative Agent hereunder and (c) each other Representative party hereto is entering into this Agreement in its capacity as trustee or agent for the secured parties referenced in the applicable Additional Senior Priority Debt Document or Additional Second Priority Debt Document (as applicable) and the corresponding exculpatory and liability-limiting provisions of such agreement applicable to such Representative thereunder shall also apply to such Representative hereunder.

SECTION 8.21. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, any other Senior Priority Debt Document or any Second Priority Debt Documents, or permit Holdings, the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other Senior Priority Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Priority Obligations or the Liens granted under the Senior Priority Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Priority Secured Parties, (c) otherwise change the relative rights of the Senior Priority Secured Parties in respect of the Shared

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Collateral as among such Senior Priority Secured Parties or (d) obligate Holdings, the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other Senior Priority Debt Document or any Second Priority Debt Document.

SECTION 8.22. Survival Of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY SENIOR FUNDING, INC., as First Lien Administrative Agent

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Second Lien Administrative Agent

By:
Name:
Title:

Intercreditor Agreement

GLOBE INTERMEDIATE CORP.

By:
Name:
Title:

GOBP HOLDINGS, INC.

By:
Name:
Title:

AMELIA’S, LLC

By:
Name:
Title:

GOBP MIDCO, INC.

By:
Name:
Title:

GROCERY OUTLET INC.

By:
Name:
Title:

Intercreditor Agreement

ANNEX I

[FORM OF] SUPPLEMENT NO. [ ] dated as of [ ], 20[ ] to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of October 22, 2018 (the “First Lien/Second Lien Intercreditor Agreement”), among GLOBE INTERMEDIATE CORP., a Delaware corporation (or any successor thereof) (“Holdings”), GOBP HOLDINGS, INC., a Delaware corporation, (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), MORGAN STANLEY SENIOR FUNDING, INC. or any successor thereof, as Administrative Agent and Collateral Agent under the First Lien Credit Agreement, MORGAN STANLEY SENIOR FUNDING, INC. or any successor thereof, as Administrative Agent and Collateral Agent under the Second Lien Credit Agreement, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien/Second Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, certain Additional Senior Priority Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the First Lien/Second Lien Intercreditor Agreement. Section 8.07 of the First Lien/Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien/Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Second Priority Debt Documents and Additional Senior Priority Debt Documents.

Accordingly, the Designated Senior Priority Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the First Lien/Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Priority Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Priority Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

Intercreditor Agreement

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the First Lien/Second Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each of the Designated Senior Priority Representative and the Designated Second Priority Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Priority Representative and the Designated Second Priority Representative.

Intercreditor Agreement

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Priority Representative have duly executed this Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR],

By:
Name:
Title:

Acknowledged by:

[            ], as Designated Senior Priority Representative,

By:
Name:
Title:

[ ], as Designated Second Priority Representative,

By:
Name:
Title:

Intercreditor Agreement

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [    ], 20[ ] to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of October 22, 2018 (the “First Lien/Second Lien Intercreditor Agreement”), among GLOBE INTERMEDIATE CORP., a Delaware corporation (or any successor thereof) (“Holdings”), GOBP HOLDINGS, INC., a Delaware corporation, (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), MORGAN STANLEY SENIOR FUNDING, INC. or any successor thereof, as Administrative Agent and Collateral Agent under the First Lien Credit Agreement, MORGAN STANLEY SENIOR FUNDING, INC. or any successor thereof, as Administrative Agent and Collateral Agent under the Second Lien Credit Agreement, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower, Holdings or any other Grantor to incur Second Priority Class Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Priority Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Secured Parties. Each reference to a “Representative” or “Second Priority Representative” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Intercreditor Agreement

SECTION 2. The New Representative represents and warrants to the Designated Senior Priority Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Second Priority Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Priority Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Priority Representative.

Intercreditor Agreement

IN WITNESS WHEREOF, the New Representative and the Designated Senior Priority Representative have duly executed this Representative Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Priority Representative,

By:
Name:
Title:

Intercreditor Agreement

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Intercreditor Agreement

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [     ] dated as of [        ], 20[    ] to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of October 22, 2018 (the “First Lien/Second Lien Intercreditor Agreement”), among GLOBE INTERMEDIATE CORP., a Delaware corporation (or any successor thereof) (“Holdings”), GOBP HOLDINGS, INC., a Delaware corporation, (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), MORGAN STANLEY SENIOR FUNDING, INC. or any successor thereof, and Collateral Agent under the First Lien Credit Agreement, MORGAN STANLEY SENIOR FUNDING, INC. or any successor thereof, as Administrative Agent and Collateral Agent under the Second Lien Credit Agreement, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower, Holdings or any other Grantor to incur Senior Priority Class Debt after the date of the First Lien/Second Lien Intercreditor Agreement and to secure such Senior Priority Class Debt with the Senior Lien and to have such Senior Priority Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Priority Collateral Documents, the Senior Priority Class Debt Representative in respect of such Senior Priority Class Debt is required to become a Representative under, and such Senior Priority Class Debt and the Senior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Senior Priority Class Debt Representative may become a Representative under, and such Senior Priority Class Debt and such Senior Priority Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Senior Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Priority Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Priority Class Debt and Senior Priority Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Senior Priority Representative and to the Senior Priority Class Debt Parties that it represents as Senior Priority Secured Parties. Each reference to a “Representative” or “Senior Priority Representative” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Intercreditor Agreement

SECTION 2. The New Representative represents and warrants to the Designated Senior Priority Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Priority Debt Documents relating to such Senior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Priority Class Debt Parties in respect of such Senior Priority Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Senior Priority Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Priority Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Priority Representative.

Intercreditor Agreement

IN WITNESS WHEREOF, the New Representative and the Designated Senior Priority Representative have duly executed this Representative Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Priority Representative,

By:
Name:
Title:

Intercreditor Agreement

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Intercreditor Agreement

EXHIBIT H

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”), as the Administrative Agent and the Collateral Agent, receipt of a copy of which is hereby acknowledged by [the][each] Assignee.

The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and

[1]

For bracketed language here and elsewhere in this form relating to the Assignor[s], if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee[s], if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXHIBIT H

assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Credit Facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). [Such][Each such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]: [NAME OF ASSIGNOR[S]]

2.    Assignee[s]: [NAME OF ASSIGNEE[S]]

  [Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

Address for Notices:

[ADDRESS FOR NOTICES]

3.    Borrower: GOBP HOLDINGS, INC.

EXHIBIT H

4.    Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Credit Facility Assigned[7]	Total Loans of all Lenders under each Credit Facility[8]			Amount of Credit Facility Assigned			Percentage Assigned of Total Loans of all Lenders under each Credit Facility[9]		CUSIP Number
		Initial Term Loan Facility	$	[	]	$	[	]	[0.000000000	]%
		[Incremental Term Loan Facility	$	[	]	$	[	]	[0.000000000	]%]
		[Extended Term Loan Facility	$	[	]	$	[	]	[0.000000000	]%]

5.    [Trade Date:             , 20     ]10

6.    Effective Date of Assignment (the “Effective Date”):             , 20     .11 [subject to the payment of an assignment fee in an amount of $3,500 to the Administrative Agent]12.

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of Credit Facilities under the Credit Agreement that are being assigned under this Assignment.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date
[9]	To be set forth, to at least 9 decimals, as a percentage of the Total Loans of all Lenders under each assigned Credit Facility.
[10]	To be completed if the Assignor[s] and the Assignee[s] intend that the minimum assignment amount is to be determined as of the Trade Date.
[11]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.
[12]	To be deleted for assignment made by the Joint Bookrunners, the Lead Arrangers or any of their respective Affiliates in connection with the primary syndication of the Initial Term Loan Facility.

EXHIBIT H

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

EXHIBIT H

[Consented to and]13 Accepted:

[ ],
as Administrative Agent

By:
Name:
Title:

[Consented to:

GOBP HOLDINGS, INC.

By:
Name:
Title: ][14]

[1][3]	If required by Section 13.6(b)(i)(B) of Credit Agreement.
[14]	If required by Section 13.6(b)(i)(A) of Credit Agreement.

EXHIBIT H

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties and Agreements.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower or any of their Subsidiaries or (iv) the performance or observance by any of Holdings, the Borrower or any of their Subsidiaries of any of their respective obligations under any Credit Document.

1.2    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire [the][the relevant] Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it is not a Disqualified Lender and (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity

EXHIBIT H

to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (b) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender, including, if it is a Non-U.S. Lender, its obligations pursuant to Section 5.4 of the Credit Agreement.

2.    Payments: From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions.

3.1    In accordance with Section 13.6 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement with

EXHIBIT H

Loans as set forth herein and (b) [the][each] Assignor shall, to the extent of [the][the relevant] Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and if this Assignment and Acceptance covers all of [the][such] Assignor’s rights and obligations under the Credit Agreement, [the][such] Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4, 13.5, 13.12 and 13.15 thereof).

3.2    This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission (e.g., a “PDF or “TIF” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

EXHIBIT H

EXHIBIT I

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”), as the Administrative Agent and the Collateral Agent.

The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Credit Facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.    Assignor (the “Assignor”): [NAME OF ASSIGNOR]

2.    Assignee (the “Assignee”): [NAME OF ASSIGNEE]

EXHIBIT I

3.    Borrower: GOBP HOLDINGS, INC.

4.    Assigned Interest:

Credit Facility	Total Loans of all Lenders under each Credit Facility			Amount of Credit Facility Assigned[1]			Percentage Assigned of Total Loans of all Lenders under each Credit Facility[2]		CUSIP Number
Initial Term Loan Facility	$	[	]	$	[	]	[0.000000000	]%
[Incremental Term Loan Facility	$	[	]	$	[	]	[0.000000000	]%]
[Extended Term Loan Facility	$	[	]	$	[	]	[0.000000000	]%]

4.    [Trade Date:            , 20     ]3

5.    Effective Date of Assignment (the “Effective Date”):             , 20    ,4 [subject to the payment of an assignment fee in an amount of $3,500 to the Administrative Agent]5.

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	To be set forth, to at least 9 decimals, as a percentage of the Total Loans of all Lenders under each assigned Credit Facility.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[4]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.
[5]	To be deleted for assignment made by Joint Bookrunners, the Lead Arrangers or any of their respective Affiliates in connection with the primary syndication of the Initial Term Loan Facility.

EXHIBIT I

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

EXHIBIT I

[Consented to and]6 Accepted:

[ ],
as Administrative Agent

By:
Name:
Title:

[Consented to:

GOBP HOLDINGS, INC.

By:
Name:
Title:][7]

[6]	If required by Section 13.6(b)(i)(B) of Credit Agreement.
[7]	If required by Section 13.6(b)(i)(A) of Credit Agreement.

EXHIBIT I

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties and Agreements.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower or any of their Subsidiaries or (iv) the performance or observance by any of Holdings, the Borrower or any of their Subsidiaries of any of their respective obligations under any Credit Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement, (iv) it is a [Purchasing Borrower Party][Affiliated Lender], as such term is defined in the Credit Agreement, (v) after giving pro forma effect to the purchase, assumption and assignment of Term Loans pursuant to Section 13.6(g) of the Credit Agreement, the aggregate principal amount of all Term Loans of such Class outstanding held by Affiliated Lenders that are Non-Debt Fund Affiliates as of the Effective Date does not exceed 30% of all Term Loans of such Class then outstanding under the Credit Agreement, (vi) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vii) it is not a Disqualified Lender and (viii) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (b) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender, including, if it is a Non-U.S. Lender, its obligations pursuant to Section 5.4 of the Credit Agreement.

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2.    Payments: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the relevant Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.    General Provisions.

3.1    In accordance with Section 13.6 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance (subject to the limitations set forth in Section 13.6(g)(ii) and Section 13.6(h) of the Credit Agreement), have the rights and obligations of a Lender under the Credit Agreement with Loans as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and if this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4, 13.5, 13.12, 13.15 and 13.16 thereof).

3.2    This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission (e.g., a “PDF or “TIF” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

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EXHIBIT J

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agents and each of the Lenders party to the Credit Agreements referred to below:

I, the undersigned, the Chief Financial Officer of GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.    This certificate is furnished to the Administrative Agents and the Lenders pursuant to (i) Section 6.8 of the First Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders and Letter of Credit Issuers from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “First Lien Administrative Agent”), as the Administrative Agent, the Collateral Agent and the Swingline Lender, and (ii) Section 6.8 of the Second Lien Credit Agreement, dated as of [●], 2018 (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among the Borrower, Holdings, the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agents”), as the Administrative Agent and the Collateral Agent. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable.

2.    For purposes of this certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the First Lien Credit Agreement and the Second Lien Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

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(d)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the First Lien Credit Agreement and the Second Lien Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)	“Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the First Lien Credit Agreement and the Second Lien Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)	“Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the First Lien Credit Agreement and the execution and delivery of the Second Lien Credit Agreement, the making of the Loans under each such agreement and the use of proceeds of such Loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3.    For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements referred to in Section 6.9 of the First Lien Credit Agreement and Section 6.9 of the Second Lien Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the First Lien Credit Agreement and the Second Lien Credit Agreement.

(c)	As chief financial officer, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.    Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the First Lien Credit Agreement and the Second Lien Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

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[Signature page follows]

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IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date set forth above.

GOBP HOLDINGS, INC.

By:
Name:
Title:

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EXHIBIT K

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATES

FORM OF

TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”), as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

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[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT K

FORM OF

TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”), as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable or (ii) an Internal Revenue Service Form W-8IMY accompanied by Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

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[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT K

FORM OF

TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”), as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

EXHIBIT K

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT K

FORM OF

TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that Second Lien Credit Agreement, dated as of [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”), as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

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[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT K

EXHIBIT L

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF INTERCOMPANY SUBORDINATED NOTE

New York

[●], 2018

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below that is a Credit Party (or a Person required to become a Subsidiary Guarantor pursuant to Section 9.10 of each of the Credit Agreements (as defined below)) (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Capitalized terms used in this Intercompany Subordinated Note (this “Note”) but not otherwise defined herein shall have the meanings given to them, as applicable, in (i) that certain First Lien Credit Agreement, dated as of [●], 2018 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders and Letter of Credit Issuers from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent (in such capacity, the “First Lien Administrative Agent”), the Collateral Agent (in such capacity, the “First Lien Collateral Agent”) and the Swingline Lender, (ii) that certain Second Lien Credit Agreement, dated as of [●], 2018 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among the Borrower, Holdings, the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent (in such capacity, the “Second Lien Administrative Agent”) and the Collateral Agent (in such capacity, the “Second Lien Collateral Agent” and, collectively with the First Lien Collateral Agent, the “Collateral Agents”) and (iii) that certain First Lien/Second Lien Intercreditor Agreement, dated as of [●], 2018 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Intercreditor Agreement”) among the Borrower, Holdings, the other Grantors party thereto, the First Lien Collateral Agent and the Second Lien Collateral Agent, and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party thereto.

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This Note shall be pledged by each Payee that is a Credit Party (a “Credit Party Payee”) (i) to the First Lien Collateral Agent (or any agent or designee thereof), for the benefit of the First Lien Secured Parties (as defined in the Security Agreement (as defined in the First Lien Credit Agreement), the “First Lien Secured Parties”), pursuant to the Pledge Agreement (as defined in the First Lien Credit Agreement, the “First Lien Pledge Agreement”) as collateral security for such Payee’s Senior Priority Obligations (as defined in the Intercreditor Agreement) and (ii) to the Second Lien Collateral Agent (or any agent or designee thereof), for the benefit of the Second Lien Secured Parties (as defined in the Security Agreement (as defined in the Second Lien Credit Agreement), the “Second Lien Secured Parties” and, together with the First Lien Secured Parties, the “Secured Parties”), pursuant to the Pledge Agreement (as defined in the Second Lien Credit Agreement, the “Second Lien Pledge Agreement”) as collateral security for such Payee’s Second Priority Debt Obligations (as defined in the Intercreditor Agreement). Each Payee hereby acknowledges and agrees that (i) after the occurrence of and during the continuance of an Event of Default under and as defined in the First Lien Credit Agreement, the First Lien Collateral Agent may exercise all rights of the Credit Party Payees with respect to this Note and (ii) after the occurrence of and during the continuance of an Event of Default under and as defined in the Second Lien Credit Agreement, but subject to the terms of the Intercreditor Agreement, the Second Lien Collateral Agent may exercise all rights of the Credit Party Payees with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Credit Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Credit Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Credit Party to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Priority Obligations of such

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Payor until the Termination Date (as defined in the First Lien Pledge Agreement) and to all Second Priority Debt Obligations of such Payor until the Termination Date (as defined in the Second Lien Pledge Agreement) (the Senior Priority Obligations, the Second Priority Debt Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(i)    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreements), whether or not involving insolvency or bankruptcy, then, if an Event of Default (under and as defined in either of the Credit Agreements) has occurred and is continuing after prior written notice from the Collateral Agents to the Borrower, (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii)    If any Event of Default (under and as defined in either of the Credit Agreements) occurs and is continuing after prior written notice from either Collateral Agent to the Borrower, then (x) no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note and (y) upon the request of either of the Collateral Agents, no amounts evidenced by this Note owing by any Payor to any Payee that is a Credit Party shall be forgiven or otherwise reduced in any way, other than as a result of payment in full thereof made in cash;

(iii)    If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations), such payment or distribution shall be held in trust (segregated from other property of such Payee) for the benefit of the Collateral Agents, and shall be paid over or delivered in accordance with the Intercreditor Agreement; and

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(iv)    Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Collateral Agents shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints each Collateral Agent as its true and lawful attorney-in-fact and each Collateral Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in such Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the relevant Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Collateral Agents the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Collateral Agents all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Collateral Agents shall pay the excess amount to the party entitled thereto. In addition, each Payee hereby irrevocably appoints each Collateral Agent as its attorney in fact to exercise all of such Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payor.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Collateral Agents and the other Secured Parties. The Collateral Agents and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the respective Collateral Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Credit Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

EXHIBIT L

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any Payee to record such information shall not affect any Payor’s obligations in respect of intercompany Indebtedness extended by such Payee to such Payor.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall only evidence Indebtedness.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Credit Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any other Subsidiary.

From time to time after the date hereof, additional Subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall automatically be incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

EXHIBIT L

In the event either of the Collateral Agents enter into any Customary Intercreditor Agreement, the Collateral Agents shall be authorized (without the consent of any Lender) to enter into such amendments to this Note as may be necessary to reflect the provisions of such Customary Intercreditor Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agents or other Person, as applicable, pursuant to this Note and the exercise of any right or remedy by the Collateral Agents or other Person, as applicable, hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Note, the terms of the Intercreditor Agreement shall govern and control.

[Signature Page Follows]

EXHIBIT L

GOBP HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT L

EXHIBIT M

TO THE SECOND LIEN CREDIT AGREEMENT

FORM OF PERFECTION CERTIFICATE

Attached.

EXHIBIT M

PERFECTION CERTIFICATE

Reference is made to (a) the First Lien Credit Agreement, dated as of October 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among Globe Intermediate Corp., (“Holdings”), GOBP Holdings, Inc. (the “Borrower”), the lenders from time to time parties thereto (each a “First Lien Lender” and, collectively, the “First Lien Lenders”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent (in such capacity, the “First Lien Administrative Agent”), Collateral Agent (in such capacity, the “First Lien Collateral Agent”) and Swingline Lender, and the other parties thereto; (b) the First Lien Security Agreement, dated as of October 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Security Agreement”), by and among Holdings, the Borrower, the First Lien Collateral Agent and each of the subsidiaries of the Borrower from time to time party thereto; (c) the First Lien Pledge Agreement, dated as of October 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Pledge Agreement” and together with the Security Agreement, the “First Lien Collateral Documents”), by and among Holdings, the Borrower, the First Lien Collateral Agent and each of the subsidiaries of the Borrower from time to time party thereto; (d) the Second Lien Credit Agreement, dated as of October 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”), by and among Holdings, the Borrower, the lenders from time to time parties thereto (each a “Second Lien Lender” and, collectively, the “Second Lien Lenders”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent (in such capacity, the “Second Lien Administrative Agent”) and Collateral Agent (in such capacity, the “Second Lien Collateral Agent” and together with the First Lien Collateral Agent, the “Collateral Agents”), and the other agents party thereto; (e) the Second Lien Security Agreement, dated as of October 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Security Agreement” and together with the First Lien Security Agreement, the “Security Agreements”), by and among Holdings, the Borrower, the Second Lien Collateral Agent and each of the subsidiaries of the Borrower from time to time party thereto and (f) the Second Lien Pledge Agreement, dated as of October 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Pledge Agreement” and together with the Second Lien Security Agreement, the “Second Lien Collateral Documents” and together with the First Lien Collateral Documents, the “Collateral Documents”), by and among Holdings, the Borrower, the Second Lien Collateral Agent and each of the subsidiaries of the Borrower from time to time party thereto.

Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreements or the Security Agreements, as applicable.

The undersigned Authorized Officer of the Borrower hereby certifies to the Collateral Agents and each other Secured Party, solely in respect of Holdings, the Borrower and each of its Subsidiary Guarantors party to each Collateral Document (each party a “Grantor”), as follows:

1. Names.

(a) The exact legal name of each Grantor, as such name appears in its respective Organizational Documents, and the type of organization of each Grantor is as listed in Schedule 1(a) attached hereto.

(b) Set forth in Schedule 1(b) attached hereto is each other legal name each Grantor has had or used on any filings with the Internal Revenue Service at any time within the in the past five years, together with the date of the relevant change.

(c) Except as set forth in Schedule 1(c) attached hereto, no Grantor has become successor by merger, consolidation, or acquisition to any other business or organization in the preceding five years, in each case to the extent such merger, consolidation or acquisition exceeded $10,000.000. If any such merger, consolidation, or acquisition or any other change in the form, nature or jurisdiction of organization has occurred, include in Schedule 1(c) the information required by Sections 1(a) and 2(b) of this certificate as to each acquiree or constituent party to a merger or consolidation, as applicable.

(d) Set forth in Schedule 1(d) attached hereto is the Organizational Identification Number, if any, issued by the jurisdiction of organization of each Grantor that is a registered organization.

(e) Set forth in Schedule 1(e) attached hereto is the Federal Taxpayer Identification Number of each Grantor.

2. Current Locations.

(a) The chief executive office of each Grantor is located at the address set forth opposite its name in Schedule 2(a) attached hereto. None of the Borrower or any Grantor has changed its chief executive office within the past five (5) years, except that the Borrower, GOBP Midco, Inc. and Grocery Outlet Inc. each changed the address of its chief executive office from 2000 Fifth Street, Berkeley, California 94710 to the address listed in Schedule 2(a) within the past five (5) years.

(b) The jurisdiction of organization of each Grantor that is a registered organization is set forth opposite its name in Schedule 2(b) attached hereto.

3. Unusual Transactions. All Accounts have been originated by the Grantors and all assets with a value in excess of $10,000,000 have been acquired in the ordinary course of business from a person in the business of selling goods of that kind except to the extent listed on Schedule 3 hereto.

4. File Search Reports. File search reports have been obtained from (i) the Uniform Commercial Code filing office of the jurisdiction of organization of each Grantor and each entity merged into such Grantor as described on Schedule 1(c) hereto and (ii) each local jurisdiction listed in Schedule 2(a) hereof with respect to judgment liens and tax liens, and such search reports reflect no liens against any of the Collateral other than those permitted under each Credit Agreement or which shall be terminated on the Closing Date as set forth in Section 7 hereof.

5. UCC Filings; PPSA/RPMRR Filings. Financing statements (duly authorized by each Grantor constituting the debtor therein) in substantially the form of Schedule 5 hereto have been prepared by counsel to the Collateral Agent in the appropriate form for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is organized, in each case as set forth with respect to such Grantor in Section 2(b) hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, the filing office in which such filing is to be made.

7. Termination Statements. Attached hereto as Schedule 7(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 7(b) hereto with respect to each Lien described therein.

8. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 8 is a true and correct list of all the issued and outstanding Capital Stock owned by each Grantor that is required to be pledged under the Pledge Agreements and the record and beneficial owners of such Capital Stock, and the percentage ownership of each other equity investment held by each Grantor that represents more than 50% of the equity of the entity in which such investment was made.

9. Debt Instruments. Except with respect to intercompany indebtedness owed by Holdings, the Borrower or a Restricted Subsidiary, attached hereto as Schedule 9 is a true and correct list of all promissory notes, instruments, tangible chattel paper, electronic chattel paper and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) in a principal amount in excess of $10,000,000 (individually) held by each Grantor that are required to be pledged under any Collateral Document. All intercompany indebtedness owed by Holdings, the Borrower and each Restricted Subsidiary as of the Closing Date is evidenced by the Intercompany Note.

10. Advances. Attached hereto as Schedule 10 is a true and correct list of all advances in respect of Indebtedness made by any Grantor to Holdings, the Borrower or any of their respective Subsidiaries in excess of $10,000,000 in aggregate principal amount (other than those identified on Schedule 9), which advances will be on and after the date hereof evidenced by the Intercompany Note pledged to the Collateral Agent under the Security Agreements.

11. Intellectual Property.

(a) Attached hereto as Schedule 11(A) in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, is a true and correct list of all of each Grantor’s United States (i) federal issued Patents and pending Patent applications, (ii) Trademark registrations and pending Trademark applications and (iii) Copyright registrations (collectively, the “Registered Intellectual Property”), in each case owned in whole or in part by a Grantor as of the date hereof, indicating for each such item, as applicable, the title, application and/or registration number, and the identity of the current applicant or registered owner.

(b) Attached hereto as Schedule 11(B) is a true and correct list of all of each Grantor’s IP Agreements which accounted for aggregate revenue to the Borrower or any of its Subsidiaries of more than $10,000,000 during the Borrower’s most recent fiscal year (other than non-exclusive license agreements or licenses of commercially available off-the-shelf software) in which a Grantor is, as of the date hereof, the exclusive licensee of any United States Patent, Patent Application, Trademark registration, Trademark application, or Copyright registration (collectively, the “Exclusive IP Agreements”), indicating for each such Exclusive IP Agreement the parties and date, as well as the registration number, date of registration and identity of the registered owner of the Patent, Trademark or Copyright registration licensed thereunder.

12. Commercial Tort Claims.

Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims in excess of $10,000,000 held by each Grantor, including a brief description thereof.

13. Real Property.

Attached hereto as Schedule 13 is a list of all real property owned by each Grantor that (i) is located in the United States as of the Closing Date and (ii) has a Fair Market Value (on a per property basis) of at least $10,000,000.

14. Letter of Credit Rights.

Attached hereto as Schedule 14 is a list of all Letters of Credit (other than supporting obligations with respect to any of the Collateral) with a face value in excess of $10,000,000 issued in favor of the Borrower or any Grantor, as a beneficiary thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first above written.

GOBP HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Perfection Certificate]

Schedule 1(a)*

Legal Name of Each Grantor and Type of Organization

Grantor	Type of Organization
Globe Intermediate Corp.	Corporation
GOBP Holdings, Inc.	Corporation
GOBP Midco, Inc.	Corporation
Grocery Outlet Inc.	Corporation
Amelia’s, LLC	Limited liability company

*	All schedules are prepared after giving effect to the Transactions, unless otherwise noted.

Schedule 1(b)

Other Legal Names

Grantor	Other Legal Names
Globe Intermediate Corp.	Cannery Sales Intermediate Corp.
GOBP Holdings, Inc.	None
GOBP Midco, Inc.	None
Grocery Outlet Inc.	None
Amelia’s, LLC	None

Schedule 1(c)

Changes in Identity or Corporate Structure

Date	Change
10/7/2014	Globe Merger Corp. merged into GOBP Holdings, Inc.

Schedule 1(d)

Organizational Identification Number

Grantor	Organizational Identification Number
Globe Intermediate Corp.	5601808
GOBP Holdings, Inc.	4735740
GOBP Midco, Inc.	4741999
Grocery Outlet Inc.	C0418678
Amelia’s, LLC	5060815

Schedule 1(e)

Federal Taxpayer Identification Number

Grantor	Federal Taxpayer Identification Number
Globe Intermediate Corp.	32-0448965
GOBP Holdings, Inc.	27-1200482
GOBP Midco, Inc.	27-1200209
Grocery Outlet Inc.	94-1513561
Amelia’s, LLC	32-0358070

Schedule 2(a)

Chief Executive Office

Grantor	Mailing Address	County	State	Country
Globe Intermediate Corp.	5650 Hollis Street, Emeryville, CA 94608	Alameda	CA	USA
GOBP Holdings, Inc.	5650 Hollis Street, Emeryville, CA 94608	Alameda	CA	USA
GOBP Midco, Inc.	5650 Hollis Street, Emeryville, CA 94608	Alameda	CA	USA
Grocery Outlet Inc.	5650 Hollis Street, Emeryville, CA 94608	Alameda	CA	USA
Amelia’s, LLC	43 Graybill Road, Leola, PA 17540	Lancaster	PA	USA

Schedule 2(b)

Jurisdiction of Organization

Grantor	Jurisdiction of Organization
Globe Intermediate Corp.	Delaware
GOBP Holdings, Inc.	Delaware
GOBP Midco, Inc.	Delaware
Grocery Outlet Inc.	California
Amelia’s, LLC	Delaware

Schedule 3

Transactions Other Than in the Ordinary Course of Business

None.

Schedule 5

Financing Statements

Schedule 6

Uniform Commercial Code Filings

Debtor	Filing Jurisdiction
Globe Intermediate Corp.	Delaware
GOBP Holdings, Inc.	Delaware
GOBP Midco, Inc.	Delaware
Grocery Outlet Inc.	California
Amelia’s, LLC	Delaware

Schedule 7(a)

Termination Statements

[See attached]

Schedule 7(b)

Uniform Commercial Code Terminations

Debtor	Filing Jurisdiction
UCC Termination Statements	California Delaware

IP Releases	United States Patent and Trademark Office, United States Copyright Office

Schedule 8

Stock Ownership and Other Equity Interests

Pledgor/ Record & Beneficial Owner	Issuing Entity	Class of Issued Stock/Units	Certificate Nos. of Issued Shares/Units	Number of Shares/Units Issued & Percentage of Class
Globe Intermediate Corp.	GOBP Holdings, Inc.	(i) Common Stock (ii) Series A Preferred	N/A	N/A
GOBP Holdings, Inc.	GOBP Midco, Inc.	Common Stock	CS-1	1,000
GOBP Midco, Inc.	Grocery Outlet Inc.	Series A Voting Common Stock	No. 21	1,000
Grocery Outlet Inc.	Amelia’s, LLC	Membership Units	No. 2	100

Schedule 9

Debt Instruments

None.

Schedule 10

Advances

Intercompany Loan Agreement (On Loan Agreement), dated as of October 7, 2014, by and among GOBP Holdings, Inc. and Grocery Outlet Inc.

Schedule 11(A)

Registered Intellectual Property

A. COPYRIGHTS AND COPYRIGHT APPLICATIONS

Copyright (Work)	Reg. No.	Owner
Ben Saven (Frugal Friends)	VA0001816784	Grocery Outlet Inc.
Doug (Frugal Friends)	VA0001816783	Grocery Outlet Inc.
Lois Prices (Frugal Friends)	VA0001816782	Grocery Outlet Inc.
Tammy Underspend (Frugal Friends)	VA0001816786	Grocery Outlet Inc.
WOW! Bottlenecker.	VA0001795425	Grocery Outlet Inc.

B. PATENTS AND PATENT APPLICATIONS

None.

C. TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark[1]	App. No.	Trademark No.	Owner
AMELIA’S	85509370	4190703	Grocery Outlet Inc.
AMELIA’S GROCERY OUTLET	85509375	4205087	Grocery Outlet Inc.
BARGAIN MINUTE	85808393	4518765	Grocery Outlet Inc.
BARGAINOMICS	87213160	5313378	Grocery Outlet, Inc.
BARGAINS ON BRANDS YOU TRUST!	78424125	2964247	Grocery Outlet Inc.
BEN SAVEN	85597891	4249974	Grocery Outlet Inc.
BIG BRANDS. LITTLE PRICES.	85505693	4190431	Grocery Outlet Inc.
CANNED FOODS GROCERY OUTLETS	77699947	3701241	Grocery Outlet Inc.
DOUG	85597895	4249975	Grocery Outlet Inc.
ECO-FRUGAL	77867458	4112260	Grocery Outlet Inc.
FRUGAL FRIENDS	85597910	4245918	Grocery Outlet Inc.

[1]

Grantors have abandoned the following trademark registrations and make no representations, warranties, or covenants under the First Lien Security Agreement, First Lien Credit Agreement, Second Lien Security Agreement or the Second Lien Credit Agreement with respect to such trademark registrations: Registration No. 4190703 and Registration No. 4205087.

Trademark[1]	App. No.	Trademark No.	Owner
	86135411	4769584	Grocery Outlet Inc.
GROCERY OUTLET BARGAIN MARKET	86532165	4888093	Grocery Outlet Inc.
GROCERY OUTLET BARGAIN MARKET	77561753	3604714	Grocery Outlet Inc.
	86032740	4479224	Grocery Outlet Inc.
	87108931	N/A	Grocery Outlet Inc.
GROCERY OUTLET BARGAINS ONLY!	76314254	2715156	Grocery Outlet Inc.
	78143358	2775580	Grocery Outlet Inc.
HARVEST DAY	78832121	3782829	Grocery Outlet, Inc.
HARVEST DAY	87164529	5325344	Grocery Outlet, Inc.
INDEPENDENCE FROM HUNGER	85410590	4135086	Grocery Outlet Inc.
INDEPENDENCE FROM HUNGER	85410597	4135088	Grocery Outlet Inc.
LADY LEE	78831598	3779585	Grocery Outlet, Inc.
LOIS PRICES	85597916	4249976	Grocery Outlet Inc.
NOSH	85128472	4247576	Grocery Outlet Inc.
NOSH	86780435	5067165	Grocery Outlet Inc.
	86795040	5093914	Grocery Outlet Inc.
	86795037	5093913	Grocery Outlet Inc.
OVERSHOP. UNDERSPEND.	77856328	3802978	Grocery Outlet Inc.
TAMMY UNDERSPEND	85597923	4249977	Grocery Outlet Inc.
WOW!	86573220	5306956	Grocery Outlet Inc.
	86578051	5218984	Grocery Outlet Inc.
	87206798	5372725	Grocery Outlet Inc.

Schedule 11(B)

Exclusive IP Agreements

None.

Schedule 12

Commercial Tort Claims

None.

Schedule 13

Real Property

None.

Schedule 14

Letter of Credit Rights

None.

EXHIBIT N

TO THE CREDIT AGREEMENT

FORM OF NOTICE OF PREPAYMENT

[Date]

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

1585 Broadway

New York, NY 10036

Tel: (917) 260-0588

Fax: (212) 507-6680

Electronic Mail: AGENCY.BORROWERS@morganstanley.com

Re:	GOBP Holdings, Inc. – Second Lien Credit Agreement

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section 5.1 of the Second Lien Credit Agreement, dated as of [●], 2018 (as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”), as the Administrative Agent and the Collateral Agent.

The undersigned Borrower hereby notifies the Administrative Agent that such Borrower shall prepay Term Loans on             , 20    , in aggregate principal amount[s] of [$[        ] of Term Loans outstanding as ABR Loans] [$[        ] of Term Loans outstanding as Eurodollar Loans].

[Signature page follows]

EXHIBIT N

The undersigned Borrower has caused this Notice of Prepayment to be executed and delivered by its duly authorized officer as of the date first written above.

GOBP HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT N